SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

BRITESMILE, INC.
(Name of Registrant as Specified in Its Charter)

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☒	Fee computed on table below per Exchange Act Rule 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

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	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:
$20,000,000
	5)	Total fee paid:
$5,000

☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	4)	Date Filed:

BRITESMILE, INC.

460 North Wiget Lane

Walnut Creek, California 94598

January [    ], 2006

Dear BriteSmile Shareholder:

I am writing to you regarding the pending sale of our center business, consisting of operating dedicated centers offering teeth-whitening procedures and products known as BriteSmile Teeth Whitening Centers, which will also include our business of selling teeth whitening products, including our BriteSmile-to-Go-Pen, toothpaste, mouthwash and gum products, directly and though third party retail establishments. The sale of our center business will be conducted pursuant to a Limited Liability Company Membership Interest Purchase Agreement, the “Purchase Agreement,” between BriteSmile, Inc., as seller, and Dental Spas, LLC, or Dental Spas, as buyer, and a Contribution Agreement, the “Contribution Agreement,” between BriteSmile, Inc. and BriteSmile Spas, LLC, a newly formed, wholly owned subsidiary of BriteSmile, Inc. Dental Spas has agreed to purchase our center business for approximately $20 million, and has agreed to assume the contracts related to that business, as more fully described in the accompanying information statement.

After careful consideration, our board of directors has unanimously approved the Purchase Agreement and the Contribution Agreement and has determined that the sale of our center business is in our best interest and the best interests of our shareholders, as an opportunity to sell the center business at an attractive price.

Shareholders holding a majority of the votes entitled to be cast on the sale of the business have approved the sale of our center business pursuant to the Purchase Agreement and Contribution Agreement by written consent dated January 12, 2006. If not revoked, these written consents will become effective [            ], 2006. Accordingly, we are not required, and are not seeking, to hold a shareholder meeting or to obtain further shareholder approval of the sale.

We have previously told you about the pending sale of our associated center business, consisting of offering teeth-whitening products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers. When combined with the sale of our center business, these sales will complete our process of monetizing our operating businesses, and put us in a position to seek other ways to achieve value for our investors.

The attached information statement and the accompanying documents provide detailed information about the sale of our center business. Please read these documents carefully in their entirety. You may also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission.

Sincerely,

Dr. Julian Feneley
President

BRITESMILE, INC.

460 North Wiget Lane

Walnut Creek, California 94598

January [    ], 2006

INFORMATION STATEMENT

This information statement is being furnished to you in connection with the pending sale of our center business, consisting of operating dedicated centers offering teeth-whitening procedures and products known as BriteSmile Teeth Whitening Centers, which will also include our business of selling teeth whitening products, including our BriteSmile-to-Go-Pen, toothpaste, mouthwash and gum products, directly and through third party retail establishments. The sale of our center business will be conducted pursuant to a Limited Liability Company Membership Interest Purchase Agreement, the “Purchase Agreement,” between BriteSmile, Inc., as seller, and Dental Spas, LLC, or Dental Spas, as buyer, and a Contribution Agreement, the “Contribution Agreement,” between BriteSmile, Inc. and BriteSmile Spas, LLC, a newly formed, wholly owned subsidiary of BriteSmile, Inc. Dental Spas has agreed to purchase our center business for approximately $20 million, and has agreed to assume the contracts related to that business, as more fully described in this information statement.

After careful consideration, our board of directors has unanimously approved the Purchase Agreement and the Contribution Agreement, and has determined that the sale of our center business is in our best interest and the best interests of our shareholders, as an opportunity to sell the center business at an attractive price.

Shareholders holding a majority of the votes entitled to be cast on the sale of the business have approved the sale of our center business pursuant to the Purchase Agreement and Contribution Agreement by written consent dated January 12, 2006. If not revoked, these written consents will become effective [            ], 2006. Accordingly, we are not required, and are not seeking, to hold a shareholder meeting or to obtain further shareholder approval of the sale.

This information statement is first being sent to shareholders on or about January [    ], 2006. Under applicable law, shareholder approval of the transaction will become effective [            ], 2006, twenty days after the date this information statement is first sent to shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

WE ARE NOT ASKING YOU FOR YOUR SIGNATURE TO ANY WRITTEN CONSENT RESOLUTIONS

OF SHAREHOLDERS. YOU ARE REQUESTED NOT TO SEND US ANY DOCUMENT IN

RESPONSE TO THIS MAILING EXCEPT AS DESCRIBED HEREIN.

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this information statement and may not contain all of the information that you may consider important. To understand the proposed sale of our center business more fully and for a more complete description of the legal terms of the transaction, you should read carefully the entire information statement and the other documents to which we have referred you, including the Purchase Agreement and the Contribution Agreement, copies of which are attached to this information statement as Annex A and Annex B, respectively. For further discussion, you should read “Where You Can Find Additional Information” on page 36 of this information statement.

The Parties

BriteSmile, Inc.	We are a public company incorporated under the laws of Utah. Our operations include the development of technologically advanced teeth whitening processes that are distributed in professional salon settings and through independent dental offices. Our mailing address is 460 North Wiget Lane, Walnut Creek, California 94598, and our phone number is (925) 941-6260.

BriteSmile Spas, LLC	BriteSmile Spas, LLC is a newly formed Delaware limited liability company and wholly owned subsidiary of BriteSmile. Pursuant to the terms of the Contribution Agreement, immediately prior to the completion of the sale we will acquire all of the issued and outstanding membership interests of BriteSmile Spas in exchange for the contribution of our assets constituting the center business and subsequently transfer such membership interests to Dental Spas, LLC. BriteSmile Spas, LLC is sometimes referred to herein after as “Spas LLC.” BriteSmile Spas’ mailing address is 460 North Wiget Lane, Walnut Creek, California 94598, and its phone number is (925) 941-6260.

Dental Spas, LLC	Dental Spas, LLC, or Dental Spas, is an Iowa limited liability company. Pursuant to the Purchase Agreement, immediately after the closing of the Contribution Agreement, Dental Spas will buy from us all of the issued and outstanding membership interests of Spas LLC. Dental Spas’ mailing address is 108 East Monroe, Fairfield, Iowa 52556, and its phone number is (641) 209-6209.

Sale of the Center Business

Assets to be Sold:

Pursuant to the Purchase Agreement, Dental Spas will purchase from us all of the issued and outstanding membership interests of Spas LLC. Immediately prior to the closing of the Purchase Agreement and pursuant to the Contribution Agreement, we will contribute to Spas LLC certain specified assets (other than specified excluded assets) used in our center business, including:

•      all tangible assets located in our 17 dedicated centers in retail locations, which we refer to as “centers,” and all utility or sales tax deposits securing obligations arising from their operation;

•      20 new BS3000PB lighting devices located at the manufacturing facility of our supplier, subject to substitution in the event certain other devices become available prior to closing;

•      all customer displays and marketing collateral and materials uniquely developed and used in our center business and any copyrights thereto;

•      all of our inventory of Magic Mirror products, tooling and related materials used for the manufacture thereof, including, without limitation, blueprints, diagrams, schematics, make instructions, manufacturing specifications, fixtures, forms, prototypes and molds, and Magic Mirror trademarks;

•      all new and used center furnishings and equipment located in our corporate offices and warehouse;

•      all gel kit and camera inventory located at our corporate offices and warehouse;

•      certain inventories used in the manufacture, repair and servicing of both BS3000 and BS2000 lighting devices;

•      our “Bubble Pod” copyright;

•      our Webscheduler software and related rights (subject to license rights for the use of the product in the associated center business);

•      all rights related to our web page located at www.britesmile.com and related domain names.

•      Britesmile.com website images and content and online booking engine (subject to license rights for use in our associated center business) and related URLs and websites;

•      toll free numbers used in the center business;

•      all books and records, patient files and databases used in the center business;

•      copies of all financial accounting and reporting data relating to the center business; and

•      our rights in the various contracts specified in the Contribution Agreement, including all leases for our centers (including cash security deposits made by us in connection therewith), all management and other contracts with dentists relating to the operation of our centers and our retail channel supply agreements.

In addition to the abovementioned assets, Spas LLC will have rights as licensee under a license agreement with BriteSmile, BriteSmile Development, Inc. and BriteSmile International, Ltd., dated December 30, 2005, or the Spa License, pursuant to which Spas LLC will have a license to all patents and know how relating to or used in the operation of the center business and a trademark license to use the BriteSmile tradename and marks in the spa business and for licensed retail products for distribution in retail channels.

For further discussion, you should read “The Sale of the Center Business — Assets to be Sold” on page 24.

Excluded Assets

In addition, the Contribution Agreement specifies certain of our assets which will not be contributed to Spas LLC:

•      any BS3000PB lighting devices not located at the manufacturing facility of our supplier or the centers;

•      all customer displays and marketing collateral and materials developed for and used in our associated center business;

•      all tooling, molds and related materials for manufacture of BS3000 and BS3000PB lighting devices, cheek retractors and optic positioners and related inventory (other than as specifically identified), subject to the provisions of the Spa License;

•      any certificates of deposit, financial guarantees, restricted bank deposits, letters of credit or other instruments made or required to be made by us or any affiliate of ours to secure performance under the leases included in the assets to be sold;

•      all equipment, furniture, fixtures, and leasehold improvements located in our corporate offices and warehouse (other than as specifically identified);

•      all rights to utility deposits (other than as specifically identified);

•      all other retail product inventory not contained in our centers (other than as specifically identified); and

•      all of our intellectual property rights, books and records, and contract rights (except as specifically identified), subject to the provisions of the Spa License.

For further discussion, you should read “The Sale of the Center Business — Excluded Assets” on page 25.

Liabilities to be Assumed

In connection with our assignment of certain assets to Spas LLC, Spas LLC shall assume certain of our liabilities prior to the sale of our membership interest in Spas LLC to Dental Spas:

•      all obligations under any contracts assumed by Spas LLC;

•      all security deposit obligations under any leases for centers;

•      specified obligations to purchase inventory under certain purchase orders;

•      obligations to supply the BriteSmile center in Thailand certain inventory at cost for 18 (extendable to 30) months and to supply authorization codes for the BS3000PB lighting devices located at such spa for no charge;

•      obligations to provide services with respect to pre-paid treatments, Smile Forever and Smile Assurance programs and gift certificates purchased prior to the closing; and

•      all liabilities relating to severance obligations and paid vacation time accrued by employees transferring to Spas LLC.

For further discussion, you should read “The Sale of the Center Business — Liabilities to be Assumed” on page 25.

Purchase Price; Payment

Dental Spas has agreed to purchase the center business for the following consideration:

•      $20 million; less

•      the aggregate amount attributable to accrued but unused or unpaid “paid time off” of employees of the center business or any professional corporation operating a center; and

•      the amount to which we are entitled as consideration for our equity interest in a joint venture operating a BriteSmile center in Thailand, which is $291,000.

Under the Purchase Agreement, Dental Spas will pay the purchase price at closing by wire transfer of immediately available funds.

For further discussion, you should read “The Sale of the Center Business — Purchase Price; Payment” on page 23.

Use of Proceeds:	We intend to use the proceeds of sale of the center business to repay all indebtedness owed to unaffiliated parties in the amount of approximately $11.0 million plus accrued interest and to repay all obligations owed to affiliated parties in the amount of approximately $8.3 million as of September 24, 2005, to the extent such obligations remain outstanding as of the closing of the transaction. As we have previously disclosed, we expect the proceeds from the sale of our associated center business, consisting of offering teeth-whitening products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers, to be sufficient to pay all of such liabilities. We may also use the proceeds of the sale of our center business to commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Ancillary Agreements:

In connection with completing the sale of the center business, we and other parties have entered or will enter into additional agreements, including:

•      A license agreement, or the Spa License, dated December 30, 2005 among us, BriteSmile Development, Inc. and BriteSmile International, Ltd., as licensors, and Spas LLC, as the licensee, pursuant to which the licensors granted to Spas LLC a license to all patents and know-how relating to or used in the operation of our center business, and a trademark license to use the BriteSmile tradename and marks in the center business and for licensed retail products for distribution in retail channels. At the closing of the sale of our associated center business, the buyer thereof, Discus Dental, will acquire all of the rights of the licensors under the Spa License;

•      A Consent Agreement, dated January 13, 2005, executed by shareholders holding approximately 41% of the outstanding voting power of BriteSmile pursuant to which such shareholders have agreed, not to revoke their shareholder consents approving the sale of the center business or vote in favor of certain other transactions and not to engage in certain other actions adverse to the sale of the center business to Dental Spas.

Opinion of Our Financial Advisor:

In connection with the proposed sale of our center business, on January 24, 2006, our board of directors received an opinion from our financial advisor, Piper Jaffray & Co., to the effect that, as of the date of their opinion, the purchase price to be paid in connection with the sale of our center business pursuant to the Purchase Agreement with Dental Spas was fair, from a financial point of view, to us.

For further discussion, you should read “The Sale of the Center Business — Opinion of our Financial Advisor” on page 18.

Reasons for the Sale:

Our board of directors chose to approve the sale of our center business because it views the sale as beneficial to us and our shareholders for several reasons, including:

•      The financial performance, business operations, capital requirements and future prospects of the center business and our history of losses suggest that the sale is beneficial to us and our shareholders. We have incurred recurring and substantial losses since our inception. The board reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by Dental Spas if the center business was not sold. The board determined that the ability to obtain such value would depend on numerous factors, many of which were speculative, uncertain and out of our control, including the need for significant capital investments in the center business and the increasingly competitive marketplace for teeth whitening products and services. In light of these uncertainties, the board determined that the interests of our shareholders were better served by the sale of the center business to Dental Spas.

•      The sale of our center business will provide us with the capital necessary to repay indebtedness, to the extent any such obligations remain outstanding as of the closing of the transaction, or provide capital for other purposes.

•      We believe that the price and other terms of the sale of the center business represent the best attainable value for us and our shareholders.

For further discussion, you should read “The Sale of the Center Business — Reasons for the Sale” on page 16.

Conduct of Business Following the Sale:	Following completion of the sale of the center business (provided we have completed the sale of our associated center business to Discus Dental), we will cease to have an operating business. Following completion of both transactions, we intend to continue to prosecute any legal claims we currently have or may have against third parties, including but not limited to our pending patent infringement claims against The Procter & Gamble Company and claims against other infringers in the teeth whitening strip field where we retained exclusive rights under certain patents being sold to Discus Dental in connection with the sale of our associated center business. We may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Holders of a Majority of our Common Stock Have Approved the Sale of our Center Business:	On January 12, 2006, shareholders holding approximately 52% of the voting power of the outstanding shares entitled to vote on the matter delivered to us written consents approving the sale of our center business pursuant to the Purchase Agreement and the Contribution Agreement. If not revoked, these written consents will automatically become effective on or about [ ], 2006, and represent sufficient shareholder approval of the sale under the Utah Revised Business Corporation Act. The shareholders who signed the written consents on January 12, 2006 include 14 entities or individuals, each of whom is affiliated with either Anthony M. Pilaro, Bradford Peters, John Reed, or Dr. Julian Feneley, current directors of our company. Of these shareholders, shareholders holding approximately 41% of the outstanding shares entitled to vote on the matter have also executed a Consent Agreement pursuant to which they agree not to revoke their written consents or take certain other actions adverse to the sale of the center business to Dental Spas. Consequently, once the written consents become effective, no additional approval by our shareholders will be required, and we are not soliciting any such approval.

Dissenters’ Rights:

Shareholders who oppose the sale of our center business will have the right to receive payment of the fair value of their shares, plus accrued interest. Certain material requirements for a shareholder to properly exercise his or her dissenters’ rights are summarized below. However, these provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions which you should carefully review if you wish to assert dissenters’ rights. If you are a shareholder considering dissenting, you should consult with your own legal advisor.

To exercise dissenters’ rights, you must comply with the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act, including the following conditions:

•      you must have been a shareholder on January 12, 2006, the date that the sale of our center business was approved by a majority of our shareholders;

•      you must not have executed a written consent approving the sale of our center business;

•      you must execute and return the demand for payment form exactly as instructed on the dissenters’ notice, which accompanies this information statement; and

•      you must deposit your stock certificates as instructed by the dissenters’ notice.

If you wish to exercise your dissenters’ rights with respect to your shares,

we must receive your payment demand on or before [ ]. For further discussion, you should read “The Sale of the Center Business — Dissenters’ Rights” on page 36.

The Closing:

The closing of the sale of the center business will occur two business days after the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations to complete the sale of the center business in the Purchase Agreement, or such other date as we and Dental Spas may agree.

For further discussion, you should read “The Sale of the Center Business — The Closing of the Sale” on page 32.

Closing Conditions:

Dental Spas’ obligations to complete the sale of the center business are subject to the satisfaction or waiver of specified conditions, including the following:

•      our representations being true and correct in all material respects and our having complied in all material respects with our agreements and covenants as of the closing of the sale of the center business;

•      receipt of specified consents, authorizations or approvals;

•      the approval of the Purchase Agreement and the sale of the center business by our shareholders having become effective in accordance with applicable law;

•      no legal proceeding having been threatened or brought to prevent the sale of the center business;

•      no conflict between Dental Spas’ performance of the transactions contemplated in connection with the sale of the center business and any laws or court order;

•      the Spa License being in full force and effect and not breached by any party thereto;

•      delivery to Dental Spas of a certificate evidencing the good standing of Spas LLC;

•      delivery to Dental Spas of the formulas for those products used in the center business that Spas LLC is permitted to manufacture under the Spa License;

•      consummation of the Contribution Agreement and completion of the transfer of the specified assets to Spas LLC; and

•      dissenting shareholders, if any, are paid and accept the fair market value of their shares, or an adequate reserve is created for such liabilities.

Our obligations to complete the sale of our center business are subject to the satisfaction or waiver of specified conditions, including the following:

•      Dental Spas’ representations being true and correct in all material respects and Dental Spas having complied in all material respects with its agreements and covenants as of the closing of the sale of the center business;

•      receipt of specified consents, authorizations and approvals;

•      the approval of the Purchase Agreement and the sale of the center business by our shareholders having become effective in accordance with applicable law;

•      no legal proceeding having been threatened or brought to prevent the sale of the center business;

•      no conflict between our performance of the transactions contemplated in connection with the sale of the center business and any laws or court order;

•      we shall have been released from the certificates of deposits, financial guarantees, restricted bank deposits and other instruments we have made to secure our performance under leases for the centers; and

•      Dental Spas shall have delivered the purchase price for the membership interests in Spas LLC.

For further discussion, you should read “The Sale of the Center Business— Conditions to Completing the Sale” on page 30.

Termination:

The Purchase Agreement may be terminated by notice prior to or at the closing of the sale of the center business:

•      by mutual consent of the parties;

•      by Dental Spas if:

•      we breach or fail to perform in any material respect any representation, warranty, covenant or agreement in the Purchase Agreement, and fail to cure such breach or perform within a thirty day notice period;

•      any condition to Dental Spas’ obligation to close the sale of the center business becomes impossible to satisfy (other than through its failure to comply with its obligations under the Purchase Agreement) by April 30, 2006, unless the condition is waived by Dental Spas; or

•      the closing does not occur by April 30, 2006. This date will be extended by the number of days in excess of 10 days from the date that the preliminary version of this information statement is first filed with the Securities and Exchange Commission to the receipt of clearance to mail the definitive information statement to our shareholders. In any event, both Dental Spas and we will have the right to terminate the Purchase Agreement if the closing has not occurred by May 31, 2006. This right to terminate the Purchase Agreement will not be available if Dental Spas’ failure to fulfill an obligation causes the inability to close by such date;

•      by us if:

•      Dental Spas breaches or fails to perform in any material respect any representation, warranty, covenant or agreement in the Purchase Agreement, and fails to cure such breach or perform within a thirty day notice period;

•      any condition to our obligation to close the sale of the center business becomes impossible to satisfy (other than through our failure to comply with its obligations under the Purchase Agreement) by April 30, 2006, unless the condition is waived by us;

•      the closing does not occur by April 30, 2006. This date will be extended by the number of days in excess of 10 days from the date that the preliminary version of this information statement is first filed with the Securities and Exchange Commission to the receipt of clearance to mail the definitive information statement to our shareholders. In any event, both Dental Spas and we will have the right to terminate the Purchase Agreement if the closing has not occurred by May 31, 2006. This right to terminate the agreement will not be available if our failure to fulfill an obligation causes the inability to close by such date; or

•      prior to the effective date of the shareholder written consent resolutions approving the transaction, we receive a superior offer (as defined in the Purchase Agreement) for the purchase of the center business and give Dental Spas five days prior written notice of our intention to terminate the agreement, during which time Dental Spas may decide to increase its offer.

For further discussion, you should read “The Sale of the Center Business — Termination of the Purchase Agreement” on page 32.

Effect of Termination

If the Purchase Agreement is terminated by us due to the receipt of a superior offer, or by us or Dental Spas due to (1) the revocation or termination of the shareholder written consent resolutions approving the sale of the center business or (2) any act of BriteSmile intended to prevent the approval of the sale of the center business, then we must pay to Dental Spas a termination fee of $1.143 million.

For further discussion, you should read “The Sale of the Center Business — Effect of Termination” on page 33.

Interests of Certain Persons in the Sale:

All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock and, to that extent, their interests in the sale are the same as that of other holders of our common stock.

As of September 24, 2005, we had outstanding obligations to entities affiliated with Anthony M. Pilaro, our Chairman of the Board, aggregating approximately $8.3 million, plus accrued interest. If the sale of our center business is completed, a portion of the proceeds will be used to repay amounts owed to

Certain Federal Income Tax

certain of these entities to the extent such amounts have not been previously repaid in full from the proceeds of the sale of our associated center business or otherwise. Our obligations to these entities consist of the following:

•      approximately $2.8 million owed to Excimer Vision Leasing L.P., or EVL. We were a party to an equipment lease with EVL, pursuant to which we leased 3,000 BS3000 lighting devices. The lease agreement was amended in December 2003, August 2004 and July 2005 to defer specified rent payments, with interest payable on the deferred amount. The lease agreement, as amended, contained an acceleration provision requiring payment in full of amounts owed under the agreement upon a sale of substantially all of our assets. Mr. Pilaro serves as Chairman of the Board of EVL;

•      approximately $1.5 million owed to CAP America Trust, or CAT. In May 2003, we entered into a loan agreement with CAT providing for a line of credit of up to $2.5 million, of which $0.8 million was available for working capital expenditures and $1.7 million was available for specific revenue generating initiatives. This loan contains an acceleration provision requiring payment in full of amounts owed under the loan upon a sale of substantially all of our assets. Mr. Pilaro serves as Chairman of the Board of CAP Advisers Limited, which is a co-trustee of CAT; and

•      approximately $4.0 million owed to LCO Investments Limited, or LCO. In December 2004, we issued $12.0 million in notes and related warrants and rights to six investors, including LCO, which purchased $1.0 million of these notes, warrants and rights. These notes require repayment on a fundamental change in the nature of our business or a fundamental change in the nature of the business of our subsidiary, BriteSmile Development, Inc. (BriteSmile Development). LCO also purchased promissory notes of BriteSmile Development for $1.0 million dated May 9, 2003 and $1.0 million dated July 23, 2003. As of December 31, 2005, accrued interest under these notes totaled approximately $240,000. The terms of these notes provide that they shall be repaid by BriteSmile Development upon receipt of certain recoveries associated with BriteSmile Development’s intellectual property litigation against third parties, including litigation against Discus Dental and, accordingly will become payable upon the closing of the sale of our associated center business and the settlement of the litigation with Discus Dental. LCO also purchased $1.0 million of shares of preferred stock of BriteSmile Development. These shares represent the only issued and outstanding shares of preferred stock of BriteSmile Development. As of December 31, 2005, dividends accrued under these shares totaled approximately $24,000. At the closing, to the extent not completed at the closing of the sale of our associated center business, BriteSmile Development will redeem these shares for $1.0 million, as required by the terms of the rights and preferences pertaining to the preferred stock. LCO is a wholly-owned subsidiary of the ERSE Trust. CAP Advisers Limited is a co-trustee of the ERSE Trust. Mr. Pilaro serves as Chairman of the Board of CAP Advisers Limited.

We will recognize gains or losses for federal income tax purposes on the sale of

Consequences:

the assets in the sale of the center business. Our gains or losses will be determined based upon the amount by which the purchase price (increased by liabilities properly accrued as of the closing, to the extent assumed by Dental Spas) allocated to each asset exceeds our tax basis in each asset. To the extent that the purchase price (as increased) allocated to an asset exceeds its tax basis, we will recognize gain on the disposition of the asset, and to the extent an asset’s tax basis exceeds the purchase price allocated to the asset, we will recognize loss on the disposition of the asset. It is not currently possible to estimate the tax impact of the sale of the center business due to the uncertainty of 2006 operating results, uncertain application of the net operating losses on the transaction gain, as well as other factors. However, because we had over $100 million of federal net operating loss carryforwards as of the end of 2004, we anticipate that the income tax impact is unlikely to be material. The footnotes to the Unaudited Pro Forma Condensed Consolidated Financial Information starting on page 39 contain additional information regarding the anticipated tax impact of the sale of our center business. The sale of our center business may also result in state or local, income, franchise, sales, use or other tax liabilities in some or all of the states or local tax jurisdictions in which we file returns.

Holders of our common stock will not recognize any gain or loss due to the sale of our center business.

Accounting Treatment of the Sale:	The sale of our center business will be accounted for as a sale of assets transaction. At the closing of the sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain on our books. We estimate that the gain recognized in the transaction under generally accepted accounting principles, before income taxes, will be approximately $14.7 million.

Payments to Shareholders:	Our shareholders will not receive any payments, whether as a dividend or distribution in liquidation, as a result of the sale of our center business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the board of directors. As previously disclosed, we have signed an agreement with Discus Dental to sell our associated center business. Upon completion of both transactions, we will no longer have an operating business and we may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Regulatory Approvals:	No federal or state regulatory requirements must be complied with and no governmental approvals must be obtained in connection with the sale of our center business.

BRITESMILE, INC.

460 North Wiget Lane

Walnut Creek, California 94598

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ANNEX E:	SECTIONS 16-10A-1301 ET SEQ. OF THE UTAH REVISED BUSINESS CORPORATION ACT	E-1
ANNEX F:	DISSENTERS’ NOTICE AND DEMAND FOR PAYMENT FORM	F-1

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INTRODUCTION

This information statement is being mailed or otherwise furnished to shareholders of BriteSmile, Inc., a Utah corporation, in connection with the proposed sale of our center business to Dental Spas, LLC, or Dental Spas, pursuant to a Purchase Agreement and a Contribution Agreement as described in this information statement. Shareholders holding a majority of the votes entitled to be cast on the matter approved the sale of our center business pursuant to the Purchase Agreement and Contribution Agreement by written consent dated January 12, 2006. If not revoked, these written consents will automatically become effective on [            ], 2006. Accordingly, all necessary shareholder approvals with respect to the matters described in this information statement have been obtained and we are not required, and are not seeking, to hold a shareholder meeting or to obtain further shareholder approval of the sale. This information statement is furnished solely for the purpose of informing shareholders in the manner required by the Securities Exchange Act of 1934, as amended, of the sale of our center business before it takes effect.

Our board of directors believes that the sale of our center business is advisable and in our best interest and the best interests of our shareholders. The transaction has the unanimous support of our board of directors and the support of the holders of a majority of the outstanding shares of our common stock.

Our principal executive offices are located at 460 North Wiget Lane, Walnut Creek, California 94598, and our phone number is (925) 941-6260. This information statement was first sent to holders of our common stock on or about January [    ], 2006.

QUESTIONS AND ANSWERS ABOUT THE SALE OF THE CENTER BUSINESS

Q:	What transaction is being proposed?

A:	We are selling our center business to Dental Spas pursuant to a Purchase Agreement and a Contribution Agreement for consideration of approximately $20 million. Dental Spas, through the acquisition of all of the membership interests of Spas LLC will acquire substantially all of the assets related to the center business and will assume certain specified liabilities, subject to exceptions specified in the Contribution Agreement. See “The Sale of the Center Business — Purchase Price.”

Q:	Why has our board of directors approved the sale of the center business?

A:	After considering a number of factors, including our capital requirements, liquidity needs, the financial performance and future prospects of the center business, current economic and market conditions in the teeth whitening services and products industry, and the price and other terms of the proposed sale, after discussions with our financial advisor, Piper Jaffray & Co., our board of directors determined that the sale of the center business is advisable and in our best interest and the best interests of our shareholders. Our board of directors has unanimously approved the transaction. For further discussion, you should read “The Sale of the Center Business — Reasons for the Sale.”

Q:	What will we do with the proceeds received by us from the sale of the center business?

A:	As previously disclosed, we have entered into an agreement for the sale of our associated center business, consisting of offering teeth-whitening products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers. We intend to use the proceeds of sale of the center business to repay all indebtedness owed to unaffiliated parties in the amount of approximately $11.0 million plus accrued interest, to repay all obligations owed to affiliated parties in the amount of approximately $8.3 million plus accrued interest, in each case, to the extent any such obligations have not been repaid in full from the proceeds of our associated center business, and, to the extent of available cash, to pay expenses of the transaction estimated at approximately $1.25 million and for any remaining working capital needs. We may also use proceeds of the sale to repurchase shares of our stock.

Q:	When do we expect the sale of the center business to be completed?

A:	We are working toward completing the sale as quickly as possible. We expect the sale to occur following the satisfaction or waiver of all of the conditions to the sale, including the expiration of the 20 day waiting period after sending this information statement to our shareholders, the receipt of third party consents and the absence of any material adverse change in the dental business. If necessary or desirable, we may agree with Dental Spas to extend the closing to a later date. We currently expect to complete the sale by late-February 2006.

Q:	What opinion has our board of directors received from Piper Jaffray & Co., our financial advisor?

A:	In connection with the proposed sale of our center business, on January 24, 2006, our board of directors received an opinion from our financial advisor, Piper Jaffray & Co., to the effect that, as of the date of their opinion, the purchase price to be paid in connection with the sale of our center business pursuant to the Purchase Agreement with Dental Spas was fair, from a financial point of view, to us.

The full text of the Piper Jaffray written opinion, dated January 24, 2006, is attached to this information statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

Q:	What will our business be following the sale of our center business?

A:	Following completion of the sales of the center business and our associated center business, we will cease to have an operating business. After completion of the sales, we intend to continue to prosecute any legal claims we currently have or may have against third parties, including but not limited to our pending patent infringement claims against The Procter & Gamble Company and claims against other infringers in the teeth whitening strip field where we retained exclusive rights under certain patents being sold to Discus Dental, the purchaser of our associated center business. We may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Q:	Will the proposed sale of our center business ensure that our common stock is not delisted from the Nasdaq SmallCap Market?

A:	No. There are several requirements for the continued listing of our common stock on the Nasdaq SmallCap Market, including, but not limited to, maintaining a minimum bid price of $1.00 per share, maintaining total shareholders’ equity of $2.5 million and maintaining an operating business.

Following completion of the sales of our center business and our associated center business, we will cease to have an operating business. If we do not subsequently acquire a new operating business, representatives of The Nasdaq Stock Market informed us in oral discussions that our common stock will be subject to delisting from the Nasdaq SmallCap Market. Furthermore, even if we acquire an operating business following the sale of our center and associated center businesses, we will still have to continue to meet the other requirements for continued listing on the Nasdaq SmallCap Market.

In addition, as of the date of this information statement, we do not comply with the shareholders’ equity requirements of the Nasdaq SmallCap Market. We believe that immediately following the closing of the sale of our associated center business, we will be in compliance with the total shareholders’ equity requirement. However, we can make no assurances that this will occur, or that we will continue to be in compliance with this requirement for any sustained period of time after the sale. In addition, we make no assurances that the sale of either our associated center business or our center business will maintain a minimum bid price of $1.00 per share.

On November 4, 2005, we received a letter from The Nasdaq Stock Market informing us that if we were unable to comply with the $1.00 minimum bid requirement by May 3, 2006, our common stock would be subject to delisting from the Nasdaq SmallCap Market. In order to regain compliance with this requirement, we must demonstrate a closing bid price for our common stock of $1.00 per share or more for a minimum of 10 consecutive business days. We have not determined to take any particular course of action at this time with respect to this Nasdaq notice. However, as of the date of this information statement, shares of our common stock have traded above $1.00 per share each trading day since January 3, 2006, the date of the press release announcing the sale of our associated center business, and therefore we believe we have regained compliance with this requirement.

We also received notice from The Nasdaq Stock Market informing us that our common stock would be subject to delisting from the Nasdaq SmallCap Market unless we provided a specific plan to achieve and sustain compliance with all listing requirements. We have submitted to Nasdaq a plan to comply with the shareholders’ equity requirement, based upon the impact of the sale of our associated center business on shareholders’ equity. If Nasdaq does not accept our proposed plan, we anticipate that we will receive notice from Nasdaq that our common stock will be delisted from the Nasdaq SmallCap Market. At that point, we could appeal the decision to delist our common stock to a Nasdaq Listing Qualifications Panel. Such an appeal would stay the delisting of our common stock until such panel determined whether our common stock should be delisted. We can give no assurance that our common stock would not be delisted as a result or that we would be successful in appealing the decision to delist our common stock.

Q:	Will I receive any payment as a result of the sale of the center business?

A:	No, you will not receive any direct and immediate payment as a result of the sale.

Q:	Can I still sell my shares of common stock?

A:	Yes, the sale of our center business will not affect your right to sell or otherwise transfer your shares of common stock. However, as described above, your shares may no longer be listed on the Nasdaq SmallCap Market if we fail to comply with Nasdaq’s continued listing requirements, which could have an adverse impact on the market for your shares.

Q:	Will I owe any federal income tax as a result of the sale of the center business?

A:	No, you will not owe any federal income tax as a result of the sale.

Q:	What is the required shareholder vote to approve the proposed sale of our center business?

A:	We are incorporated under the laws of the State of Utah. Utah law requires that a sale of substantially all of the assets of a corporation be approved by holders of a majority of the shares entitled to vote on the matter. Together with the sale of our associated center business, the sale of our center business will constitute a sale of substantially all of our assets. In the event we do not consummate the sale of our associated center business, the sale of our center business by itself may or may not constitute a sale of substantially all of our assets. However, we determined that we will seek shareholder approval for the transaction in either case.

Under Utah law, each holder of common stock is entitled to one vote in person or by proxy for each share of common stock in his or her own name on the books of the corporation on any matter submitted to the vote of shareholders at any meeting of shareholders. However, Utah law also provides that any action that may be taken at any shareholders’ meeting may be taken by written consent of the requisite number of shareholders required to take such action. Approval of the sale of our center business required the written consent of the holders of a majority of our outstanding shares of common stock. Shareholders holding a majority of shares of our common stock authorized and approved the sale of our center business pursuant to the Purchase Agreement and the Contribution Agreement by signing consent resolutions dated as of January 12, 2006. If not revoked, these written consents will become effective on or about [            ], 2006, twenty days following the date that this information statement is first mailed to our shareholders. Once effective, no additional approval by our shareholders will be required, and we are not soliciting any such approval. Therefore, you are not required to sign a written consent or to vote, and your vote is not being sought.

Q:	What do I need to do now?

A:	We urge you to read this information statement carefully, including the annexes, and consider how the sale of our center business affects you as a shareholder. You may also want to review the documents referenced under “Where You Can Find Additional Information.” on page 36.

Q:	What is the anticipated accounting treatment of the transaction?

A:	The sale of our center business will be accounted for as a sale of assets transaction. At the closing of the sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain for financial accounting purposes.

Q:	Will I have dissenters’ rights?

A:	Yes. Under the Utah Revised Business Corporation Act, a sale of substantially all of the property of a corporation creates dissenters’ rights. Together with the sale of our associated center business, the sale of our center business will constitute a sale of substantially all of our assets. In the event we do not consummate the sale of our associated center business, the sale of our center business by itself may or may not constitute a sale of substantially all of our assets. However, we have determined that we will offer dissenters’ rights to shareholders as though the sale of our center business constitutes a sale of substantially all of our assets.

Shareholders who oppose the sale of our center business will have the right to receive payment of the fair value of their shares, plus accrued interest as set forth in Sections 16-10a-1301 et seq. of the Utah Revised Business Corporation Act. A copy of these sections is attached hereto as Annex E to this information statement.

Q:	How do I exercise my dissenters’ rights?

A:	To exercise dissenters’ rights, you must comply with the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act, including the conditions summarized below. These provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions which you should carefully review if you wish to assert dissenters’ rights. If you are a shareholder considering dissenting, you should consult with your own legal advisor.

•	You Must Be a Shareholder on the Date that the Sale of Our Center Business Is Approved. To be entitled to dissenters’ rights, you must be the record holder of the dissenting shares on January 12, 2006, the date the sale of our center business was approved by our shareholders. If you have a beneficial interest in shares of our common stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

•	You Must Not Have Executed a Written Consent Approving the Sale of Our Center Business. Execution of a written consent approving the sale of our center business is a waiver of dissenters’ rights.

•	You Must Execute and Return the Demand for Payment Form as Instructed on the Dissenters’ Notice. A dissenters’ notice accompanies this information statement. The dissenters’ notice states that the sale of our center business was authorized and gives the effective time or proposed effective time of the sale. In addition, the dissenters’ notice provides important instructions that you must follow in order to demand payment for your shares. Specifically, the dissenters’ notice includes the following:

•	the address to which you must send the payment demand;

•	a description of where and when the certificates evidencing your shares must be deposited, and the date by which we must receive your payment demand;

•	the form of payment demand, on which you must (1) provide the address to which we will send the payment and (2) certify that you acquired beneficial ownership of the shares before the date on which the terms of the sale of our center business were first publicly announced; and

•	a copy of the sections of the Utah Revised Business Corporation Act pertaining to dissenters’ rights.

If you wish to exercise your dissenters’ rights with respect to your shares, we must receive your payment demand on or before [            ].

•	You Must Deposit Your Stock Certificates as Instructed by the Dissenters’ Notice. After you receive the dissenters’ notice, you must deposit your stock certificates as instructed on the dissenters’

notice. If you do not demand payment or deposit your certificates as instructed by the dissenters’ notice, you will not be entitled to a dissenters’ right of payment for your shares.

Q:	Are any regulatory approvals required in connection with the transaction?

A:	No federal or state regulatory requirements must be complied with and no governmental approvals must be obtained in connection with the sale of our center business.

Q:	How can I learn more?

A:	This information statement contains important information regarding the sale of our center business and the Purchase Agreement and the Contribution Agreement, as well as information about us and the party acquiring our center assets. It also contains important information about what our board of directors considered in approving the transaction. In addition, to learn more information you should read the Purchase Agreement and the Contribution Agreement attached as Annex A and Annex B, respectively, to this information statement.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this information statement, or if you would like to ask any additional questions about the transaction, you should contact Mr. Kenneth Czaja, our Secretary and Chief Financial Officer, at (925) 941-6260.

SELECTED FINANCIAL DATA

The following tables contain selected consolidated financial data as of December 31 for each of the periods in the five-year period ended December 31, 2004. The selected consolidated financial data have been derived from our audited consolidated financial statements.

When you read this summary, it is important that you read along with it the financial statements and related notes in our annual and quarterly reports filed with the Securities and Exchange Commission, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Dec. 25, 2004	Dec. 27, 2003	Dec. 28 2002	Dec. 29, 2001	Dec. 30, 2000
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$18,880	$5,884	$3,527	$7,162	$5,701
Working capital/(deficit)	8,102	(6,701)	(3,584)	1,357	(4,808)
Current assets	23,337	11,753	8,582	14,771	13,257
Total assets	45,075	38,016	31,099	39,847	30,131
Long-term obligations, less current maturities	15,650	5,294	13,332	4,120	1,727
Shareholders equity	12,582	12,624	3,799	20,556	9,519

	2004	2003	2002	2001	9-month Transition Period Ended Dec 30, 2000
	(in thousands, except per share data)
Consolidated Statement of Operations data;
Center whitening fees, net	$17,107	$15,946	$12,738	$14,333	$9,315
Associated center whitening fees, net	21,081	21,030	22,460	24,048	5,766
Product sales	7,781	6,803	4,125	4,849	1,223

Total revenues, net	45,969	43,779	39,323	43,230	16,304

Operating and occupancy costs	17,361	17,092	14,671	16,744	9,462
Selling, general and administrative	29,218	31,589	34,480	43,492	30,556
Research and development	484	1,399	923	1,849	1,811
Depreciation and amortization	6,750	6,589	6,099	4,715	3,830
Restructuring expense	142	140	304	879	778
Impairment charges	—	383	—	1,217	1,254
Loss on sale/leaseback	—	—	—	—	7,138

Total operating costs and expenses	53,955	57,192	56,477	68,896	54,829

Loss from operations	(7,986)	(13,413)	(17,154)	(925,66)	(38,525)
Interest income (expense) and other income (expense), net	261	(1,145)	(1,537)	(776)	(5,961)

Loss before income tax provision	(7,725)	(14,558)	(18,691)	(26,442)	(44,486)
Income tax provision	95	24	80	57	26

Net Loss, before cumulative effect of change in accounting principal	$(7,820)	$(14,582)	$(18,771)	$(26,499)	$(44,512)
Cumulative effect of change in accounting principle	—	—	—	—	(272)

Net loss	$(7,820)	$(14,582)	$(18,771)	$(26,499)	$(44,784)
DEEMED DIVIDEND	—	—	307	—	—

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(7,820)	$(14,582)	$(19,078)	$(26,499)	$(44,784)

Basic and Diluted Net Loss per Share:
Before cumulative effect of change in accounting principle	$(0.76)	$(2.15)	$(3.14)	$(4.74)	$(10.90)
Cumulative effect of change in accounting Principle	—	—	—	—	$(0.07)

Basic and diluted net loss per share	$(0.76)	$(2.15)	$(3.14)	$(4.74)	$(10.97)

Weighted average shares outstanding-diluted	10,291,714	6,778,111	6,068,530	5,591,720	4,082,280

RISK FACTORS

You should carefully consider the following risk factors relating to the sale of our center business. You should also consider the other information in this information statement and the additional information in our other reports on file with the Securities and Exchange Commission and in the other documents incorporated by reference in this information statement. For further discussion, you should read “Where You Can Find Additional Information” on page 36.

We may not be able to obtain necessary third party consents to the transfer of certain assets required for closing of the sale of the center business.

In addition to the other conditions that must be satisfied prior to closing the sale of the center business, we are obligated to obtain certain third party consents to the transfer of certain contracts or assets as part of the sale of the center business. If we are unable to obtain these consents, the sale may not be consummated. The receipt of these consents depends upon parties other than us over which we have no control.

The Purchase Agreement will expose us to contingent liabilities.

Under the Purchase Agreement, we have agreed to indemnify Dental Spas for a number of matters including the breach of our representations, warranties and covenants contained in the Purchase Agreement and excluded liabilities. For further discussion, you should read “The Sale of the Center Business — Survival of Representations and Warranties and Indemnification” on page 32. For example, an indemnification claim by Dental Spas might result if our representations made in the Purchase Agreement are later proved to be incorrect. Indemnification claims by Dental Spas could have a material adverse effect on our future prospects and our ability to distribute cash to shareholders in the event of an offer to purchase shares from our shareholders or in the event of liquidation.

Our ability to utilize our net operating loss carry forward may be limited or eliminated in its entirety.

We will recognize gains or losses for federal income tax purposes on the sale of the assets in the sale of the center business. We have a substantial net operating loss carryforward that we plan to use to offset our federal tax liability to the extent allowable, other than alternative minimum tax, generated from the sale of our center business. If our net operating loss carryforward is found to be subject to annual limitations, then our federal tax liability and available cash proceeds after the sale may be materially different and our financial position could be adversely affected. As of December 2004, we had net operating loss carryforwards of more than $100 million that we anticipate may be used in the future to reduce our federal tax liability. We established a full valuation allowance against the net operating loss carryforward, along with all other deferred tax assets, to reflect the uncertainty of the recoverability of this asset. The utilization of this asset in the future is dependent upon our having positive earnings. Furthermore, the likelihood of an annual limitation on our ability to utilize our net operating loss carryforward to offset future U.S. federal taxable income is increased by (1) the issuance of certain convertible preferred stock, options, warrants, or other securities exercisable for common stock, (2) changes in our equity ownership occurring in the last three years and (3) potential future changes in our equity ownership. The amount of an annual limitation can vary significantly based on factors existing at the date of an ownership change. If such limitations were imposed, they could have a material adverse impact on our results of operations and cash flows. The footnotes to the Unaudited Pro Forma Condensed Consolidated Financial Information starting on page 39 contain additional information regarding the anticipated tax impact of the sale of our center business.

The public announcement of the sale of our center business might adversely affect our operating results and ability to retain key management, technical and consulting personnel.

On January 17, 2006, we issued a press release announcing the sale of our center business. The sale may cause our customers to terminate or modify their relationships with us, and may also adversely impact our ability to retain key management and personnel who are primarily involved in providing the services offered in our center business. Even if the sale of our center business is not consummated, these negative effects could continue indefinitely.

We have also entered into an agreement for the sale of our associated center business. If we complete the sale of both our center business and associated center business, we will no longer have an operating business and we may continue our corporate organization for the primary purpose of prosecuting pending litigation or liquidate.

We intend to repay our indebtedness, to the extent not repaid from the proceeds of the sale of our associated center business, and to pay various transaction-related costs along with other unassumed liabilities from the proceeds of the sale of our center business. Following the sales of our center business and associated center business our main assets will be cash, a net operating loss carryforward and various claims in ongoing and potential legal actions. In addition, if we no longer have an operating business, we may choose to take various actions to reduce or eliminate costs, including actions that would allow us to deregister our common stock with the SEC, such as an issuer self-tender offer or other purchases of our common stock or a cash merger. We may also decide to liquidate our assets. If we liquidate our assets, no assurance can be given that funds will be available to distribute to our shareholders at that time, whether from the proceeds of the sale of our center business, the sale of our associated center business or otherwise.

We face possible delisting from the Nasdaq SmallCap Market, which would result in a limited public market for our common stock, and may adversely affect the price and trading volume of our common stock.

There are several requirements for the continued listing of our common stock on the Nasdaq SmallCap Market, including, but not limited to, maintaining a minimum bid price of $1.00 per share, maintaining total shareholders’ equity of $2.5 million and maintaining an operating business.

Following completion of the sales of our associated center business and our center business, we will cease to have an operating business. If we do not subsequently acquire a new operating business, representatives of The Nasdaq Stock Market informed us in oral discussions that our common stock will be subject to delisting from the Nasdaq SmallCap Market. Furthermore, even if we acquire an operating business following the sale of our center and associated center businesses, we will still have to continue to meet the other requirements for continued listing on the Nasdaq SmallCap Market.

In addition, as of the date of this information statement, we do not comply with the shareholders’ equity requirements. We believe that immediately following the closing of the sale of our associated center business, we will be in compliance with the total shareholders’ equity requirement. However, we can make no assurances that this will occur, or that we will continue to be in compliance with this requirement for any sustained period of time after the sale. In addition, we make no assurances that the sale of our associated center business and our center business will maintain a minimum bid price of $1.00 per share.

On November 4, 2005, we received a letter from The Nasdaq Stock Market informing us that if we were unable to comply with the $1.00 minimum bid requirement by May 3, 2006, our common stock would be subject to delisting from the Nasdaq SmallCap Market. In order to regain compliance with this requirement, we must demonstrate a closing bid price for our common stock of $1.00 per share or more for a minimum of 10 consecutive business days. We have not determined to take any particular course of action at this time with respect to this Nasdaq notice. However, as of the date of this information statement, shares of our common stock have traded above $1.00 per share each trading day since January 3, 2006, the date of the press release announcing the sale of our associated center business, and therefore we believe we have regained compliance with this requirement.

We also received notice from The Nasdaq Stock Market informing us that our common stock would be subject to delisting from the Nasdaq SmallCap Market unless we provided a specific plan to achieve and sustain compliance with all listing requirements. We have submitted to Nasdaq a plan to comply with the shareholders’ equity requirement, based upon the impact of the sale of our associated center business on shareholders’ equity. If Nasdaq does not accept our proposed plan, we anticipate that we will receive notice from Nasdaq that our common stock will be delisted from the Nasdaq SmallCap Market. At that point, we could appeal the decision to delist our common stock to a Nasdaq Listing Qualifications Panel. Such an appeal would stay the delisting of our common stock until such panel determined whether our common stock should be delisted. We can give no assurance that our common stock would not be delisted as a result or that we would be successful in appealing the decision to delist our common stock.

If our common stock is delisted, trading our stock may become more difficult and our stock price could decrease even further. If our common stock is not listed on the Nasdaq SmallCap Market, many potential investors will not purchase it, which would further limit the trading market for our common stock.

FORWARD-LOOKING STATEMENTS

Any statements in this information statement and the documents incorporated by reference in and attached to this information statement about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this information statement. The following are key factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this information statement:

•	our ability to close the sale of our center business on the terms and conditions specified in the Purchase Agreement;

•	our capital requirements, liquidity needs and the effect of any contingent liabilities we may have as a result of the sale of our center business;

•	the effect of economic, credit, interest rate and capital market conditions in general and in the dental services industry, in particular;

•	the perceived need by consumers for cosmetic dental services and products such as teeth whitening services and products;

•	the pending sale of our associated center business;

•	government approvals, actions and initiatives that may impact our ability to identify and realize business opportunities following the sale of our associated center and center businesses;

•	product liability and intellectual property infringement claims; and

•	any claim for indemnification by Dental Spas under the Purchase Agreement or by Discus Dental under the asset purchase agreement for the sale of our associated center business.

These factors could cause actual outcomes to differ materially from those expressed in any forward-looking statements made in this information statement, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our prospects following the sale of our associated center business or the extent to which any factor, or combination of factors, may cause actual outcomes to differ materially from those contained in any forward-looking statements contained in this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the record date, January 4, 2006, regarding beneficial stock ownership of (1) all persons known by us to be beneficial owners of more than 5% of our outstanding common stock (our only class of stock); (2) each of our directors; (3) our Chief Executive Officer, former chief executive officer and our four other most highly paid executive officers as of the end of December 2004, our most recently completed fiscal year; and (4) all of our executive officers and directors as a group. Each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Name and Address	Number of Shares Beneficially Owned(1)		Percent of Outstanding Shares(2)
Executive Officers and Directors
Anthony M. Pilaro	5,085,089	(3)	45.67%
Gregg Coccari	250,000	(4)	2.32%
Julian Feneley	70,876	(5)	*
Paul Dawson	81,336	(6)	*
Robert Sieban	34,187	(7)	*
Stephen Miller	43,205	(8)	*
John Reed	487,379	(9)	4.54%
Bradford Peters	708,248	(10)	6.69%
Harry Thompson	32,160	(11)	*
Peter Schechter	23,625	(12)	*
L. Tim Pierce	21,835	(13)	*
All Officers and Directors as a Group (13 persons)	6,523,760		61.84%

5% Beneficial Owners
LCO Investment	5,085,089	(3)	45.67%
Bradford Peters (including Titab, LLC)	708,248	(10)	6.69%
MicroCapital LLC	1,496,512	(14)	14.19%

*	Constitutes less than 1%.
(1)	Includes options or warrants to purchase shares which are presently exercisable or exercisable within 60 days of December 29, 2005.
(2)	All percentages are calculated based upon 10,549,130 shares of our common stock, being the total number of shares outstanding as of December 29, 2005, plus the number of options or warrants presently exercisable or exercisable within 60 days of December 29, 2005 by the named security holder.
(3)	Includes 2,970,148 shares owned of record and beneficially by LCO Investments Limited (“LCO”), 318,170 shares held indirectly through CAP Properties Limited, a subsidiary of LCO and acting general partner of Excimer Vision Leasing LP, 249,818 shares held directly through P de P Tech Limited (“PdeP”), an affiliate of LCO, 4,500 shares held by AMP Trust, of which Mr. Pilaro is a beneficiary, 533,335 shares held by LCP II Trust, of which Linda L. Pilaro is a beneficiary, 166,668 shares held by ACP II Trust, of which one of Mr. Pilaro’s adult sons not living in Mr. Pilaro’s household is a beneficiary, 166,668 shares held by CAP II Trust, of which one of Mr. Pilaro’s adult sons not living in Mr. Pilaro’s household is a beneficiary, 32,136 shares owned beneficially by CAP Advisers Limited (“CAP”), acting as co-trustee of various trusts, 7,500 shares held of record by the CAP Charitable Foundation, 52,053 shares held of record and beneficially by CAP, 11,670 warrants to purchase shares at $30.00 per share held by LCO, 45,354 warrants to purchase shares at $7.61 held by LCO, 333,333 warrants to purchase shares at $6.00 per share held by LCO, 3,335 warrants to purchase shares at $30 per share held by PdeP, 131,462 shares issuable upon conversion of Senior Convertible Notes held by LCO, 43,821 shares issuable upon conversion of Senior Convertible Notes that may be acquired upon exercise of Additional Investment Rights held by LCO, and 15,118 warrants to purchase shares at $7.61 per share that may be acquired upon exercise of Additional Investment Rights held by LCO. LCO is a wholly-owned subsidiary of the ERSE Trust. CAP Advisers

Limited is a co-trustee of the ERSE Trust. Mr. Pilaro, one of our directors, is Chairman of CAP. Mr. Pilaro disclaims beneficial ownership of the shares held by LCO, CAP Properties Limited, P de P Tech Limited, AMP Trust, LCP II Trust, ACP II Trust, CAP II Trust, the CAP Charitable Foundation, and CAP Advisers Limited and the trusts indicated above of which CAP is co-trustee. Mr. Pilaro’s address c/o 36 Fitzwilliam Place, Dublin 2, Ireland. LCO’s address is 22 Smith Street, St. Peter Port, Guernsey GYI 2JQ, Channel Islands.
(4)	Includes 80,000 shares owned of record and options to purchase 170,000 shares at $6.30 per share.
(5)	Includes 3,585 shares owned of record, and options to purchase 3,500 shares at $12.75 per share, 3,000 shares at $6.53 per share, 10,791 shares at $4.35 per share and 50,000 shares at $4.15 per share.
(6)	Includes 33,334 shares owned beneficially and options to purchase 45,002 shares at $4.31 per share, and 3000 shares at $6.53 per share. Mr. Dawson’s address is 36 Fitzwilliam Place, Dublin 2, Ireland. Mr. Dawson resigned as CEO of BriteSmile, International effective June 11, 2005.
(7)	Includes options to purchase 18,750 shares at $6.72, 6,000 shares at $9.72 per share and 9,437 shares at $4.35 per share.
(8)	Includes 1,370 shares owned beneficially, options to purchase 31,668 shares at $16.50 per share, and options to purchase 9,167 shares at $4.31 per share, and 1,000 shares at $8.40 per share. Mr. Miller resigned as Executive Vice President of Development and Real Estate effective July 29, 2005.
(9)	Includes 292,378 shares owned of record and options to purchase 125,000 shares at $15.00 per share, 33,334 shares at $4.31 per share, 35,000 shares at $12.00 per share and 1,667 shares at $30.00 per share.
(10)	Includes 669,420 shares owned of record and beneficially (of which 244,442 are owned by TITAB, LLC), warrants to purchase 6,668 shares at $30.00 per share and options to purchase 3,655 shares at $15.00 per share, 3,335 shares at $56.25 per share, 3,335 shares at $1.98 per share, 3,335 shares at $30.00 per share and 3,500 shares at $10.86 per share and 15,000 shares at $5.41 per share. Mr. Peters’ and Titab, LLC’s address is 622 Third Avenue, 38th Floor, New York, New York 10017.
(11)	Includes options to purchase 3,335 shares at $56.25 per share, options to purchase 3,655 shares at $15.00 per share, options to purchase 3,335 shares at $30.00 per share, options to purchase 3,335 shares at $1.98 per share, options to purchase 3,500 shares at $10.86 per share, and options to purchase 15,000 shares at $5.41 per share.
(12)	Includes 5,120 shares owned beneficially in a Revocable Living Trust, options to purchase 3,335 shares at $67.50 per share, options to purchase 3,335 shares at $30.00 per share, options to purchase 3,335 shares at $1.98 per share, options to purchase 3,500 shares at $10.86 per share, and options to purchase 5,000 shares at $5.41 per share. Mr. Schechter’s address is c/o Chlopak, Leonard, Schechter and Associates, 1850 M Street, N.W., Suite 550, Washington, D.C. 20036.
(13)	Includes options to purchase 3,335 shares at $1.98 per share, options to purchase 3,500 shares at $10.86 per share, and options to purchase 15,000 shares at $5.41 per share. Mr. Pierce’s address is c/o SBI Services, Inc., 2625 E. Cottonwood Pkwy, Ste. 480, Salt Lake City, UT 84042.
(14)	Based on Schedule 13G and Form 3 filings with the SEC. Ian Ellis’ address is c/o MicroCapital LLC, 410 Jessie Street, Suite 1002, San Francisco, CA 94103

THE SALE OF THE CENTER BUSINESS

Parties to the Sale

BriteSmile, Inc. is a public company incorporated under the laws of Utah. Our operations include the development of technologically advanced teeth whitening processes that are distributed in professional salon settings and through independent dental offices. Our mailing address is 460 North Wiget Lane, Walnut Creek, California 94598, and our phone number is (925) 941-6260.

BriteSmile Spas, LLC is a newly formed Delaware limited liability company and wholly owned subsidiary of BriteSmile. Pursuant to the terms of the Contribution Agreement between us and BriteSmile Spas immediately prior to closing we will acquire all of the issued and outstanding membership interests of BriteSmile Spas in exchange for the contribution of the assets related to our center business and transfer such membership to the buyer of our center business. BriteSmile Spas, LLC is sometimes referred to herein after as “Spas LLC.” BriteSmile Spas’ mailing address is 460 North Wiget Lane, Walnut Creek, California 94598, and its phone number is (925) 941-6260.

Dental Spas, LLC, or Dental Spas, is an Iowa limited liability company. Pursuant to the Purchase Agreement, immediately after the closing of the Contribution Agreement, Dental Spas will buy from us all of the issued and outstanding membership interests of Spas LLC. Dental Spas’ mailing address is 108 East Monroe, Fairfield, Iowa 52556, and its phone number is (641) 209-6209.

Background of the Sale

During the spring and summer of 2005, our management began to consider the long-term prospects for continuing to operate our associated center business and our center business and possible strategic options under which we could optimize the value of these assets for the shareholders. On May 5, 2005, the executive committee of our board of directors authorized management to identify potential investment bankers with experience in our industry to evaluate strategic alternatives for our businesses.

On May 23, 2005, the executive committee of our board of directors approved the retention of Piper Jaffray & Co. to analyze our strategic alternatives for our businesses.

On June 29, 2005, representatives of Piper Jaffray met with certain members of our board of directors and discussed strategic alternatives for our businesses. Piper Jaffray indicated that it had, on a preliminary basis, identified 33 potential buyers for our associated center business, our center business or our entire company. Those members of our board of directors who heard the Piper Jaffray presentation determined that we should solicit buyers for a sale of our associated center business, our center business and our entire company on terms and at prices which would maximize shareholder value. Piper Jaffray was directed to identify potential acquirors for each of our businesses and our entire company.

Between May 2005 and July 2005, representatives of Piper Jaffray, in consultation with our senior management, identified 133 potential buyers (both financial and strategic) of our center business. Piper Jaffray determined that each of the potential buyers had the financial and strategic characteristics to realize the most value from our prominent position in the professional teeth whitening centers business. Dental Spas was not initially identified as a potential buyer, however, it became involved in the process after Dr. Philip Hirschhorn, the Chief Executive Officer of Dental Spas, contacted us regarding a sale of one of our 17 center locations. Senior management, with guidance from Piper Jaffray, prepared an informational memorandum describing our center business and the acquisition opportunity. Thereafter, Piper Jaffray began to solicit interest in our center business from potential buyers identified by Piper Jaffray and senior management. Out of the 133 potential buyers identified, 47 parties signed a confidentiality agreement and received the informational memorandum.

On August 26, 2005, at a meeting of the audit committee of our board of directors, the members of the committee reviewed the status of Piper Jaffray’s efforts to sell our businesses. A representative of Piper Jaffray discussed recent conversations between Piper Jaffray and various potential purchasers of the associated center business, the spa business and the entire company.

During August and early September of 2005, the Company received three preliminary non-binding indications of interest from financial parties, two of which made offers related solely to the center business and one an offer related to the entire company. Shortly thereafter, Dr Julian Feneley, our President, sometimes accompanied by Mr. Kenneth Czaja, our Chief Financial Officer, and Mr. Christopher Edwards, our Executive Vice President of Marketing, made detailed presentations about the center business, or a detailed presentation of both the center and associated center businesses, as appropriate, to these parties.

On September 15, 2005, at a meeting of the executive committee of our board of directors, the members of the committee reviewed the status of Piper Jaffray’s efforts to sell both our center and associated center businesses. Senior management discussed recent meetings with potential acquirors and the initial contacts with Dental Spas, which had expressed an interest in acquiring our center business.

On September 21, 2005, we received a preliminary non-binding indication of interest from Dental Spas for the acquisition of the center business for $11 to 12 million in total cash consideration plus a fee for each teeth whitening procedure performed by Dental Spas at the centers. On September 29, Dr. Feneley, Ken Czaja and Christopher Edwards, and representatives of Piper Jaffray met with Dr. Philip Hirschhorn, Chief Executive Officer, Grant Sadler, Director, and Marc Baron, Chief Operating Officer, of Dental Spas at Piper Jaffray’s offices in San Francisco. At this meeting, Messrs Feneley, Czaja and Edwards gave a detailed presentation regarding the center business.

On October 5, 2005, at a meeting of our board of directors, management reviewed the status of Piper Jaffray’s efforts to sell our businesses and the preliminary non-binding indications of interest from parties interested in the spa business and the entire company. Board members were informed that discussions with the financial buyers who had attended management presentations in August and September were not progressing.

On November 11, 2005, following recent discussions with Mr. Anthony Pilaro, our Chairman, we received a non-binding indication of interest from an additional strategic acquiror for the acquisition of our center business for $20.1 million. We received another non-binding indication of interest from the same potential acquiror on November 15, 2005 setting forth substantially the same terms as its letter of November 11.

Between November 11, 2005 and November 19, 2005, our management, Durham, Jones & Pinegar, our legal advisors, and Piper Jaffray engaged in conference calls and exchanged correspondence with Dental Spas’ management, Thomas H. Makeig, P.C., its legal advisor, and Blackwater Capital, its financial advisor, to discuss the principal financial terms of the Dental Spas’ offer, including the amount and form of consideration, and to confirm that Dental Spas had committed financing sufficient to complete the contemplated transaction.

On November 19, 2005, we and Dental Spas entered into a binding Letter of Intent that provided for exclusive negotiations regarding the sale of our center business for $20.0 million in cash and the assumption of approximately $1.5 million in center business-related debt, subject to customary and usual due diligence and other conditions. The letter confirmed that Blackwater Capital had committed to provide the required cash to complete the purchase plus additional working capital to be allocated for the post-close balance sheet, subject only to a condition that no change occurred that would be materially adverse to our center business or assets prior to closing.

After the close of business on November 21, 2005, we issued a press release announcing the signing of the binding Letter of Intent with Dental Spas for the sale of the spa business.

Between November 21, 2005 and January 13, 2006, our management, legal advisors and financial advisors held numerous meetings and conference calls with Dental Spas’ management, legal advisors and financial advisors to negotiate the terms of the definitive Purchase Agreement, Contribution Agreement and ancillary documents.

On December 1, 2005 and December 2, 2005, Dr. Feneley, Mr. Robert Sieban, EVP of the center business, Mr. Gary Davi, Vice President of Information Technology, Mr. Edwards, Mr. Philip Powell, Director of On-line Marketing, Mr. Mark Murano, VP of

Human Resources, Mr. Mark Fisher, Director of the Sales Center, Mr. Miles Nikaido, VP of Manufacturing and Distribution, Mrs. Jan Nibel, Controller, and Mr. Karl Schwab, Director of Financial Planning and Analysis, on behalf of BriteSmile, and representatives of Piper Jaffray met with Dr. Hirschhorn, Mrs. Elizabeth Hirschhorn, Chief Financial Officer, Messrs Sadler and Baron, Thomas H. Makeig, Dental Spas’ legal counsel, and a representative of Leshkowitz and Company, LLP, Dental Spas’ accountant, at our offices in Walnut Creek to review and discuss operational, financial, legal, accounting and marketing aspects of the center business.

On December 14, 2005, our board of directors held a telephonic meeting to discuss and approve the Purchase Agreement, Contribution Agreement and ancillary documents. At that meeting, Mr. Pilaro described the status of negotiations with Dental Spas and Jeffrey Jones of Durham Jones & Pinegar reviewed the terms and conditions of the then current drafts of the Purchase Agreement, Contribution Agreement and related agreements. After discussion among the members of the board, which discussion included our legal and financial advisors, our board of directors determined that management should continue to pursue the negotiation of a definitive Purchase Agreement and Contribution Agreement with Dental Spas. Following the meeting of the board of directors, Mr. Pilaro met with the Chief Executive Officer of Dental Spas, Dr. Hirschhorn, to negotiate certain financial terms of the transaction. As a result of those discussions, among other things, the parties agreed that Dental Spas would not assume any center business debt and we would be relieved of certain security obligations under leases for the centers and certain pre-paid obligations related to the center business.

On December 28, 2005, we retained the law firm of Skadden, Arps, Slate, Meagher & Flom LLP as our special legal counsel to negotiate the terms of the definitive Purchase Agreement, Contribution Agreement and ancillary documents.

Following further negotiation of the definitive Purchase Agreement and Contribution Agreement, and communication from senior management to all directors of the progress of such negotiations, by unanimous written consent of the board of directors dated as of January 4, 2006, the board (1) determined that the terms of the Purchase Agreement and Contribution Agreement and the transactions contemplated thereby were advisable and in our best interest and the best interests of our shareholders, (2) approved the Purchase Agreement and Contribution Agreement in substantially the form attached thereto, and (3) recommended that our shareholders approve the Purchase Agreement, Contribution Agreement and the transactions related thereto and contemplated thereby.

On January 12, 2006, shareholders holding a majority of the votes entitled to be cast on the matter executed a written consent approving the sale of the assets related to the center business and the related transactions as provided in the Purchase Agreement and the Contribution Agreement. These shareholders are all either members of our board of directors or affiliates of members of our board of directors, and were informed of the terms and conditions of the Purchase Agreement and the Contribution Agreement and the related agreements through their participation in discussions of our board of directors on these matters.

On January 13, 2006, the Purchase Agreement and the Contribution Agreement were executed.

Reasons for the Sale

Our board of directors chose to approve the Purchase Agreement, the Contribution Agreement and the sale of our center business because it views the sale as beneficial to us and our shareholders for the reasons listed below. In reaching its decision to approve the Purchase Agreement, the Contribution Agreement and the sale of our center business, our board of directors consulted with its advisors and considered the following material positive factors:

•	The financial performance, business operations, capital requirements and future prospects of BriteSmile and the center business and our history of losses suggest that a sale is beneficial to us and our shareholders. We have incurred recurring and substantial losses since our inception. The board reviewed the likelihood of realizing a long-term value equal to or greater than the value offered by Dental Spas if the center business was not sold. The board determined that the ability to obtain such value would depend on numerous factors, many of which were speculative, uncertain and out of the Sellers’ control, including the need for significant capital investments in the center business and the increasingly competitive marketplace for teeth whitening products and services. In light of these uncertainties, the board determined that the interests of our shareholders were better served by the sale of the center business to Dental Spas.

•	Our board of directors’ view that there had been a thorough review and solicitation of third party interest and that all potentially interested third parties had been given opportunities to submit proposals and engage in negotiations with us. The board concluded that the final agreement with Dental Spas was the best available opportunity for us, taking into account price, terms and likelihood of closure and determined that the interests of our shareholders were best served by the sale of our center business to the Spa Buyer.

•	The sale of our center business will provide us with the capital necessary to repay all of our indebtedness to the extent not previously repaid from the proceeds of the sale of our associated center business.

•	A review of alternatives to a sale of the center business, including alternative sources of financing and the costs, capital expenditure requirements and business prospects associated with each alternative. Upon review of such alternatives, the board of directors concluded that the sale of the center business to Dental Spas better serves the interests of our shareholders.

•	The process by which we evaluated the sale of our center business, which included discussions with several parties regarding the acquisition of the center business, and the view of our board of directors that it was unlikely that a superior offer for the center business would arise and be completed.

•	The sale of our associated center business, when completed, will result in a decline of approximately $18 million in gross revenue in fiscal 2006. However, the buyer of our associated center business will not assume a proportionate amount of operating costs. Accordingly, if we were to keep our center business, it would be forced to bear a disproportionate amount of the our operating expenses, dramatically accelerating operating losses. By selling our center business on favorable terms we are able to terminate substantially all of our operations and eliminate virtually all operating costs, which will preserve cash from the sale of the center business.

•	The terms of the Purchase Agreement and the Contribution Agreement are favorable to us, including the price and the proposed structure of the sale. The consideration for the sale of the membership interests of Spas LLC consists of cash which provides us with certainty of value. The Purchase Agreement permits us to participate in negotiations with any third party that submits a superior offer (as defined in the Purchase Agreement) or an offer that is reasonably expected to lead to a superior offer to acquire the center business if our board of directors determines that its fiduciary duties require it to respond to such an offer and if other specified conditions are met. The Purchase Agreement also permits our board of directors to terminate the Purchase Agreement, subject to payment of expenses and termination fees, so that we can accept a superior offer. You should read “The Sale of the Center Business — Third Party Proposals” on page 31 and “The Sale of the Center Business — Effect of Termination” on page 33 for more information on these rights and obligations.

•	After discussions with our financial advisor, Piper Jaffray & Co., our board of directors determined that the purchase price to be paid by Dental Spas in the sale represented a good value to us and our shareholders. Although our board of directors, after such discussions, believed at the time it approved the sale that the purchase price was fair, following its approval of the sale, it determined that it would seek a written opinion from Piper Jaffray as to the fairness, from a financial point of view, of the sale. On January 24, 2006, our board of directors received a written opinion from Piper Jaffray to the effect that, as of the date of their opinion, the purchase price to be paid in connection with the sale of our center business pursuant to the Purchase Agreement with Dental Spas was fair, from a financial point of view, to us, as described below under the caption “The Sale of the Associated Center Business — Opinions of Our Financial Advisor” on page 18.

Our board of directors also considered the following potentially negative factors in its deliberations concerning the sale of our center business:

•	After the sale of our associated center business and our center business, we will cease to have an operating business. Unless we acquire a new operating business, which at this time we do not intend to do, we will be unable to maintain the listing of our common stock on the Nasdaq SmallCap Market, which may have an adverse effect on the value of our common stock.

•	The transaction has been structured as a taxable sale of assets, although Dental Spas will also be assuming specified liabilities of BriteSmile. It is anticipated that we will have available sufficient net operating loss carryforwards to offset most of the gain we expect to recognize as a result of the sale. However, we expect to be subject to federal tax liability as a result of the alternative minimum tax and state tax liabilities. Due to a number of uncertainties, we cannot estimate the federal and state tax liabilities at this time. As of December 2004, we had more than $100 million in net operating loss carryforwards, a portion of which may be limited in application as a result of changes in the ownership of our equity securities.

•	We will incur significant costs and expenses in connection with completing the sale of the center business and there will also be substantial management time and effort devoted to closing the sale and there may be possible related disruptions to our business.

•	Our chairman, Mr. Pilaro, has certain interests in the transaction that are in addition to the interest of other shareholders, as described in “The Sale of the Center Business – Interests of Certain Persons in the Sale on page 35.

•	Under the terms of the Purchase Agreement, we are unable to solicit other acquisition proposals, and we are able to participate in negotiations with a third party that submits an acquisition proposal only under specified conditions. You should read “The Sale of the Center Business — Third Party Proposals” on page 31 for additional information regarding the ability of our board to consider competing proposals. Additionally, we would be required to pay to Dental Spas a termination fee of $1.143 million. Our obligation to pay the termination fee might discourage competing acquisition proposals. For further discussion, you should read “The Sale of the Associated Center Business — Effect of Termination” on page 33.

Our board of directors concluded, however, that the potential benefits of the sale of our center business outweighed these potentially negative factors. In view of the variety of factors and the amount of information considered, our board of directors did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to approve the Purchase Agreement, the Contribution Agreement and the sale of our center business was made after consideration of all of the factors taken as a whole. In addition, individual members of our board of directors may have given different weights to different factors.

Approval of Our Board of Directors

For the reasons discussed above under “The Sale of the Center Business — Reasons for the Sale” on page 16, our board of directors unanimously approved the sale of our center business on the terms and conditions specified in the Purchase Agreement and the Contribution Agreement and determined that the sale of the center business is advisable, and in our best interest and the best interests of our shareholders, and unanimously recommended that our shareholders approve the sale of our center business pursuant to the Purchase Agreement and the Contribution Agreement.

Opinion of Our Financial Advisor

Our board of directors retained Piper Jaffray & Co. to act as its financial advisor, and if requested, to render an opinion to it as to the fairness to us, from a financial point of view, of the consideration to be received by us in connection with the sale of our center business. On January 24, 2006, Piper Jaffray delivered its written fairness opinion to our board of directors, to the effect that, as of January 24, 2006, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the consideration to be received by us in connection with the sale of our center business pursuant to the Purchase Agreement with Dental Spas is fair, from a financial point of view, to us.

The full text of the Piper Jaffray written opinion dated January 24, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex C to this information statement and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion addresses only the fairness to us, from a financial point of view and as of the date of the opinion, of the consideration to be received by us in connection with the sale of our center business pursuant to the Purchase Agreement with Dental Spas. The Piper Jaffray opinion was directed to our board of directors and was not intended to be, and does not constitute, a recommendation to any BriteSmile stockholder as to how any stockholder should vote or act on any matter relating to the proposed transactions.

In arriving at its opinion, Piper Jaffray, among other things, reviewed:

•	the financial terms of the Purchase Agreement with Dental Spas;

•	certain publicly available financial, business and operating information relating to us;

•	certain internal financial projections for us, which were prepared for internal planning purposes and furnished to Piper Jaffray by our management;

•	certain of our publicly available market and securities data;

•	certain financial, market performance and other data of selected publicly held companies;

•	the financial terms, to the extent publicly available, of certain other transactions; and

•	other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for the purpose of rendering its opinion.

Piper Jaffray also conducted discussions with members of our senior management and our Board of Directors concerning the financial condition, historical and current operating results, business and prospects of us and our center business.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was delivered to our board of directors on January 24, 2006. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or our board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 13, 2006, and is not necessarily indicative of current market conditions.

Discounted Cash Flows Analysis

Piper Jaffray performed a discounted cash flows analysis in which it calculated the present value of the projected future cash flows of our center business using internal financial planning data prepared by our management. Piper Jaffray estimated a range of theoretical values for the center business based on the net present value of the business’ projected annual cash flows and a terminal value for the business at December 31, 2009. Piper Jaffray applied a range of discount rates of 18% to 22%, derived from the weighted average cost of capital analysis of the business and Piper Jaffray’s judgment concerning the rates of return investors would expect in similar investments, and a range of terminal value perpetual growth rates beyond 2008 of 3% to 7% derived from the historical growth rates of the business as well as information provided by our management. This analysis resulted in an implied enterprise value of our center business ranging from $4.7 million to $7.5 million. Piper Jaffray observed that the purchase consideration was above the range of values derived from this analysis.

Selected Public Company Analysis

Piper Jaffray reviewed selected financial data and ratios for our center business based on our projected results for the twelve-month period ending December 31, 2006 and compared them to corresponding data and ratios, based on consensus projected estimates of industry and company research analysts, for the twelve-month period ending December 31, 2006 for publicly traded companies that are engaged in the health and personal services industries and which Piper Jaffray believed were similar to our center business. Piper Jaffray selected these companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	Companies with health services Standard Industrial Classification codes that operate non-hospital, or alternate site, general and specialty surgery centers

•	Companies with personal services Standard Industrial Classification codes that operate spas or salons

Based on these criteria, Piper Jaffray identified and analyzed seven (7) comparable companies: LCA Vision Inc., TLC Vision Corporation, AmSurg Corp., NovaMed, Inc., Symbion, Inc., United Surgical Partners International, Inc., and Regis Corporation.

Piper Jaffray compared valuation multiples for our center business derived from the enterprise value offer price and projected forward earnings before interest, taxation, depreciation and amortization (EBITDA) for the twelve months ending December 31, 2006, on the one hand, to valuation multiples for the selected comparable companies derived from their market enterprise valuation and consensus research analyst projected estimates of EBITDA for the twelve months ending December 31, 2006 on the other hand.

The analysis produced valuation multiples as follows:

	Offer Price (1)	Low	Median	Mean	High

Enterprise Value as a multiple of 2006E EBITDA	30.4x	7.1x	11.7x	9.7x	14.0x

(1)	$20.0 million

The implication of this analysis is that the higher the ratio of enterprise value to EBITDA for a given company, the greater the implied value of the company. This analysis showed that, based on the data used in the analysis, when comparing the enterprise value to projected estimates of 2006 EBITDA, the proposed offer price implied a value for the Company’s center business that fell above the range of values of the comparable companies.

Selected Transaction Analysis

Piper Jaffray reviewed two groups of transactions involving target companies that it deemed comparable to our center business. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and press reports, databases and other sources and by applying the following criteria:

Selected Criteria

•	Transactions involving companies in the health services industry that operate non-hospital, or alternate site, treatment facilities

•	Transactions involving companies in the consumer products industry that develop, market and sell personal care products

•	Transactions that were announced and completed since January 1, 2000

•	Transaction enterprise value levels between $25 million to $1 billion

Based on these criteria, the following health services transactions were deemed similar to the proposed transaction: Gentiva Health Services, Inc.’s acquisition of the Healthfield Group, Matria Healthcare, Inc.’s acquisition of CorSolutions, Concetra, Inc.’s acquisition of Occupational Health & Rehabilitation, United Surgical Partners, Inc.’s acquisition of Same Day Surgery LLC, Renal Care Group, Inc.’s acquisition of National Nephrology Associates, Inc., I-trax, Inc.’s acquisition of CHD Meridian Healthcare LLC, Select Medical Corporation’s acquisition of Kessler Rehabilitation Corporation, Symbion, Inc.’s acquisition of Physician Surgical Care, J.W. Childs Associates, L.P.’s acquisition of Insight Health Services Corp., Fresenius Medical Care AG’s acquisition of Everest Healthcare Services Corporation, Benchmark Medical, Inc.’s acquisition of Northstar Health Services, Inc., Fresenius Medical Care AG’s acquisition of Total Renal Care Holdings, Inc.

Based on these criteria, the following consumer products transactions were deemed similar to the proposed transaction: Church and Dwight Co, Inc.’s acquisition of SpinBrush, Golden Gate Capital and Moulin International Holdings Limited’s acquisition of Eye Care Centers of America, Inc., Golden Gate Capital and North Castle Capital Partners, LLC’s acquisition of Leiner Health Products, GTCR Golder Rauner, LLC’s acquisition of MedTech Inc., AEA Investors, LLC’s acquisition of Burt’s Bees Inc., Rayovac Corp.’s acquisition of Remington Products Company, LLC, Energizer Holdings acquisition of Shick-Wilkinson Sword, Church and Dwight Co, Inc.’s acquisition of Carter-Wallace’s consumer product division.

Piper Jaffray calculated the enterprise value to EBITDA for the last twelve months preceding each transaction. The analysis of the two groups of transactions on a combined basis indicated the following multiples:

	Offer Price (1)	Low	Median	Mean	High
Enterprise Value as a multiple of LTM EBITDA (2)	NA	3.1x	7.6x	7.8x	11.7x

(1)	$20.0 million
(2)	Multiple not calculated due to LTM EBITDA figure less than zero

These analyses showed that, based on the data used in the analysis, the enterprise value of our center business implied by the Offer Price was not available to compare to the range of similar multiples for the comparable transactions as our center business EBITDA for the last twelve months ending December 31, 2005 is a figure less than zero.

Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to us or the proposed sale of our center business.

The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to our board of directors that the consideration to be received by us in connection with the sale of our center business, as set forth in the Purchase Agreement with Dental Spas, was fair, from a financial point of view, to us as of the date of the opinion. These analyses do not purport to be appraisals or to reflect the prices at which we might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Piper Jaffray are based upon forecasts by our management of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by these analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion and is qualified by reference to the written opinion of Piper Jaffray set forth in Annex C.

Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to it by us or otherwise made available to it, and did not assume the responsibility to independently verify this information. We have advised Piper Jaffray that we do not publicly disclose internal financial information of the type provided to Piper Jaffray and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. Piper Jaffray also assumed, in reliance upon the assurances of our management, that the information provided to Piper Jaffray by us was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of our management, is based on reasonable assumptions, and that there is not, and our management was not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expresses no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Without limiting the generality of the foregoing, for purposes of its opinion, Piper Jaffray assumed that we were not a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the proposed sale of our center business. Piper Jaffray relied, with our consent, on advice of our outside counsel and our independent accountants, and on the assumptions of our management, as to all accounting, legal, tax and financial reporting matters with respect to us, our center business and the Purchase Agreement with Dental Spas.

Piper Jaffray assumed that the sale of our center business would be completed on the terms set forth in the Purchase Agreement reviewed by Piper Jaffray, without amendments and with full satisfaction of all covenants and conditions without any waiver. In addition, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the sale of our center business will be obtained in a manner that will not adversely affect us, and will not affect the terms of the sale of our center business.

Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of any of our specific assets or liabilities or those of Spas LLC and was not furnished with any appraisals or valuations, nor did Piper Jaffray evaluate the solvency or fair value of us, Spas LLC or any of our or its respective assets (including, without limitation, the assets of our center business) under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray were going-concern analyses. Piper Jaffray expresses no opinion regarding the liquidation value of any entity or any of its assets (including, without limitation, the value of the assets of our center business). Without limiting the generality of the foregoing, Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which we or any of our affiliates is a party or may be subject. At the direction of our board of directors, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters. In addition, Piper Jaffray expresses no opinion as to the use or uses to which we will put the proceeds from the sale of our center business.

Piper Jaffray’s opinion was necessarily based on the information available to it, the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expresses no opinion as to the prices at which shares of our common stock have traded or may trade following announcement of the sale of our center business or at any other time. Piper Jaffray has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

In connection with its engagement, Piper Jaffray was requested to and did solicit indications of interest from, and hold discussions with, selected third parties regarding the possible acquisition of all or part of us. While Piper Jaffray rendered its opinion and provided certain analyses to our board of directors, Piper Jaffray was not requested to, and did not make, any recommendation to the board of directors as to the specific form or amount of the consideration to be received by us in the proposed sale of our center business, which was determined through negotiations between us and Dental Spas. Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the sale of our center business or the structure of thereof, or the relative merits of the sale of our center business compared to any alternative business strategy or transaction in which we might engage.

Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. Our board of directors selected Piper Jaffray to render its fairness opinion in connection with the proposed sale of our center business on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions. Piper Jaffray in the ordinary course of its business may actively trade our securities for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions in these securities.

Piper Jaffray acted as financial advisor to us in connection with the sale of our center business and the pending sale of our associated center business. Under the terms of our engagement letter with Piper Jaffray, we have agreed to pay Piper Jaffray a fee for providing the opinion that is not contingent upon consummation of the proposed sale of our center business. We have also agreed to pay Piper Jaffray additional fees in the event of the consummation of the proposed sales of our associated center business and in the event of the consummation of the sale of our center business. Whether or not the proposed sales of our dental center business or our associated center business are consummated, we have also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Piper Jaffray in rendering its opinion to our board of directors. These fees and expenses are customary amounts for transactions of this type.

Purchase Price; Payment

Dental Spas has agreed to purchase the center business for the following consideration:

•	$20 million; less

•	the aggregate amount attributable to accrued but unused or unpaid “paid time off” of employees of the center business or any professional corporation operating a BriteSmile center; and

•	the amount to which we are entitled as consideration for our equity interest in a joint venture operating a BriteSmile center in Thailand, which is $291,000.

Under the Purchase Agreement, Dental Spas will pay the purchase price at closing by wire transfer of immediately available funds.

Assets to be Sold

Pursuant to the Purchase Agreement, Dental Spas will purchase from us all of the issued and outstanding membership interests of Spas LLC. Immediately prior to the closing of the Purchase Agreement and pursuant to the Contribution Agreement, we will contribute to Spas LLC certain specified assets (other than specified excluded assets) used in our center business, including:

•	all tangible assets located in our 17 centers, and all utility or sales tax deposits securing obligations arising from their operation;

•	20 new BS3000PB lighting devices located at the manufacturing facility of our supplier, subject to substitution in the event certain other devices become available prior to closing;

•	all customer displays and marketing collateral and materials uniquely developed and used in our center business and any copyrights thereto;

•	all of our inventory of Magic Mirror products, tooling and related materials used for the manufacture thereof, including, without limitation, blueprints, diagrams, schematics, make instructions, manufacturing specifications, fixtures, forms, prototypes and molds, and Magic Mirror trademarks;

•	all new and used center furnishings and equipment located in our corporate offices and warehouse;

•	all gel kit and camera inventory located at our corporate offices and warehouse;

•	certain inventories used in the manufacture, repair and servicing of both BS3000 and BS2000 lighting devices;

•	our “Bubble Pod” copyright;

•	our Webscheduler software and related rights (subject to license rights for the use of the product in the associated center business);

•	all rights related to our web page located at www.britesmile.com and related domain names.

•	Britesmile.com website images and content and online booking engine (subject to license rights for use in our associated center business) and related URLs and websites;

•	toll free numbers used in the center business;

•	all books and records, patient files and databases used in the center business;

•	copies of all financial accounting and reporting data we compiled relating to the center business; and

•	our rights in the various contracts specified in the Contribution Agreement, including all leases for our center locations (including cash security deposits made by us in connection therewith), all management and other contracts with dentists relating to the operation of our centers and our retail channel supply agreements.

In addition to the above, Spas LLC will have rights as licensee under a license agreement with BriteSmile, BriteSmile Development, Inc and BriteSmile International Ltd., dated December 30, 2005, or the Spa License, pursuant to which Spas LLC will have a license to all patents and know how relating to or used in the operation of the center business and a trademark license to use the BriteSmile tradename and marks in the spa business and for licensed retail products for distribution in retail channels.

Excluded Assets

In addition, the Contribution Agreement specifies certain of our assets which will not be contributed to Spas LLC:

•	any BS3000PB lighting devices not located at the manufacturing facility of our supplier or the centers;

•	all customer displays and marketing collateral and materials developed and used in our associated center business;

•	all tooling, molds and related materials for manufacture of BS3000 and BS3000PB lighting devices, cheek retractors and optic positioners and related inventory (other than as specifically identified), subject to the provisions of the Spa License;

•	any certificates of deposit, financial guarantees, restricted bank deposits, letters of credit or other instruments made or required to be made by us or any affiliate of ours to secure performance under the leases included in the assets to be sold;

•	all equipment, furniture, fixtures, and leasehold improvements located in our corporate offices and warehouse (other than as specifically identified);

•	all rights to utility deposits (other than as specifically identified);

•	all retail product inventory not contained in our centers (other than as specifically identified); and

•	all of our intellectual property rights, books and records, and contract rights (other than as specifically identified), subject to the provisions of the Spa License.

Liabilities to be Assumed

In connection with our assignment of certain assets to Spas LLC, Spas LLC shall assume certain of our liabilities prior to the sale of our membership interest in Spas LLC to Dental Spas:

•	all obligations under any contracts assumed by Spas LLC;

•	all security deposit obligations under any leases for centers;

•	specified obligations to purchase inventory under certain purchase orders;

•	obligations to supply the BriteSmile center in Thailand certain inventory at cost for 18 (extendable to 30) months and to supply authorization codes for the BS3000PB lighting devices located at such spa for no charge;

•	obligations to provide services with respect to pre-paid treatments, Smile Forever and Smile Assurance programs and gift certificates purchased prior to the closing; and

•	all liabilities relating to severance obligations and paid vacation time accrued by employees transferring to Spas LLC.

Use of Proceeds

We intend to use the proceeds of sale of the center business to repay indebtedness owed to unaffiliated parties in the amount of approximately $11.0 million plus accrued interest and to repay all obligations owed to affiliated parties in the amount of approximately $8.3 million as of September 24, 2005, to the extent such obligations remain outstanding as of the closing of the transaction. As we have previously disclosed, we expect the proceeds from the sale of our associated center business to be sufficient to pay all of such liabilities. We may also use the proceeds to commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Representations and Warranties

The Purchase Agreement contains various representations and warranties made by us related to the following matters:

•	our existence, good standing and organization;

•	our corporate power and authority to execute, deliver and perform the Purchase Agreement;

•	the absence of conflicts, violations and defaults with applicable laws or under our organizational documents and contracts;

•	our ownership of the membership interests of Spas LLC;

•	the absence of brokers fees for which Dental Spas or Spas LLC could be liable; and

•	the absence of other obligations to sell or divest the center business or Spas LLC.

The Purchase Agreement also contains various representations and warranties made by us on behalf of Spas LLC related to the following matters:

•	the existence, good standing and organization of Spas LLC and the professional corporations operating our 17 centers;

•	the capitalization of Spas LLC;

•	the absence of subsidiaries of Spas LLC;

•	the absence of conflicts, violations and defaults with applicable laws or under Spas LLC’s organizational documents and agreements applicable to the center business;

•	consents and other approvals necessary for the consummation of the transactions contemplated by the Purchase Agreement;

•	the accuracy of our publicly filed financial statements and specified financial statements with respect to the center business;

•	title to and condition of the assets and inventories used in the center business;

•	our filing of tax returns and other tax-related matters with respect to the center business;

•	the absence of material adverse changes or events relating to the center business or our ability to divest the center business;

•	labor matters and employee benefit plans applicable to the center business;

•	our ownership of intellectual property used in the center business, the sufficiency of such intellectual property to operate the center business, registration of and other protective measures taken with respect to such intellectual property and the absence of infringement of such intellectual property or that of others;

•	compliance with material laws, including those under the United States Food and Drug Administration (and similar state and local laws) and state dental regulations, applicable to the center business and the absence of undisclosed threatened or pending legal proceedings relating thereto and to the professional corporations operating our centers;

•	material contracts relating to the center business and the validity of such contracts;

•	the operation of the center business in the ordinary course of business and the absence of material asset dispositions and accounting changes;

•	compliance with environmental laws and regulations;

•	real property leases relating to the center business and the validity of such leases;

•	certain suppliers of the center business;

•	the absence of powers of attorney executed on behalf of Spas LLC;

•	the absence of any past or expected product recalls; and

•	the sufficiency of the assets being sold under the Purchase Agreement with respect to the center business.

The Purchase Agreement contains representations and warranties of Dental Spas related to the following matters:

•	Dental Spas’ existence, good standing and organization;

•	Dental Spas’ corporate power and authority to execute, deliver and perform the Purchase Agreement;

•	the absence of conflicts, violations and defaults with applicable laws or under Dental Spas’ organizational documents and agreements;

•	the absence of any required governmental consents, approvals or authorizations;

•	the absence of undisclosed threatened or pending legal proceedings involving the transactions contemplated by the Purchase Agreement;

•	the absence of undisclosed brokers’ and finders’ fees; and

•	the absence of registration of the membership interests in Spas LLC, the absence of any intent of Dental Spas to distribute the membership interests, Dental Spas’ sophistication, Dental Spas’ receipt of certain information regarding the center business and Dental Spas’ ability to bear the economic risks associated with owning the membership interests.

Pre-Closing Covenants

The Purchase Agreement contains covenants which obligate each party to the Purchase Agreement to take various actions in contemplation of closing the sale of the center business, including the following:

•	We agreed to allow Dental Spas, upon reasonable advance notice and coordination, reasonable access to our personnel, distributors, properties, contracts, governmental authorizations, books, records and our corporate records. Dental Spas also has the right to investigate the assets and properties relating to the center business at its expense.

•	We agreed that between the date of the Purchase Agreement and the closing of the Purchase Agreement, we would:

•	conduct the center business only in the ordinary course;

•	preserve intact the current business organization of the center business, including keeping available the services of its personnel and maintaining good relations with suppliers, customers and others with respect to the center business;

•	maintain the center business’ assets in a state of repair and condition consistent with past practice;

•	comply, in all material respects, with all material laws and contractual obligations applicable to the operations of the center business;

•	not modify or amend the organizational documents of Spas LLC;

•	other than in the ordinary course of business, not sell or transfer assets being sold in the sale of the center business;

•	except for certain specified contracts, not enter into any material contract relating to the center business;

•	except in compliance with the Purchase Agreement, not effect or become a party to any business combination transaction involving the center business or the sale of the assets being sold in the sale of the center business;

•	not enter into any transaction or take any action with respect to the center business or the assets being sold in the sale of the center business that might constitute or cause a breach of a representation or warranty;

•	cooperate with Dental Spas in identifying governmental authorizations required by Dental Spas to operate the international retail aspects of the center business;

•	maintain all books and records of the center business in the ordinary course of business; and

•	continue the center business’ marketing efforts in the ordinary course of business.

•	We also agreed that between the date of the Purchase Agreement and the time of closing we would not, without Dental Spas’ written consent:

•	take any action or fail to take any action that would cause a material adverse effect on, or certain changes to, the center business;

•	make any material modification to any material contract or governmental authorization relating to the center business except as provided in the Contribution Agreement, the Purchase Agreement or in the ordinary course of business; or

•	allow levels of inventories to vary materially from levels customarily maintained.

•	Each party has agreed to make all required filings to consummate the transactions contemplated by the Purchase Agreement. We have also agreed to cooperate with Dental Spas and its representatives with all filings that Dental Spas makes in connection with the transactions contemplated by the Purchase Agreement and in obtaining all material consents.

•	We have agreed to promptly notify Dental Spas in writing of (1) any fact or condition that causes a material breach of any of our representations and warranties in the Purchase Agreement or (2) any fact or condition that would be reasonably likely to cause a material breach of any such representation or warranty had that representation or warranty been made at the time of the occurrence of, or our discovery of, that condition, and to deliver an updated disclosure schedule to Dental Spas if any such fact or condition requires that the disclosure schedule be updated.

•	We have agreed to promptly notify Dental Spas of any material breach of our covenants in the Purchase Agreement or of any event that makes the satisfaction of the closing conditions impossible.

•	We have agreed that we and our representatives from the date of the Purchase Agreement until the earlier of the closing or the termination of the Purchase Agreement, will not initiate, solicit, encourage, engage or participate in negotiations concerning, or provide any nonpublic information to, any person other than Dental Spas relating to any business combination transaction involving the center business, except that we may furnish nonpublic information to, or enter into discussions with, any person in response to a more favorable offer upon compliance with specified requirements. For additional information regarding this covenant, see “The Sale of the Center Business—Third Party Proposals” on page 31.

•	We agreed to prepare and file this information statement as promptly as practicable after execution of the Purchase Agreement and to mail this information statement to our shareholders as soon as possible thereafter; and

•	Each party agreed to use commercially reasonable efforts to cause the conditions to closing the sale of the center business to be satisfied.

Additional Covenants

The Purchase Agreement contains additional covenants which obligate each party to the Purchase Agreement to take various actions, including the following:

•	We have agreed to cooperate with Dental Spas and its counsel in connection with any legal or other proceeding involving us or Spas LLC.

•	For 90 days after the closing, we have agreed to, at Dental Spas’ expense, cooperate, where reasonable with Dental Spas in its efforts to continue and maintain our business relationships relating to the center business.

•	Dental Spas has agreed to retain all records delivered to it by us, consistent with our customary record retention practices. Dental Spas will also provide us with access to such records for any reasonable business purpose.

•	Both parties have agreed to cooperate with each other in furtherance of completing each party’s obligations under the Purchase Agreement. This includes furnishing information upon request, executing and delivering to the other certain documents that may be required, and other actions.

•	Dental Spas has agreed to grant us (or the purchaser of our associated center business) continuing rights in the Magic Mirror product and Webscheduler for the continued operation of the associated center business.

•	We have agreed that for a period of two (2) years from the closing, neither we nor any of our shareholders or beneficial owners of shares holding more than twenty percent of the voting interest in the company as of the date of execution of the Purchase Agreement, will engage in the business of providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers through third party retail establishments anywhere in the world; provided, however, that we and Dental Spas shall be entitled to continue to operate the associated center business, act as a supplier of products or services to any such business and exploit any of the our assets not contributed to Spas LLC.

•	Dental Spas has agreed to purchase from us in the ordinary course of business from time to time our inventory of gel procedure kits and retail products located at the facility of our supplier, and to assume our purchase orders for such products, except as are necessary for the operation of our business prior to the closing and for the operation of the associated center business.

•	We have agreed to make reasonable efforts to obtain consents to assignments in favor of Spas LLC of certain rights with respect to our international center business.

•	We have agreed to engage in good faith discussions regarding transitional services to be provided to Dental Spas post-closing.

•	We have agreed to make commercially reasonable efforts to make tax filings where required or permitted in the jurisdictions where the center business operates and to pay any taxes resulting therefrom for the pre-closing period.

•	We have agreed to satisfy any repayment obligations under our outstanding debt incurred or accelerated caused by the sale of the center business.

•	We have also agreed to pay any sales taxes resulting from the sale of the center business and indemnify Dental Spas for liabilities related thereto.

Conditions to Completing the Sale

Dental Spas’ obligations to complete the sale of our center business are subject to the satisfaction or waiver of specified conditions, including the following:

•	our representations being true and correct in all material respects and our having complied in all material respects with our agreements and covenants as of the closing of the sale of the center business;

•	receipt of specified consents, authorizations or approvals;

•	the approval of the Purchase Agreement and the sale of the center business by our shareholders having become effective in accordance with applicable law;

•	no legal proceeding having been threatened or brought to prevent the sale of the center business;

•	no conflict between Dental Spas’ performance of the transactions contemplated in connection with the sale of the center business and any laws or court order;

•	the Spa License being in full force and effect and not breached by any party thereto;

•	delivery to Dental Spas of a certificate evidencing the good standing of Spas LLC;

•	delivery to Dental Spas of the formulas for those products used in the center business that Spas LLC is permitted to manufacture under the Spa License;

•	consummation of the Contribution Agreement and completion of the transfer of the assets to Spas LLC; and

•	dissenting shareholders, if any, are paid and accept the fair market value of their shares, or an adequate reserve created for such liabilities.

Our obligations to complete the sale of our center business are subject to the satisfaction or waiver of specified conditions, including the following:

•	Dental Spas’ representations being true and correct in all material respects and Dental Spas having complied in all material respects with its agreements and covenants as of the closing of the sale of the center business;

•	receipt of specified consents, authorizations and approvals;

•	the approval of the Purchase Agreement and the sale of the center business by our shareholders having become effective in accordance with applicable law;

•	no legal proceeding having been threatened or brought to prevent the sale of the center business;

•	no conflict between our performance of the transactions contemplated in connection with the sale of the center business and any laws or court order;

•	we shall have been released from the certificates of deposits, financial guarantees, restricted bank deposits and other instruments we have made to secure our performance under leases for the centers; and

•	Dental Spas shall have delivered the purchase price for the membership interests in Spas LLC.

Third Party Proposals

The Purchase Agreement prohibits us from initiating, soliciting, negotiating, encouraging, taking any action to facilitate inquiries or making a proposal with respect to, or engaging or participating in negotiations concerning, providing any nonpublic information or data to, or having discussions with, any person other than Dental Spas relating to a transaction pursuant to which we sell or otherwise transfer the center business or the assets being sold in the sale of the center business, subject to specified exceptions. The Purchase Agreement permits us to furnish information to, or participate in negotiations with, any third party that has submitted a superior offer (as defined in the Purchase Agreement) or an offer that is reasonably expected to lead to a superior offer (as defined in the Purchase Agreement) to acquire the center business if: (1) our board of directors concludes in good faith, after consulting with legal counsel, that such action is required in order for the board to comply with its fiduciary obligations to our shareholders; (2) we give Dental Spas three business days prior written notice of the identity of the person making the superior offer and of their intention to furnish information or enter into discussions with such person and (3) we receive a confidentiality agreement with customary limitations on the use and disclosure of nonpublic information and customary “standstill” provisions. We are entitled to provide a summary of these provisions to any third party who contacts us or our representatives after the date of the Purchase Agreement concerning an acquisition of the center business or another acquisition, so long as we concurrently notify Dental Spas of such contact.

In the Purchase Agreement a superior offer is generally defined as an unsolicited, bona fide written offer made by a third party to engage in any transfer of the center business or the acquired assets or in any transaction that includes the transfer of the center business or the acquired assets as well as other assets on terms that our board of directors determines, in its reasonable judgment, based upon written advice of an independent financial advisor of nationally recognized reputation, to have the same or better financing commitments and to be more favorable to our shareholders from a financial point of view than the terms of the sale of the assets pursuant to the Purchase Agreement.

The Closing of the Sale

The closing of the sale of the center business will occur two business days after the satisfaction or waiver by the appropriate party of all of the conditions to each party’s obligations to complete the sale of the center business in the Purchase Agreement, or such other date as we and Dental Spas may agree.

Survival of Representations and Warranties and Indemnification

All representations and warranties of the parties contained in the Purchase Agreement will survive the closing of the sale of the associated center business until 12 months after the closing of the Purchase Agreement. We have agreed to indemnify and hold harmless Dental Spas and its affiliates any losses arising from (a) any breach of any our representations or warranties set forth in the Purchase Agreement, (b) any breach of any of our covenants or obligations set forth in the Purchase Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement made with us in connection with any of the transactions contemplated by Purchase Agreement, (d) any noncompliance with any fraudulent transfer law in respect of the transactions contemplated by Purchase Agreement or (e) liabilities relating to the operation of the center business prior to the closing which have been assumed by Spas LLC pursuant to the Contribution Agreement. Dental Spas has agreed to indemnify and hold harmless us and our affiliates arising from or in connection with (a) any breach of any representation or warranty made by Dental Spas in the Purchase Agreement, (b) any breach of any covenant or obligation of Dental Spas in the Purchase Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement made with Dental Spas in connection with any of the transactions contemplated by the Purchase Agreement, or (d) any liabilities assumed by Spas LLC pursuant to the Contribution Agreement or any liabilities related to the operation of Spas LLC or the center business from and after the closing date. The indemnification obligations of the parties (other than those arising from fraud, intentional misrepresentation or willful breach of the Purchase Agreement, misappropriation of certain intellectual property rights directly resulting from a breach of our representations and warranties, or liabilities assumed or retained, as applicable, pursuant to the Contribution Agreement) shall be subject to a minimum aggregate claim threshold of $250,000 and an aggregate maximum of $5,000,000 with respect to monetary damages at law.

Termination of the Purchase Agreement

The Purchase Agreement may be terminated by notice prior to or at the closing of the sale of the center business:

•	by mutual consent of the parties;

•	by Dental Spas if:

•	we breach or fail to perform in any material respect any representation, warranty, covenant or agreement in the Purchase Agreement, and fail to cure such breach or perform within a thirty day notice period;

•	any condition to the Dental Spas’ obligation to close the sale of the center business becomes impossible to satisfy (other than through our failure to comply with our obligations under the Purchase Agreement) by April 30, 2006, unless the condition is waived by Dental Spas; or

•	the closing does not occur by April 30, 2006. This date will be extended by the number of days in excess of 10 days from the date that the preliminary version of this information statement is first filed with the Securities and Exchange Commission to the receipt of clearance to mail the definitive information statement to our shareholders. In any event, both Dental Spas and we will have the right to terminate the Purchase Agreement if the closing has not occurred by May 31, 2006. This right to terminate the Purchase Agreement will not be available if Dental Spas’ failure to fulfill an obligation causes the inability to close by such date;

•	by us if:

•	Dental Spas breaches or fails to perform in any material respect any representation, warranty, covenant or agreement in the Purchase Agreement, and fails to cure such breach or perform within a thirty day notice period;

•	any condition to our obligation to close the sale of the center business becomes impossible to satisfy (other than through Dental Spas’ failure to comply with its obligations under the Purchase Agreement) by April 30, 2006, unless the condition is waived by us;

•	the closing does not occur by April 30, 2006. This date will be extended by the number of days in excess of 10 days from the date that the preliminary version of this information statement is first filed with the Securities and Exchange Commission to the receipt of clearance to mail the definitive information statement to our shareholders. In any event, both Dental Spas and we will have the right to terminate the Purchase Agreement if the closing has not occurred by May 31, 2006. This right to terminate the agreement will not be available if our failure to fulfill an obligation causes the inability to close by such date; or

•	prior to the effective date of the shareholder written consent resolutions approving the transaction, we receive a superior offer (as defined in the Purchase Agreement) for the purchase of the center business and give Dental Spas five days prior written notice of our intention to terminate the agreement, during which time Dental Spas may decide to increase its offer.

Effect of Termination

If the Purchase Agreement is terminated by us due to the receipt of a superior offer, or by us or Dental Spas due to (1) the revocation or termination of the shareholder written consent resolutions approving the sale of the center business or (2) any act of ours intended to prevent the approval of the sale of the center business, then we must pay to Dental Spas a termination fee of $1.143 million.

Spa License Agreement

Pursuant to the asset purchase agreement for the sale of the associated center business, we will sell to Discus Dental all of our proprietary rights, including patents, trade secrets, software, licenses, trademarks and copyrights. To permit us to operate our center business prior to the sale thereof and to permit Dental Spas to operate the center business after the sale thereof, BriteSmile, BriteSmile Development, Inc., and BriteSmile International, Ltd. as licensors, and Spas LLC, as licensee, entered into a license agreement, dated December 30, 2005, or the Spa License, granting to Spas LLC a world-wide, royalty-free license to intellectual property being transferred to Discus Dental that is used in the operation of the center business, including retail sales of licensed products in retail distribution channels. At the closing, Discus Dental will assume all of the rights of the licensors under the Spa License. The Spa License generally provides Spas LLC:

•	the non-exclusive right to sublicense the manufacturing or making of any of the licensed products, consisting of products or procedures used to whiten teeth, and retail products, that would otherwise infringe on a patent or trademark transferred to Discus Dental under the asset purchase agreement for the sale of our associated center business; and

•	the exclusive right to sell or offer to sell the licensed products in the centers and mouthwash and licensed retail products in the retail channel.

The Spa License terminates upon the expiration of the last to expire of the patents that are licensed under the Spa License or, if applicable, upon the earlier termination of the Spa License by Spas LLC ceasing to operate at least one spa or sell any licensed retail products. Discus Dental can also terminate the Spa License in the event that Spas LLC materially breaches its agreement to maintain specified quality standards, to sell licensed products in compliance with laws and regulations, or to sublicense its rights only on specified terms, in the event that licensee markets licensed products other than mouthwash outside of spas, and in the event that Spas LLC markets licensed retail products other than in the spas and in retail channels. Under the Spa License, a spa is defined as dedicated center in a retail location that is owned or operated by Spas LLC (or, outside the United States, by a single sublicensee of licensee) and in which the dental services provided are limited to providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers. Spas may also offer non-dental services, and shall not be located in traditional dental office locations such as medical buildings and office buildings. A copy of the Spa License is attached to this information statement as Annex D.

No Payment or Distribution to Holders of our Common Stock

Our shareholders will not receive any payments, whether as a dividend or distribution in liquidation, as a result of the sale of our center business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the board of directors. As previously disclosed, we have also signed an agreement with Discus Dental to sell our associated center business. Upon completion of both transactions, we will no longer have an operating business and we may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Certain Tax Consequences of the Sale

The following summary describes the principal United States federal income tax consequences of the sale of the center business. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this information statement, existing and proposed United States Treasury Regulations promulgated under the Internal Revenue Code, published rulings, administrative pronouncements and judicial decisions, changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis).

Consequences to the Sellers. We will recognize gains or losses for federal income tax purposes on the sale of the assets in the sale of the center business. Our gains or losses will be determined based upon the amount by which the purchase price (increased by liabilities properly accrued as of the closing, to the extent assumed by Dental Spas) allocated to each asset exceeds our tax basis in each asset. To the extent that the purchase price (as increased) allocated to an asset exceeds its tax basis, we will recognize gain on the disposition of the asset, and to the extent an asset’s tax basis exceeds the purchase price allocated to the asset, we will recognize loss on the disposition of the asset. It is not currently possible to estimate the tax impact of the sale of the center business due to the uncertainty of 2006 operating results, uncertain application of the net operating losses on the transaction gain, as well as other factors. However, because we had over $100 million of federal net operating loss carryforwards as of the end of 2004, we anticipate that the income tax impact is unlikely to be material. The footnotes to the Unaudited Pro Forma Condensed Consolidated Financial Information starting on page 39 contain additional information regarding the anticipated tax impact of the sale of our center business. The sale of our center business may also result in state or local, income, franchise, sales, use or other tax liabilities in some or all of the states or local tax jurisdictions in which we file returns.

Consequences to our Shareholders. Holders of our common stock will not recognize any gain or loss due to the sale of our center business.

Accounting Treatment of the Sale

The sale of our center business will be accounted for as a sale of assets transaction. At the closing of the sale, any excess in the purchase price received by us, less transaction expenses, over the book value of the net assets sold will be recognized as a gain on our books. We estimate that the gain recognized in the transaction under generally accepted accounting principles, before income taxes, will be approximately $14.7 million.

Interests of Certain Persons in the Sale

All of our executive officers and directors own shares of our common stock and/or options to purchase shares of our common stock and, to that extent, their interests in the sale are the same as that of other holders of our common stock.

As of September 24, 2005, we had outstanding obligations to entities affiliated with Anthony M. Pilaro, our Chairman of the Board, aggregating approximately $8.3 million, plus accrued interest. If the sale of our center business is completed, a portion of the proceeds will be used to repay amounts owed to certain of these entities to the extent such amounts have not been previously repaid in full from the proceeds of the sale of our associated center business or otherwise. Our obligations to these entities consist of the following:

•	approximately $2.8 million owed to Excimer Vision Leasing L.P., or EVL. We were a party to an equipment lease with EVL, pursuant to which we leased 3,000 BS3000 lighting devices. The lease agreement was amended in December 2003, August 2004 and July 2005 to defer specified rent payments, with interest payable on the deferred amount. The lease agreement, as amended, contained an acceleration provision requiring payment in full of amounts owed under the agreement upon a sale of substantially all of our assets. Mr. Pilaro serves as Chairman of the Board of EVL;

•	approximately $1.5 million owed to CAP America Trust, or CAT. In May 2003, we entered into a loan agreement with CAT providing for a line of credit of up to $2.5 million, of which $0.8 million was available for working capital expenditures and $1.7 million was available for specific revenue generating initiatives. This loan contains an acceleration provision requiring payment in full of amounts owed under the loan upon a sale of substantially all of our assets. Mr. Pilaro serves as Chairman of the Board of CAP Advisers Limited, which is a co-trustee of CAT; and

•	approximately $4.0 million owed to LCO Investments Limited, or LCO. In December 2004, we issued $12.0 million in notes and related warrants and rights to six investors, including LCO, which purchased $1.0 million of these notes, warrants and rights. These notes require repayment on a fundamental change in the nature of our business or a fundamental change in the nature of the business of our subsidiary, BriteSmile Development, Inc. (BriteSmile Development). LCO also purchased promissory notes of BriteSmile Development for $1.0 million dated May 9, 2003 and $1.0 million dated July 23, 2003. As of December 31, 2005, accrued interest under these notes totaled approximately $240,000. The terms of these notes provide that they shall be repaid by BriteSmile Development upon receipt of certain recoveries associated with BriteSmile Development’s intellectual property litigation against third parties, including litigation against Discus Dental and, accordingly will become payable upon the closing of the sale of our associated center business and the settlement of the litigation with Discus Dental. LCO also purchased $1.0 million of shares of preferred stock of BriteSmile Development. These shares represent the only issued and outstanding shares of preferred stock of BriteSmile Development. As of December 31, 2005, dividends accrued under these shares totaled approximately $24,000. At the closing, BriteSmile Development will redeem these shares for $1.0 million, as required by the terms of the rights and preferences pertaining to the preferred stock. LCO is a wholly-owned subsidiary of the ERSE Trust. CAP Advisers Limited is a co-trustee of the ERSE Trust. Mr. Pilaro serves as Chairman of the Board of CAP Advisers Limited.

Conduct of Business Following the Sale

As previously disclosed, we have also entered into an agreement for the sale of our associated center business. Following completion of the sale of both the center business and the associated center business, we will cease to have an operating business. Once we have sole our center and associated center businesses, we intend to continue to prosecute any legal claims we currently have or may have against third parties, including but not limited to our pending patent infringement claims against The Procter & Gamble Company and claims against other infringers in the teeth whitening strip field where we retained exclusive rights under certain patents being sold to Discus Dental, the buyer of the associated center business. We may commence a process to offer to purchase outstanding shares of our common stock, or to otherwise purchase or acquire such outstanding shares, or to liquidate. No assurance can be given as to the amount or timing of when funds will be available to distribute to our stockholders if we liquidate.

Where You Can Find Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Shareholders are advised to review these filings for additional information about our company. You may read and copy any reports, statements or other information that we file at the SEC public reference room. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, at prescribed rates. SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.” Information contained in the SEC’s website is not incorporated by reference into this information statement.

Dissenters’ Rights

Under the Utah Revised Business Corporation Act, a sale of substantially all of the property of a corporation creates dissenters’ rights. Together with the sale of our associated center business, the sale of our center business will constitute a sale of substantially all of our assets. In the event we do not consummate the sale of our associated center business, the sale of our center business by itself may or may not constitute a sale of substantially all of our assets. However, we have determined that we will offer dissenters’ rights to shareholders as though the sale of our center business constitutes a sale of substantially all of our assets.

Shareholders who oppose the sale of our center business will have the right to receive payment of the fair value of their shares, plus accrued interest as set forth in Sections 16-10a-1301 et seq. of the Utah Revised Business Corporation Act. A copy of these sections is attached to this information statement as Annex E to this information statement. Certain material requirements for a shareholder to properly exercise his or her dissenters’ rights are summarized below. However, these provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions which you should carefully review if you wish to assert dissenters’ rights. If you are a shareholder considering dissenting, you should consult with your own legal advisor.

To exercise dissenters’ rights, you must comply with the provisions of Sections 16-10a-1301 through 16-10a-1331 of the Utah Revised Business Corporation Act, including the following conditions:

•	You Must Be a Shareholder on the Date that the Sale of Our Center Business Is Approved. To be entitled to dissenters’ rights, you must be the record holder of the dissenting shares on January 12, 2006, the date the sale of our center business was approved by a majority of our shareholders. If you have a beneficial interest in shares of our common stock that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

•	You Must Not Have Executed a Written Consent Approving the Sale of Our Center Business. Execution of the written consent approving the sale of our center business constitutes a waiver of dissenters’ rights.

•	You Must Execute and Return the Demand for Payment Form as Instructed on the Dissenters’ Notice. A dissenters’ notice accompanies this information statement. The dissenters’ notice states that the sale of our center business was approved and gives the effective time of the sale. In addition, the dissenters’ notice provides important instructions that you must follow in order to demand payment for your shares. Specifically, the dissenters’ notice includes the following:

•	the address to which you must send the payment demand;

•	a description of where and when the certificates evidencing your shares must be deposited, and the date by which we must receive your payment demand;

•	the form of payment demand, on which you must (1) provide the address to we are to send the payment and (2) certify that you acquired beneficial ownership of the shares before the date on which the terms of the sale of our center business were first publicly announced; and

•	a copy of the sections of the Utah Revised Business Corporation Act pertaining to dissenters’ rights.

If you wish to exercise your dissenters’ rights with respect to your shares, we must receive your payment demand on or before [ ].

•	You Must Deposit Your Stock Certificates as Instructed by the Dissenters’ Notice. After you receive the dissenters’ notice, you must deposit your stock certificates as instructed on the dissenters’ notice. If you do not demand payment or deposit your certificates as instructed by the dissenters’ notice, you will not be entitled to a dissenters’ right of payment for your shares.

Upon the later of the closing of the sale of our center business or receipt of each shareholder’s payment demand, we will pay each shareholder who has complied with the requirements set forth above an amount equal to our estimate of the fair value of his or her shares, plus accrued interest from the date of the closing of the sale of the center business to the date of payment, but excluding any appreciation or depreciation in anticipation of the corporate action. If a shareholder does not provide certification that he or she acquired beneficial ownership of the shares before the date of the first public announcement of the terms of the sale of the center business, as required by the dissenters’ notice, then we may, in lieu of making payment to such shareholder, offer to make payment to the shareholder if he or she agrees to accept the payment in full satisfaction of his or her demand.

Where a record holder holds all or part of his or her shares of our common stock on behalf of a nominee or beneficial owner, then the record holder may dissent as to less than all of the shares that he or she holds of record by giving written notice to us, and in such notice identifying each dissenter’s name and address and the number of shares as to which dissenters’ rights are exercised by that beneficial owner. In such cases, the shares held by the dissenting beneficial owner and the balance of the shares held by the record holder will be treated as if the shares had been registered in different names. However the dissenting beneficial owner must dissent as to all shares of our common stock that the he or she directly and indirectly holds. The dissenting beneficial owner must also ensure that each record holder holding shares on the dissenting beneficial owner’s behalf provides its written consent to the dissent not later than the date on which the beneficial shareholder asserts dissenters’ rights.

Payments made to dissenting shareholders will be accompanied by (1) copies of our latest available financial statements, (2) a statement of our estimate of the fair value of the dissenting shareholder’s shares and the amount of interest payable with respect to such shares, (3) a statement of the dissenting shareholder’s rights if he or she is dissatisfied with the payment and (4) a copy of the sections of the Utah Revised Business Corporation Act pertaining to dissenters’ rights.

A dissenting shareholder who does not wish to accept our payment or offer must notify us in writing of his or her own estimate of the fair value of the shares within thirty days after the date we make or offer payment. If we and the dissenting shareholder are unable to agree on the fair value of the shares, then we may commence a proceeding with the Utah courts within sixty days after receiving the dissenters’ notice of his or her own estimate of fair value. If we do not commence such a proceeding within the sixty day period, we must pay each dissenter whose demand remains unresolved the amount demanded by such dissenter. If a proceeding is commenced, the court will determine the fair value of the shares. Each dissenting shareholder must be a party to the proceeding, and all such shareholders will be entitled to judgment against us for the amount of the fair value of their shares as determined by the court, to be paid on surrender of the certificates representing the shares. The judgment will include an allowance for interest (at a rate determined by the court) through the date of payment. The costs of the court proceeding, including the fees and expenses of any court-appointed appraisers, will be assessed against us unless the court finds that the dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment at a higher amount than that which we offered. Both we and the dissenting shareholders must bear our own respective legal fees and expenses, unless the court requires one party to pay such legal fees and expenses because of the conduct of such party.

Regulatory Approvals

No federal or state regulatory requirements must be complied with and no governmental approvals must be obtained in connection with the sale of our center business.

Required Shareholder Approval

We are incorporated under the laws of the State of Utah. Utah law requires that a sale of substantially all of the assets of a corporation be approved by holders of a majority of the shares entitled to vote on the matter. Together with the sale of our associated center business, the sale of our center business will constitute a sale of substantially all of our assets. In the event we do not consummate the sale of our associated center business, the sale of our center business by itself may or may not constitute a sale of substantially all of our assets. However, we determined that we would seek shareholder approval for the transaction in any case.

Under Utah law, each holder of common stock is entitled to one vote in person or by proxy for each share of common stock in his or her own name on the books of the company on any matter submitted to the vote of shareholders at any meeting of the shareholders. However, Utah law also provides that any action that may be taken at any shareholders’ meeting may be taken by written consent of the requisite number of shareholders required to take such action. Approval of the sale of our center business required the written consent of the holders of a majority of our outstanding shares of common stock. Shareholders holding a majority of shares of our common stock authorized and approved the sale of our center business pursuant to the Purchase Agreement and the Contribution Agreement by signing consent resolutions dated as of January 12, 2006. If not revoked, these consents will become effective on [            ], 2006. Of these shareholders, shareholders holding approximately 41% of the outstanding shares entitled to vote on the matter have also executed a Consent Agreement pursuant to which they agree not to revoke their written consents or take certain other actions adverse to the sale of the center business to Dental Spas. The record date for the shareholder action set forth in the foregoing resolutions was January 4, 2006. On that date, there were 10,549,130 shares of our common stock outstanding and shareholders representing 5,466,379 shares of our common stock approved the aforementioned resolutions. Therefore, you are not required to vote and your vote is not being sought.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

BriteSmile is in the process of selling its two businesses – the center business (or Spa Business, as referred to in this financial presentation) and the Associated Center Business. As a result of this dual sale process, the unaudited financial proforma information is presented in two ways:

1)	The first set of proforma statements reflect the impact of the sale of the Spa Business assuming only the Spa Business is sold, while the Associated Center Business remains with BriteSmile.

2)	The second set of proforma statements assumes that the sale of the Associated Center business is also consummated, in addition to sale of the Spa Business. Since these two businesses comprise all of the business operations of BriteSmile, it is assumed that, if both businesses are sold, the remaining corporate infrastructure expense would also be eliminated. This would leave a legal entity shell with only those administrative expenses required to support the corporate shell and any residual employee costs or employee severance obligations.

The following unaudited pro forma condensed consolidated financial information gives effect to the sale of both businesses as if such transactions had occurred at the end of the fiscal month of September 2005 for balance sheet data, and the beginning of fiscal months of January 2004 and January 2005 for statement of operations data.

These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only, and are not necessarily indicative of the operating results and financial position that might have been achieved had the transactions described herein occurred on the dates indicated, nor are they necessarily indicative of operating results and financial position which may occur in the future.

The consolidated historical statements of operations data for the periods presented are derived from the historical consolidated financial statements of BriteSmile. These pro forma condensed consolidated statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 25, 2004 and Quarterly Report on Form 10-Q for the thirty nine week period ended September 24, 2005. The historical condensed consolidated financial statements as of and for the thirty nine week period ended September 24, 2005 have been prepared in accordance with generally accepted accounting principles applicable to interim financial information and, in the opinion of the company’s management, include all adjustments necessary for a fair presentation of information for such periods.

Unaudited Pro Forma Consolidated Financials — if only the Spa Business is sold

The following unaudited pro forma condensed consolidated balance sheet gives effect to the sale of the Spa Business only — assuming that the Associated Center Business remains with BriteSmile. This pro forma presentation shows the unaudited condensed consolidated balance sheet that would remain at September 24, 2005. If only the Spa Business is sold, it is assumed that the proceeds from the sale of the Spa Business would be used to repay our outstanding debt.

BRITESMILE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(ASSUMING ONLY THE SALE OF THE SPA BUSINESS)

SEPTEMBER 24, 2005

$000’s

	Historical September 24, 2005	Impact from:				Pro Forma September 24, 2005
		Sale of Spa Business		Pro Forma Adjustment on Spa Business
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,503	$(15	)(2)	$(1,489	)(1)	$3,999
Trade accounts receivable, net	1,924	(93	)(3)	—		1,832
Account receivable from related party	190	—		—		190
Inventories	892	(266	)(4)	—		626
Prepaid expenses and other	563	(105	)(5)	—		458

Total current assets	9,072	(478)		(1,489)		7,105

PROPERTY AND EQUIPMENT, net	11,793	(5,556	)(6)	—		6,237

OTHER ASSETS	3,302	(862	)(7)	—		2,440

INTANGIBLES, net	4,980	—		—		4,980

TOTAL ASSETS	$29,147	$(6,896)		$(1,489)		$20,762

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,261	$(340	)(8)	$—		$2,922
Accrued liabilities	8,256	(1,018	)(9)	—		7,238
Deferred revenue	1,900	(1,090	)(10)	(38	)(10)	772
Current portion of L/T debt & capital lease obligations	2,850	—		(2,850	)(12)	—

Total current liabilities	16,267	(2,448)		(2,888)		10,931

LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations	10,286	—		(10,286	)(12)	—
Other long term liabilities	1,760	(1,310	)(11)	—		450

Total long-term liabilities	12,046	(1,310)		(10,286)		450

Total liabilities	28,313	(3,758)		(13,174)		11,381

STOCKHOLDERS’ EQUITY:	834	(3,138	)(21)	11,685	(21)	9,381

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,147	$(6,896)		$(1,489)		$20,762

See Notes to Pro Forma Condensed Consolidated Balance Sheet (Unaudited)

The following unaudited pro forma condensed consolidated statements of operations give effect to the sale of the Spa Business only — assuming the Associated Center Business remains with BriteSmile, and assumes the transaction had taken effect on December 26, 2004, the first day of our fiscal year ended December 31, 2005. If only the Spa Business is sold, these financial proforma statements assume that the proceeds from the sale of the Spa Business would be used to repay our outstanding debt.

BRITESMILE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(ASSUMING ONLY THE SALE OF THE SPA BUSINESS)

THIRTY NINE WEEK PERIOD ENDED SEPTEMBER 24, 2005

$000’s

	Historical 39 Weeks ended September 24, 2005	Impact from:				Pro Forma 39 Weeks ended September 24, 2005
		Sale of Spa Business		Pro Forma Adjustment on Spa Business
REVENUES:
Center whitening fees, net	$12,759	$(12,759	)(13)	$—		$—
Associated Center whitening fees, net	12,851	—		—		12,851
Product and other revenue	4,192	(2,856	)(13)	—		1,336

Total revenues, net	29,802	(15,615	)(13)	—		14,187

OPERATING COSTS AND EXPENSES:
Operating and occupancy costs	13,753	(9,973	)(14)	—		3,780
Selling, general and administrative expenses	26,149	(4,282	)(15)	—		21,867
Research and development expenses	221	—		—		221
Depreciation and amortization	4,872	(1,207	)(16)	—		3,665

Total operating costs	44,995	(15,462)		—		29,533

Profit/(Loss) from operations	(15,193)	(153)		—		(15,346)
Amortization of discount on debt	(1,952)	—		(6,222	)(17)	(8,174)
Interest expense	(949)	—		949	(18)	—
Interest income	209	—		—		209

Total Interest, net	(2,692)	—		(5,273)		(7,965)

Gain on sale of business		—		14,702	(19)	14,702
Gain on mark-to-market of financial instruments related to convertible debt	3,793	—		(3,793	)(18)	—
Other income/(expense), net	(235)	—				(235)

Profit/(Loss) before income tax provision	(14,326)	(153)		5,635		(8,843)

Income tax provision	151	—	(20)	—		151

Net income/(loss)	$(14,477)	$(153	)(21)	$5,635	(21)	$(8,994)

Basic net Income/(Loss) per share	$(1.37)					$(0.85)

Weighted Average Shares	10,529,321					10,529,321

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

The following unaudited pro forma condensed consolidated statements of operations give effect to the sale of our Spa Business only — assuming the Associated Center Business remains with BriteSmile, and assumes the transaction had taken effect on December 28, 2003, the first day of the company’s fiscal year ended December 25, 2004. If only the Spa Business is sold, these financial proforma statements assume that the proceeds from the sale of the Spa Business would be used to repay our outstanding debt.

BRITESMILE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(ASSUMING ONLY THE SALE OF THE SPA BUSINESS)

FIFTY TWO WEEK PERIOD ENDED DECEMBER 25, 2004

$000’s

	Historical 52 Weeks ended December 25, 2004	Impact from:				Pro Forma 52 Weeks ended December 25, 2004
		Sale of Spa Business		Pro Forma Adjustment on Spa Business
REVENUES:
Center whitening fees, net	$17,107	$(17,107	)(13)	$—		$—
Associated Center whitening fees, net	21,081	—		—		21,081
Product and other revenue	7,781	(4,391	)(13)	—		3,389

Total revenues, net	45,969	(21,498	)(13)	—		24,470

OPERATING COSTS AND EXPENSES:
Operating and occupancy costs	17,361	(10,781	)(14)	—		6,580
Selling, general and administrative expenses	29,218	(4,790	)(15)	—		24,428
Research and development expenses	484	—		—		484
Depreciation and amortization	6,750	(1,775	)(16)	—		4,975
Restructuring Expense	142	—		—		142

Total operating costs	53,955	(17,346)		—		36,609

Profit/(Loss) from operations	(7,987)	(4,152)		—		(12,139)
Amortization of discount on debt	(315)	—		(1,245	)(17)	(1,560)
Interest expense	(540)	—		540	(18)	—
Interest income	76	—		—		76

Total Interest, net	(780)	—		(705)		(1,484)

Gain on sale of business	—	—		14,702	(19)	14,702
Gain on mark-to-market of financial instruments related to convertible debt	1,060	—		(1,060	)(18)	—
Other income/(expense), net	(20)	—				(20)

Profit/(Loss) before income tax provision	(7,726)	(4,152)		12,937		1,060

Income tax provision	95	—	(20)	—		95

Net income/(loss)	$(7,821)	$(4,152	)(21)	$12,937	(21)	$965

Basic net Income/(Loss) per share	$(0.76)					$0.09

Weighted Average Shares	10,291,714					10,291,714

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet (Reflecting Sale of Spa Business only):

1.	To reflect the net cash proceeds from the sale of the Spa Business (including sale of assets and repayment of our debt):

Sale of the Spa Business
Cash purchase price	$20,000,000
Reduction for value of sold Thai Spa	$(291,000)
Reduction for accrued vacation/incentive	$(232,000)

Net purchase price proceeds	$19,477,000
Expenses related to the sale	$1,250,000

Subtotal proceeds from sale of the Spa Business	$18,227,000
Repayment of Debt:
Convertible Notes	$12,000,000
EVL Lease related debt	$2,778,933
Center loan	$1,550,000
LCO Note	$2,000,000
BDI Preferred Stock	$1,000,000

Total Debt Repayment	$19,328,933
Employee severance cost	$387,000

Net cash proceeds for working capital	$(1,488,933)

Note:

a.	The repayment of all of the debt instruments identified above results in the use of all of the net cash proceeds from the sale of the Spa Business (plus $1.5 million from the existing cash balance of BriteSmile).
b.	Employee severance costs are related to employees that are planned to be terminated upon the close of the sale of the Spa Business.

The following Notes 2 through 11 explain the assets and liabilities transferred to the buyer as a result of the sale of the Spa Business:

2.	Cash impact of $15,000 is the amount of petty cash at the 17 centers that is transferred to the buyer.

3.	$93,000 of accounts receivable impact represents the receivable balance transferred to the buyer.

4.	Inventory impact of $266,000 represent primarily the procedure gel kits and retail product inventory at the 17 centers, on consignment at the QVC television network, as well as the service parts inventory used to repair the lighting devices at the centers.

5.	Prepaid expense impact of $105,000 represents primarily prepaid insurance and taxes that transfers to the buyer.

6.	Property, plant and equipment impact of $5,556,000 is primarily the net book value of the fixed assets at the 17 centers.

7.	Other asset impact of $862,000 represents the security deposits associated with the center leases.

8.	Accounts payable of $340,000 represents primarily the operating payables of the centers.

9.	Accrued liabilities of $1,018,000 is comprised of accrued spa employee benefits and incentives, accrued insurance, and customer prepaid and gift certificate procedure liabilities.

10.	Deferred revenue of $1,090,000 reflects the deferred revenue associated with the Smile Forever touch-up maintenance program for spa customers, while the $38,000 of deferred revenue adjustment is related to deferred revenue for customers of the Boca Raton spa, which closed in October, 2005.

11.	Long term liability impact of $1,310,000 consists of 1) $1,054,320 of deferred rent, and 2) $255,281 related to the long term portion of the Smile Forever program deferred revenue.

12.	The debt impact of $2,850,000 short term and $10,286,000 long term is the result of the planned repayment of BriteSmile’s debt, as detailed in Note 1.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations for the periods ended September 2005 and December 2004 (Reflecting sale of the Spa Business only):

The following Notes 13 through 16 reflect the operating revenues and expenses that are eliminated as a result of the sale of the Spa Business:

13.	Total revenues related to the Spa Business of $15,615,000 and $21,498,000 for the 39 week period ended September 2005 and the 52 week period ended December 2004, respectively, include Spa Business treatment and retail product sale revenues as well as sales through BriteSmile’s independent retail channels such as Nordstroms and QVC.

14.	Operating and occupancy cost impacts of $9,973,000 and $10,781,000 for the 39 week period ended September 2005 and the 52 week period ended December 2004, respectively, reflect the costs of operating the centers, the cost of sales related to the treatments performed and retail products sold in the centers as well as the cost of retail product sales through the independent retail channels.

15.	The impact on Selling, General, and Administrative expense of $4,282,000 and $4,790,000 for the 39 week period ended September 2005 and the 52 week period ended December 2004, respectively, represents the cost of direct spa management staff, cost of shipping inventory to the centers, as well as an allocation of the Company’s domestic advertising and sales center expense based on the centers’ share of whitening procedures in each period. These impacts do not include any allocation of general corporate administration infrastructure.

16.	Depreciation impact of $1,207,000 and $1,775,000 for the 39 week period ended September 2005 and the 52 week period ended December 2004, respectively, reflects the depreciation of the center leasehold improvements, furniture, fixtures, and equipment.

17.	The amortization of debt discount adjustment ($6,222,000 and $1,245,000, respectively) is comprised of the elimination of the discount amortization related to loans paid off as a result of the sale ($8,174,000 and $1,560,000, respectively), less the debt discount expensed during the two reporting periods ($1,952,000 and $315,000, respectively), assuming the transaction occurred on the first fiscal day of each year.

18.	The interest expense impact ($949,000 and $540,000, respectively), and the mark-to-market gains related to the loans that are being repaid ($3,793,000 and $1,060,000, respectively), are also eliminated as a result of the transaction.

19.	The following table identifies the gain on the sale of the Spa Business. The gain is calculated based upon the balances as of September 24, 2005 (except inventory and accounts payable balances, which was based on October 22, 2005 and November 30, 2005, respectively):

Gain on Sale of Spa Business
Cash proceeds from sale (Note 1)	$19,477,000

Reductions to Gain:
Net value of sold assets/liabilities (Notes 2-11)	3,138,000
Expenses related to the sale	1,250,000
Employee severance cost (Note 1)	387,000

Gain on sale	$14,702,000

20.	No specific tax impact is identified in these pro forma financials because BriteSmile, Inc. has over $100 million of net operating loss carryforwards as of the end of 2004, and it is not currently possible to estimate the tax impact of the sale of the Spa Business at this time due to the uncertainty of 2006 operating results, uncertain applicability of the NOL on the transaction gain, as well as other factors. In any event, management anticipates that the tax impact will be minor. For example, if the entire gain were to be subject to the 2% Alternative Minimum Tax, with no operating loss offsets, the tax on the gain would be approximately $300,000.

21.	The total change in stockholders’ equity as reflected on the proforma condensed consolidated balance sheet (increase of $8,547,000) differs from the total net income impact in both years presented ($5,483,000 and $8,785,000, in 2005 and 2004, respectively) primarily because of the difference in impact assuming the transaction closed in September 2005 versus the beginning of each of the 2 periods reflected in the unaudited proforma statement of operations.

Unaudited Pro Forma Consolidated Financials — if both the Associated Center Business and the Spa Business are sold

The following unaudited pro forma condensed consolidated balance sheet gives effect to the sale of both the Associated Center (“AC”) Business and the Spa Business at September 24, 2005. If both businesses are sold, it is assumed that the proceeds from the sale of the Associated Center Business would be used to repay our outstanding debt since the AC Purchase Agreement requires that proceeds from the sale of the AC Business be used to repay the convertible debt of BriteSmile.

BRITESMILE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(ASSUMING BOTH THE SALE OF THE AC BUSINESS AND THE SPA BUSINESS)

SEPTEMBER 24, 2005

$000’s

	Historical September 24, 2005	Impact from:								Pro Forma September 24, 2005
		Sale of AC Business		Pro Forma Adjustment on AC Business		Sale of Spa Business		Pro Forma Adjustment on Spa Business
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,503	$—		$7,542	(22)	$(15	)(2)	$17,840	(32)	$30,870
Trade accounts receivable, net	1,924	(1,469	)(23)	—		(93	)(3)	—		363
Account receivable from related party	190	—		—		—		—		190
Inventories	892	(133	)(24)	—		(266	)(4)	—		493
Prepaid expenses and other	563			—		(105	)(5)	—		458

Total current assets	9,072	(1,602)		7,542		(478)		17,840		32,374

PROPERTY AND EQUIPMENT, net	11,793	(5,252	)(25)	—		(5,556	)(6)	—		985

OTHER ASSETS	3,302	(761	)(26)	3,500	(27)	(862	)(7)	—		5,179

INTANGIBLES, net	4,980	(4,980	)(28)	—		—		—		—

TOTAL ASSETS	$29,147	$(12,595)		$11,042		$(6,896)		$17,840		$38,538

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,261	$—		$—		$(340	)(8)	$—		2,922
Accrued liabilities	8,256	—		—		(1,018	)(9)	—		7,238
Deferred revenue	1,900	(772	)(29)	—		(1,090	)(10)	(38	)(10)	—
Current portion of L/T debt & capital lease obligations	2,850			(2,850	)(30)	—		—		—

Total current liabilities	16,267	(772)		(2,850)		(2,448)		(38)		10,159

LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations	10,286	—		(10,286	)(31)	—		—		—
Other long term liabilities	1,760	—				(1,310	)(11)	—		450

Total long-term liabilities	12,046	—		(10,286)		(1,310)		—		450

Total liabilities	28,313	(772)		(13,136)		(3,758)		(38)		10,609

STOCKHOLDERS’ EQUITY:	834	(11,823)		24,178		(3,138)		17,878	(43)	27,929

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,147	$(12,595)		$11,042		$(6,896)		$17,840		$38,538

See Notes to Pro Forma Condensed Consolidated Balance Sheet (unaudited)

The following unaudited pro forma condensed consolidated statements of operations give effect to the sale of both our AC Business and Spa Business, and assumes the transactions had taken effect on December 26, 2004, the first day of our fiscal year ended December 31, 2005. If both businesses are sold, it is assumed that the proceeds from the sale of the AC Business would be used to repay our outstanding debt. In addition, if both businesses are sold, these proforma statements assume that the remaining corporate overhead infrastructure would be eliminated and only a corporate shell would remain once both business sales are consummated.

BRITESMILE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(ASSUMING BOTH THE SALE OF THE AC BUSINESS AND THE SPA BUSINESS)

THIRTY NINE WEEK PERIOD ENDED SEPTEMBER 24, 2005

$000’s

	Historical 39 Weeks ended September 24, 2005	Impact from:										Pro Forma 39 Weeks ended September 24, 2005
		Sale of AC Business		Pro Forma Adjustment on AC Business		Sale of Spa Business		Pro Forma Adjustment on Spa Business		Pro Forma Corporate Adjustment
REVENUES:
Center whitening fees, net	$12,759	$—		$—		$(12,759	)(13)	$—		$—		$—
Associated Center whitening fees, net	12,851	(12,851	)(33)	—		—		—		—		—
Product and other revenue	4,192	(1,336	)(33)	—		(2,856	)(13)	—		—		—
Total revenues, net	29,802	(14,187	)(33)	—		(15,615	)(13)	—		—		—

OPERATING COSTS AND EXPENSES:
Operating and occupancy costs	13,753	(3,780	)(34)	—		(9,973	)(14)	—		—		0
Selling, general and admin expenses	26,149	(12,870	)(35)	—		(4,282	)(15)	—		(6,997	)(41)	2,000
Research and development expenses	221	(221	)(36)	—		—		—		—		—
Depreciation and amortization	4,872	(3,055	)(37)	—		(1,207	)(16)	—		—		610

Total operating costs	44,995	(19,926)		—		(15,462)		—		(6,997)		2,610

Profit /(Loss) from operations	(15,192)	5,739		—		(153)		—		6,997		(2,610)

Amortization of discount on debt	(1,952)	—		(6,222	)(38)	—		—		—		(8,174)
Interest expense	(949)	—		949	(39)	—		—		—		—
Interest income	209	—		—		—		—		—		209

Total Interest, net	(2,692)	—		(5,273)		—		—		—		(7,965)

Gain on sale of business	—	—		12,376	(40)	—		14,702	(19)	—		27,078
Gain from settlement of patent claim	—	—		5,400	(40)	—		—		—		5,400
Gain on mark-to-market of financial instruments related to convertible debt	3,793	—		(3,793	)(39)	—		—		—		—
Other income/(expense), net	(235)	—		235	(39)	—		—		—		—

Profit/(Loss) before income tax provision	(14,326)	5,739		8,945		(153)		14,702		6,997		21,903

Income tax provision	151	—		—		—		—		—	(42)	151

Net income / (loss)	$(14,477)	$5,739		$8,945		$(153)		$14,702		$6,997	(43)	$21,752

Basic net Income/(Loss) per share	$(1.37)											$2.07

Weighted Average Shares	10,529,321											10,529,321

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

The following unaudited pro forma condensed consolidated statements of operations give effect to the sale of both our AC Business and Spa Business, and assumes the transactions had taken effect on December 28, 2003, the first day of our fiscal year ended December 25, 2004. If both businesses are sold, it is assumed that the proceeds from the sale of the AC Business would be used to repay our outstanding debt. In addition, if both businesses are sold, these proforma statements assume that the remaining corporate overhead infrastructure would be eliminated and only a corporate shell would remain once both business sales are consummated.

BRITESMILE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(ASSUMING BOTH THE SALE OF THE AC BUSINESS AND THE SPA BUSINESS)

FIFTY TWO WEEK PERIOD ENDED DECEMBER 25, 2004

$000’s

	Historical 52 Weeks ended December 25, 2004	Impact from:										Pro Forma 52 Weeks ended December 25, 2004
		Sale of AC Business		Pro Forma Adjustment on AC Business		Sale of Spa Business		Pro Forma Adjustment on Spa Business		Pro Forma Corporate Adjustment
REVENUES:
Center whitening fees, net	$17,107	$—		$—		$(17,107	)(13)	$—		$—		$—
Associated Center whitening fees, net	21,081	(21,081	)(33)	—		—		—		—		—
Product and other revenue	7,781	(3,389	)(33)	—		(4,391	)(13)	—		—		—

Total revenues, net	45,969	(24,470	)(33)	—		(21,498	)(13)	—		—		—

OPERATING COSTS AND EXPENSES:

Operating and occupancy costs	17,361	(6,580	)(34)	—		(10,781	)(14)	—		—		0
Selling, general and admin expenses	29,218	(15,652	)(35)	—		(4,790	)(15)	—		(6,776	)(41)	2,000
Research and development expenses	484	(484	)(36)	—		—		—				—
Depreciation and amortization	6,750	(4,099	)(37)	—		(1,775	)(16)	—		—		876
Restructuring Expense	142	—		—		—		—		—		142

Total operating costs	53,955	(26,815)		—		(17,346)		—		(6,776)		3,018

Profit/(Loss) from operations	(7,987)	2,345		—		(4,152)		—		6,776		(3,018)

Amortization of discount on debt	(315)	—		(1,245	)(38)	—		—		—		(1,560)
Interest expense	(540)	—		540	(39)	—		—		—		—
Interest income	76	—		—		—		—		—		76

Total Interest, net	(780)	—		(705)		—		—		—		(1,484)

Gain on sale of businesses	—	—		12,376	(40)	—		14,702	(19)	—		27,078
Gain on settlement of patent claim	—	—		5,400	(40)	—		—		—		5,400
Gain on mark-to-market of financial instruments related to convertible debt	1,060	—		(1,060	)(39)	—		—		—		—
Other income/(expense), net	(20)	—		20	(39)	—		—		—		—

Profit/(Loss) before income tax provision	(7,726)	2,345		16,031		(4,152)		14,702		6,776		27,977
Income tax provision	95	—		—		—		—		—	(42)	95

Net income / (loss)	$(7,821)	$2,345		$16,031		$(4,152)		$14,702		$6,776	(43)	$27,882

Basic net Income/(Loss) per share	$(0.76)											$2.71

Weighted Average Shares	10,291,714											10,291,714

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet (Reflecting Sale of both the AC and Spa Businesses and assuming the proceeds from the sale of the AC Business are used to repay our debt):

(For Notes 1 through 21, refer to the Notes to the financial presentation for the sale of the Spa Business only)

22.	To reflect the net cash proceeds from the sale of the AC Business and related settlement of our patent infringement claim against Discus Dental, the buyer of the AC Business (including sale of assets and repayment of our debt):

	Sale of the AC Business	Patent Claim Settlement	Total AC Proceeds
Cash purchase price received at closing	$22,800,000	$8,700,000	$31,500,000
Escrow fund to be released 15 months after closing	$3,500,000	—	$3,500,000

Total purchase price	$26,300,000	$8,700,000	$35,000,000
Proceeds from 80% of domestic A/R (Note 23)	$400,800	—	$400,800
Expenses related to the sale	$1,500,000	$3,300,000	$4,800,000
Planned repayment of debt (excluding accrued interest):
Convertible notes	$12,000,000		$12,000,000
EVL lease related debt	$2,778,933		$2,778,933
Center loan with CAP	$1,550,000		$1,550,000
LCO note payable	$2,000,000		$2,000,000
BDI preferred stock	$1,000,000		$1,000,000

Total planned debt repayment	$19,328,933		$19,328,933
Employee severance cost	$230,000	—	$230,000

Net cash proceeds for working capital	$5,641,867	$5,400,000	$11,041,867

Memo: Unrestricted cash	$7,541,867
Restricted cash (Escrow fund)	$3,500,000

The following Notes 23 through 29 depict the assets and liabilities transferred to the buyer of the AC Business:

23.	The AC Business international accounts receivable at close will be transferred to the buyer and BriteSmile will receive 50% of collections made on these receivables by the buyer post close. Assuming only 50% of international receivables will be collected after close by the buyer, this results in a remaining international receivable net balance at close of $362,000 on BriteSmile’s balance sheet (excluding the $93,000 of receivable balance for the retail channel customers (which is to be transferred to the buyer of the Spa Business). Furthermore, the AC Business buyer is also purchasing the domestic dentist receivable by paying 80% of the gross balance as of the close date (estimated price to be $400,800 based on receivable balance as of December 16, 2005).

24.	The AC Business cash proceeds identified in Note 22 exclude any payments made by the buyer for the incremental purchase of inventory above the inventory amount of $133,000 shown on the balance sheet (which the buyer receives as part of its purchase price).

25.	The $5,252,000 book value impact on property and equipment is primarily related to the lighting devices located with the independent AC Business dentists worldwide.

26.	The $761,000 impact from the sale of the AC Business is comprised of 2 factors: the write-off of the remaining balance of deferred Magic Mirror development costs that were being amortized over the life of the

AC Business dentist contracts ($473,000), and the write-off of the deferred OCA contract costs, that was being amortized over the life of the OCA customer contract ($288,000).

27.	The $3,500,000 adjustment to other assets is the restricted cash resulting from the establishment of the transaction escrow fund.

28.	The elimination of the $4,980,000 of intangible asset balance (net) is due to the sale of our patents under the terms of the AC Business Asset Purchase Agreement

29.	The elimination of deferred revenue ($772,000) reflects the transfer of the deferred revenue liability to the buyer. We need to determine if the impact of the elimination of the deferred revenue will contribute to the gain on sale of the business or be treated as an adjustment to revenue which would be reflected in the results from discontinued operations. In either case, there will be no net impact on the pro forma revenue of the surviving entity.

30.	The pro forma adjustment associated with our debt ($2,850,000 short term) reflects the payoff of debt after the write-off of the unamortized debt discount balance (approximately $6.2 million).

31.	The pro forma adjustment associated with our debt ($10,286,000 long term) reflects the payoff of debt after the write-off of the unamortized debt discount balance (approximately $6.2 million).

32.	To reflect the net cash proceeds from the sale of the Spa Business (assuming the proceeds from the sale of the AC Business are used to repay our debt):

Sale of the Spa Business
Cash purchase price	$20,000,000
Reduction for value of sold Thai Spa	$(291,000)
Reduction for accrued vacation/incentive	$(232,000)

Net purchase price proceeds	$19,477,000
Expenses related to the sale	$1,250,000
Employee severance cost	$387,000

Net cash proceeds for working capital	$17,840,000

Note:

a.	This assumes that the repayment of debt is paid from the proceeds from the sale of the AC Business (see Note 22).
b.	Employee severance costs are related to employees that are planned to be terminated upon the close of the sale of the spa center business.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations for the two periods ended September 2005 and December 2004 (Reflecting sale of both the AC Business and the Spa Business, including the use of the AC Business sale proceeds to repay our debt):

33.	AC Business whitening fees, net and product and other revenue specifically associated with the AC Business are presented in the “Sale of AC Business” column. The Pro Forma column gives effect to the asset sale of the AC Business as of the first day of the respective reporting periods.

34.	The operating and occupancy costs ($3,780,000 and $6,580,000 respectively) consist of direct cost of sales related to the treatments and retail product revenue as well as the variable lease fees associated with the equipment lease on the AC Business whitening devices.

35.	Selling, general and administrative expenses associated with the AC Business for the 9 month period in 2005, and in 2004 ($12,870,000 and $15,652,000, respectively) includes the direct sales and support expenses of the AC Business, and an allocation of corporate marketing and call center expense that was calculated based on the AC Business share of our total whitening procedure volume.

36.	All of our research and development expenses for the 2 reporting periods ($221,000 and $484,000, respectively) have been identified as belonging to the AC Business since the AC Business sale includes our technology.

37.	Depreciation and amortization for the AC Business represents depreciation of whitening devices in both the international and domestic channels.

38.	The amortization of debt discount adjustment for the two reporting periods ($6,222,000 and $1,245,000, respectively) is comprised of the elimination of the discount amortization related to loans paid off as a result of the sale ($8,174,000 and $1,560,000, respectively), less the debt discount expense reported in the two periods ($1,952,000 and $315,000, respectively), assuming the transaction occurred on the first fiscal day of each reporting period.

39.	The interest expense for the two reporting periods ($949,000 and $540,000, respectively), the mark-to-market gains related to the loans that are being repaid ($3,793,000 and $1,060,000, respectively), and other expense ($235,000 and $20,000, respectively) related to the AC Business, are also eliminated as a result of the transaction.

40.	The following table allocates the gain on the transaction between the gain on the sale of the AC Business (including net assets of the business) and the gain from the litigation settlement of BriteSmile’s patent infringement claim against the AC Business buyer. The gain is calculated based upon the balances as of September 24, 2005 (except inventory, which was based on October 22, 2005):

	Sale of Business	Claim settlement	Total Gain
Cash purchase price (Note 22)	$26,300,000	$8,700,000	$35,000,000
Proceeds from 80% of domestic A/R (Note 23)	400,800	—	400,800
Sale of fixed assets (Note 25)	5,252,000	—	5,252,000
Sale of patents (intangible assets) (Note 28)	4,980,000	—	4,980,000
Sale of accounts receivable (Note 23)	1,469,000	—	1,469,000
Sale of inventory (for purchase price) (Note 24)	133,000	—	133,000
Deferred costs associated with AC contracts (Note 26)	761,000	—	761,000
Expenses related to the sale	1,500,000	3,300,000	4,800,000
Employee severance cost	230,000	—	230,000

Gain on sale	$12,375,800	$5,400,000	$17,775,800

Notes to Footnote 40 on Gain on sale:

1.	Of the total $35 million purchase price, $8.7 million has been allocated to the settlement of patent infringement claims between the company and the AC Business buyer. The expenses related to the sale include primarily investment banking fees and legal fees.
2.	This estimated gain excludes the impact of transferring the deferred revenue associated with the AC Business to the buyer ($772,000 as of September 24, 2005). We need to determine if the impact of the elimination of the deferred revenue on BriteSmile’s books will contribute to the gain on sale of the business or be treated as an adjustment to revenue as reflected in the results from discontinued operations.
3.	This estimated gain excludes any potential claims that might be asserted by third parties alleging that they are entitled to receive or share in a portion of the proceeds to us or our subsidiaries from the sale of our intellectual property assets.

41.	The proforma corporate adjustments for Selling, General, and Admin expense ($6,997,000 and $6,776,000 for the 2 reporting periods, respectively) reflect the elimination of most of the remaining overhead infrastructure expense as a result of the sale of both the AC and Spa Businesses. These proforma statements assume that the only expense remaining after both sales are closed will be some amount of expense to support the legal entity shell (mostly legal, insurance and accounting expense) amounting to approximately $1,050,000 in each of the reporting periods shown, plus the severance cost associated with the termination of the remaining employees of BriteSmile (approximately $950,000).

42.	No specific tax impact is identified in these pro forma financials because BriteSmile, Inc. has over $100 million of net operating loss carryforwards as of the end of 2004, and it is not currently possible to estimate the tax impact of the sale of either business at this time due to the uncertainty of 2006 operating results, uncertain applicability of the NOL on the transaction gain, as well as other factors. In any event, management anticipates that the tax impact will be minor. For example, if the entire gain were to be subject to the 2% Alternative Minimum Tax (AMT), with no operating loss offsets, the tax on the gain on the sale of the Spa Business would be approximately $300,000, while the AMT tax on the gain on the sale of the AC Business would be approximately $356,000.

43.	The total change in stockholders’ equity as reflected on the proforma condensed consolidated balance sheet differs from the total net income impact in both years presented primarily because of the difference in impact assuming the transaction closed in September 2005 versus the beginning of each of the 2 periods reflected in the statement of operations.

ANNEX A

LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST

PURCHASE AGREEMENT

by and between

DENTAL SPAS, LLC,

as “Buyer”

and

BRITESMILE, INC.,

as “Seller”

Dated: January 13, 2006

i

4.18	Absence of Certain Changes and Events	19
4.19	Environmental Matters	20
4.20	Labor Matters	20
4.21	Leases, Premises	21
4.22	Suppliers	21
4.23	Brokers or Finders	21
4.24	Powers of Attorney	21
4.25	Sale of Products	21
4.26	FDA and Regulatory Matters	21
4.27	Sufficiency of Assets	22
4.28	NO OTHER REPRESENTATIONS OR WARRANTIES	22

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		23

5.1	Organization and Good Standing	23
5.2	Authorization of Transaction	23
5.3	Non-Contravention	23
5.4	Consents and Approvals	23
5.5	Legal Proceedings	23
5.6	Brokers or Finders	24
5.7	Investment	24

ARTICLE VI. COVENANTS PRIOR TO CLOSING		24

6.1	Access and Investigation	24
6.2	Operation of the Spa Business	24
6.3	Negative Covenant	26
6.4	Required Approvals	26
6.5	Notification	26
6.6	No Negotiation	27
6.7	Shareholder Approval	27
6.8	Seller Efforts to Satisfy Conditions	28
6.9	Lease Cash Deposits	28
6.10	Required Approvals	28
6.11	Replacement of Lease Security Instruments	28
6.12	Buyer Efforts to Satisfy Conditions	28

ARTICLE VII. CONDITIONS TO CLOSING		28

7.1	Conditions to Seller’s Obligation to Close	28
7.2	Conditions to Buyer’s Obligations to Close	29

ARTICLE VIII. TERMINATION		31

8.1	Termination Events	31
8.2	Effect of Termination	32

ARTICLE IX. ADDITIONAL COVENANTS		33

9.1	Assistance in Proceedings	33
9.2	Customer and Other Business Relationships	33
9.3	Retention of and Access to Records	33
9.4	Further Assurances	33
9.5	Magic Mirror Product	33
9.6	Webscheduler	34
9.7	Non-Competition	34
9.8	Inventory	34
9.9	Thai Spa	34
9.10	International Spa Rights	35
9.11	Transitional Services	35
9.12	Tax Filings	35
9.13	Repayment Obligations	36
9.14	Sales and Other Taxes on the Contemplated Transactions	36

ARTICLE X. INDEMNIFICATION; REMEDIES		36

10.1	Survival	36
10.2	Indemnification and Reimbursement by Seller	36
10.3	Indemnification and Reimbursement by Buyer	36
10.4	Limitations on Amount	37
10.5	Third-Party Claims	37
10.6	Other Claims	39
10.7	Insurance Proceeds	39

ARTICLE XI. CONFIDENTIALITY		40

11.1	Definition of Confidential Information	40
11.2	Restricted Use of Confidential Information	41
11.3	Exceptions	41
11.4	Legal Proceedings	42
11.5	Return or Destruction of Confidential Information	42

ARTICLE XII. GENERAL PROVISIONS		42

12.1	Expenses	42
12.2	Public Announcements	42
12.3	Assignments, Successors and No Third-Party Rights	43
12.4	Jurisdiction	43
12.5	Governing Law	43
12.6	Waiver; Remedies Cumulative	43
12.7	Entire Agreement and Modification	44
12.8	Notices	44
12.9	Severability	45
12.10	Construction	45

12.11	Time of Essence	45
12.12	Execution of Agreement	45

EXHIBITS

EXHIBIT A: CONTRIBUTION AGREEMENT

EXHIBIT B: SPA LICENSE AGREEMENT

LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST

PURCHASE AGREEMENT

This Limited Liability Company Membership Interest Purchase Agreement (this “Agreement”) is entered into as of January 13, 2006 by and between Dental Spas, LLC, an Iowa limited liability company (“Buyer”), and BriteSmile, Inc., a Utah corporation (“Seller”).

RECITALS

A. As of the date hereof, Seller has agreed to contribute (such contribution of assets and liabilities, the “Contribution”) all of its assets and liabilities related to its business (1) of owning or operating dedicated centers, in retail locations, in which the dental services provided or authorized to be provided are limited to providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers and (2) selling in such dedicated centers and in other retail channels not including professional dental offices teeth whitening products, including its BriteSmile-to-Go pen, toothpaste, mouthwash and gum products, directly and through third party retail establishments ((1) and (2) being referred to collectively as the “Spa Business”) to BriteSmile Spas, LLC, a Delaware limited liability company (the “Company”), in exchange for all of the outstanding membership interests in the Company (the “Membership Interests”) pursuant to the terms of the Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), by and between Seller and the Company a copy of which is attached hereto as Exhibit A, all as provided herein or under the Spa License Agreement.

B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Membership Interests, subject to the terms and conditions of this Agreement.

C. Concurrently with the execution of this Agreement, (a) shareholders of Seller that hold 51.8% of the voting power of Seller entitled to approve the Contemplated Transactions have executed shareholder consents (the “Shareholder Consents”) voting in favor of approval of the Contemplated Transactions and shareholders of Seller that hold approximately 41% of the voting power of Seller entitled to vote on the Contemplated Transactions have executed consent agreements pursuant to which they have agreed not to revoke such shareholder consents or vote in favor of certain other transactions or actions in accordance with the terms of such consent agreements entered into with Buyer; and (b) Seller’s board of directors (the “Board”) has adopted a resolution, in the form set forth in Section 3.2 of the Disclosure Schedule, recommending to the shareholders that they approve this Agreement and the Contemplated Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and accuracy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION PROVISIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accounts Receivable” shall mean (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of the Company, (b) all other accounts or notes receivable from customers of the Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accrued Vacation Amount” shall mean the aggregate dollar amount attributable to all unpaid or unused “paid time off” accrued with respect to employees of the Company or of any P.C. as of the Closing Date which shall be determined, on an employee-by-employee basis, by multiplying the number of days of accrued and unpaid or unused paid time off for each such employee by such employee’s daily base salary as of immediately prior to the Closing Date.

“Associated Center Business” shall mean the business conducted by Seller and its affiliates of offering teeth-whitening products and systems through existing independent dental offices worldwide, known as BriteSmile Professional Teeth Whitening Associated Centers.

“Associated Center Sale” shall mean the sale of Seller’s Associated Center Business or all or a material portion of the assets of Seller’s Associated Center Business, in one or more related transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement.

“Contract” shall mean any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Contributed Assets” shall have the meaning set forth in the Contribution Agreement.

“Disclosure Schedule” shall mean a schedule delivered by Seller to Buyer on the date hereof, which sets forth exceptions to the representations and warranties contained in ARTICLE III and ARTICLE IV hereof and certain information called for by this Agreement.

“Encumbrances” shall mean any charge, claim, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, right of first option, right of first refusal, hypothecation, encumbrance, preference, right of possession, lease, preference, license, proxy, or community property interest of any nature, including any voting right (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any third party.

“Environmental, Health and Safety Requirements” shall mean all Legal Requirements of any Governmental Body concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are duly enacted and in effect on the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” shall mean U.S. Generally Accepted Accounting Principles, consistently applied.

“Governing Documents” shall mean with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (d) if a limited liability company, the articles of organization and operating agreement, (e) if another type of Person other than a natural person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person, (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” shall mean any approval, consent, ratification, waiver, authorization, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any:

(a) nation, state, county, city, town, borough, village, district or other governmental jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body; or

(e) body entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Inventories” shall mean all inventories of the Company (and not furniture, equipment or the twenty (20) lighting devices to be transferred to the Company pursuant to the Contribution Agreement), wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

“Knowledge” shall mean (a) with respect to Seller, the actual knowledge of Anthony Pilaro, Dr. Julian Feneley, Nhat Ngo and Kenneth A. Czaja and (b) with respect to Buyer, the actual knowledge of Dr. Philip Hirschhorn.

“Lease Security Instruments” means any and all certificates of deposit, financial guarantees, restricted bank deposits or other instruments made or required to be made to secure performance under the Leases. The parties agree that any cash deposits made or required to be made to secure performance under the Leases shall not be Lease Security Instruments.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, established principle of common law, code, regulation, statute or treaty.

“Liability” shall mean with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Order” shall mean any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day or other periodic operations of such Person;

(b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c) is similar in nature, scope and magnitude to actions reasonably expected to be customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day or other periodic operations of other Persons that are in the same line of business as such Person.

“P.C.” means a professional corporation owned by a licensed dentist which provides dental services to consumers at a Spa.

“P.C. Dentist” means a dentist who owns or is employed by a P.C.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes or other governmental charges not yet due and payable by a Person so long as such Person discharges such taxes when they become due and payable, except the amount or validity of which is being contested by such Person in good faith; (b) Encumbrances for Taxes or other governmental charges the amount or validity of which is being contested by such Person in good faith by appropriate proceedings as set forth in Section 4.10 of the Disclosure Schedule; (c) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen and other liens imposed by law (other than such liens of which Seller has Knowledge as of the date hereof); (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property by Seller; (e) covenants, conditions, restrictions, easements and other matters of record affecting title to the real property which have been disclosed in writing to the Buyer and do not unreasonably interfere with the current use (or use contemplated by the Spa License Agreement), occupancy, or value, or the marketability of title, of real property; (f) liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use and have not arisen other than in the Ordinary Course of Business; and (g) Encumbrances set forth on Section 4.7 of the Disclosure Schedule.

“Person” shall mean an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Representative” shall mean with respect to a particular Person, any director, officer, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Spa Business Combination” shall mean any transaction or series of related transactions pursuant to which Seller directly or indirectly may sell or otherwise transfer or could be deemed to have transferred the Spa Business or the Contributed Assets (other than in the Ordinary Course of Business), except that the following shall not constitute a Spa Business Combination: (a) the acquisition by any Person or “group” (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of beneficial ownership of outstanding voting securities of Seller, (b) any merger or business combination with another entity that results in the shareholders of Seller immediately prior to the merger or business combination owning less than 50% of the voting power of the surviving entity immediately following the closing of the merger or business combination or (c) the Associated Center Sale.

“Spa License Agreement” shall mean the license agreement in the form attached hereto as Exhibit B.

“Spas” shall have the meaning set forth in the Spa License Agreement.

“Subsidiary” shall mean with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

“Superior Offer” shall mean an unsolicited, bona fide written offer made by a Third Party to engage in a Spa Business Combination or a transaction that includes a Spa Business Combination as well as other assets of Seller (including a sale of substantially all the assets of Seller or a sale of all of the capital stock of Seller) on terms that the Board determines, in its reasonable judgment, based upon written advice of an independent financial advisor of nationally recognized reputation, to be more favorable to Seller’s shareholders from a financial point of view than the terms of the Contemplated Transactions; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if the Board does not reasonably determine, based upon written advice of such independent financial advisor, that the Third Party has the same or better financing commitments than Buyer has obtained on the date the offer is determined to be a Superior Offer and that the Third Party is reasonably capable of obtaining such financing.

“Tax” shall mean any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Thai Spa” shall mean the BriteSmile Whitening Spa (Thailand) Limited.

“Thai Spa Proceeds” shall mean all amounts that Seller is entitled to receive in consideration for its equity interest in the Thai Spa, if any, pursuant to the exercise of certain rights of first refusal by the other equity holder of the Thai Spa, which is an amount equal to $291,000.

“Third-Party” shall mean any Person other than the parties and each of their respective affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors.

“Third-Party Claim” shall mean any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Webscheduler Products” shall mean Seller’s Webscheduler Software, Seller’s Webscheduler website and Seller’s Webscheduler reporting website.

1.2 Other Defined Terms. The following terms shall have the meanings given them in the Sections of this Agreement set forth below:

Term	Section
Agreement	Preamble
Annual Financial Statements	4.6
Balance Sheet Date	4.6
Board	Recitals
Buyer	Preamble
Buyer Contact	11.2(a)
Buyer Indemnified Person	10.2
Closing	2.3
Closing Date	2.3
Commission	4.6
Company	Recitals
Company Financial Statements	4.6
Confidential Information	11.1(a)
Contribution	Recitals
Contribution Agreement	Recitals
Copyrights	4.13(a)
Damages	10.2
Disclosing Party	11.1(a)
Employee Plans	4.12
ERISA Affiliate	4.12
Indemnified Person	10.5(a)
Indemnifying Person	10.5(a)
Leases	4.21
Licenses	4.13(a)
Magic Mirror Rights	9.5
Marks	4.13(a)

Material Adverse Effect	4.11
Membership Interests	Recitals
Other Consents	7.2(b)
Patents	4.13(a)
Pre-Closing Taxes	9.12
Proprietary Rights	4.13(a)
Purchase Price	2.2
Quarterly Financial Statements	4.6
Receiving Party	11.1(a)
Required Consents	7.2(b)
Restricted Business	9.7
Seller	Preamble
Seller Contact	11.2(a)
Seller Indemnified Persons	10.3
Software	4.13
Spa Business	Recitals
Tax Filings	6.11
Termination Fee	8.2(b)
Trade Secret	4.13(a)

1.3 Interpretation Provisions. In this Agreement, unless a clear contrary intention appears:

(a) Any reference to “party” or “parties” shall be a reference to Buyer and Seller, individually or collectively, as the case may be.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term “or” is disjunctive but not necessarily exclusive. The terms “include” and “including,” however used, are not limiting and mean “including without limitation.”

(c) References to dollars or “$” shall mean dollars in lawful currency of the United States of America.

(d) References to agreements and other documents shall be deemed to include all subsequent amendments, addenda and other modifications thereto, and all exhibits and schedules thereto through the date hereof.

(e) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(g) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall under any circumstances be applied against any party.

(h) Representations, warranties, covenants, indemnities or obligations given or entered into by more than one party hereunder shall bind each of the parties thereto jointly and severally.

(i) In resolving any dispute regarding, or construing any provision in, this Agreement, there shall be no presumption made or inference drawn because of the drafting history of the Agreement, or because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

ARTICLE II.

PURCHASE AND SALE OF MEMBERSHIP INTERESTS; CLOSING

2.1 Sale of Membership Interests. On and subject to the terms of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer, assign and deliver to Buyer, the Membership Interests for the consideration specified in Section 2.2. In connection with such sale, conveyance, transfer, assignment and delivery, Seller shall cease to be a member of the Company and parties shall take such actions as are necessary to remove Seller as the manager of the Company, including, without limitation, the appointment of a successor manager by Buyer.

2.2 Consideration for Membership Interests. As full and complete consideration for the sale, transfer, assignment, conveyance and delivery of the Membership Interests by Seller to Buyer, and for all representations, warranties, covenants and obligations of Seller in this Agreement, Buyer shall pay to Seller cash in an amount equal to Twenty Million Dollars ($20,000,000), less the sum of (i) the Accrued Vacation Amount, if any and (ii) the Thai Spa Proceeds (collectively, the “Purchase Price”). Not later than four (4) business days prior to the Closing, Seller shall notify Buyer in writing of the Accrued Vacation Amount.

2.3 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at Skadden, Arps, Slate, Meagher & Flom LLP, Four Embarcadero Center, San Francisco, California at 10:00 a.m. local time on the second (2nd) business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than those conditions to be satisfied at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

2.4 Deliveries at Closing. At the Closing, Seller will deliver to Buyer (a) documentation reasonably satisfactory to Buyer transferring and assigning to Buyer the Membership Interests and (b) the various certificates, instruments and documents referred to in Section 7.2 below. At the Closing, Buyer will deliver to Seller (a) the Purchase Price by wire transfer of immediately available funds to an account provided by Seller and (b) the various certificates, instruments and documents referred to in Section 7.1 below. At the Closing, the parties shall, and shall cause the Company to, consummate the Contribution in accordance with the terms of the Contribution Agreement.

2.5 Purchase Price Allocation.

(a) Buyer and Sellers agree to allocate the Purchase Price among the assets of the Company for purposes of Sections 755 and 1060 of the Code (the “Allocation”). Except as set forth in (b), neither Buyer nor Seller (nor any of their respective Affiliates) shall file any Tax Return or take a position with a taxing authority that is inconsistent with the Allocation, including any amendments.

(b) Buyer shall present a draft of the Allocation (the “Proposed Allocation”) to Seller for review as soon as reasonably practicable after the Closing Date. Except as provided in subparagraphs (i) and (ii) of this Section 2.5(b), at the close of business on the 51st day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Buyer and Seller and shall be the Allocation.

(i) Seller shall raise any objection to the Proposed Allocation in writing within fifty (50) days of the delivery of the Proposed Allocation. Seller and Buyer shall negotiate in good faith to resolve any differences for thirty (30) days after delivery of any objection by Seller. If Buyer and Seller reach written agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such written agreement, shall become binding upon Seller and Buyer and shall be the Allocation.

(ii) If Seller and Buyer cannot mutually agree on the appropriate allocation within the 30-day time limit set forth in subparagraph (i) above, Buyer and Seller may agree to report differing allocations for tax purposes, provided that each party shall provide the other with the allocation reported by such party.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby makes the representations and warranties set forth below to Buyer as of the date hereof, except as disclosed in the Disclosure Schedule (with each disclosure set forth therein in any section being deemed to be cross-referenced to each other section herein).

3.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of Utah, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

3.2 Authorization of Transaction. Subject to the approval of this Agreement and the Contemplated Transactions by the shareholders of Seller having become effective in accordance with all Legal Requirements, Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Subject to the approval of this Agreement and the Contemplated Transactions by the shareholders of Seller having become effective in accordance with all Legal Requirements, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Subject to the approval of this Agreement and the Contemplated Transactions by the shareholders of Seller having become effective in accordance all Legal Requirements, the execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller. The shareholder consents set forth in Section 3.2 of the Disclosure Schedule constitute the valid consents of shareholders of Seller holding not less than 51.8% of the voting power of Seller entitled to approve the Contemplated Transactions, and the resolution of Seller’s board of directors set forth in Section 3.2 of the Disclosure Schedule constitutes a valid, duly adopted resolution of such board satisfying any Legal Requirement that Seller’s board of directors make a recommendation concerning approval of this Agreement and the Contemplated Transactions by Seller’s shareholders.

3.3 Noncontravention. Notwithstanding Sections 3.2, 4.17 and 4.21 and except as set forth on Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate in any material respect any Legal Requirement applicable to Seller or to which the Company is subject, (b) violate any provision of Seller’s Governing Documents or (c) conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of Seller’s material assets are subject

3.4 Membership Interests. At the Closing, Seller will hold of record and beneficially all of the membership interests of the Company free and clear of any Encumbrances (other than restrictions under the Securities Act and state securities laws).

3.5 No Brokers. Seller has not entered into nor will it enter into any contract, agreement, arrangement or understanding with any Person, which will result in an obligation of Buyer or the Company to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

3.6 No Other Agreements to Sell Membership Interests. Seller has no legal obligation, absolute or contingent, to any other Person to sell the Membership Interests, to sell any assets of the Company, including assets to be contributed to the Company pursuant to the Contribution Agreement, except in the Ordinary Course of Business, or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement related thereto.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE SPA BUSINESS AND THE COMPANY

Seller hereby makes the representations and warranties set forth below to Buyer as of the date hereof, notwithstanding anything to the contrary in Article 5 of the Contribution Agreement and except as disclosed in the Disclosure Schedule (with each disclosure set forth therein in any section being deemed to be cross-referenced to each other section herein).

4.1 Organization and Good Standing. Section 4.1 of the Disclosure Schedule contains a complete and accurate list of the Company’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts. The Company is, or will be as of the Closing, duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except for such failure to be so qualified that, individually or in the aggregate would not result in a Material Adverse Effect. Each P.C. is a professional corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, except for such failures to be duly organized, validly existing and in good standing that, individually or in the aggregate, would not result in a Material Adverse Effect. Complete and accurate copies of the Governing Documents of the Company, as currently in effect, attached to the Disclosure Schedule as Exhibits A-1 and A-2.

4.2 Capitalization. The Membership Interests will, at the Closing, represent the entire authorized capital of the Company. The Membership Interests will be, at the Closing, duly authorized, validly issued, fully paid and nonassessable. The Company has not issued any securities, including, but not limited to, options, warrants or other securities convertible into or exercisable for any equity capital of the Company.

4.3 No Subsidiaries. The Company does not own any stock, partnership interest, membership interest, joint venture interest or any other security or ownership interest issued by any other corporation, or by any partnership, limited liability company, organization or other entity.

4.4 Non-contravention. Except as set forth on Section 4.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby will (a) violate in any material respect any Legal Requirement applicable to the Spa Business or to which the Spa Business is subject, (b) violate any provision of the Company’s Governing Documents or (c) conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller or the Company is a party with respect to the Spa Business or by which the Company is bound or to which any of the material assets of the Spa Business are subject.

4.5 Consents and Approvals. Except as set forth on Section 4.5 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or permit from, any Governmental Body or authority, or any other person or entity, is required to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement by Seller and the consummation of the Contemplated Transactions.

4.6 Financial Statements. The annual consolidated financial statements of Seller set forth in its most recent Annual Report on Form 10-K, as amended (the “Annual Financial Statements”), filed with the Securities and Exchange Commission (the “Commission”), and the interim consolidated financial statements of Seller set forth in filings with the Commission since the filing of its most recent Annual Report on Form 10-K (the “Quarterly Financial Statements”) are true, correct and complete in all material respects, have been prepared from and are in accordance with the books and records of Seller and its Subsidiaries and have been prepared in conformity with GAAP, and fairly present in all material respects the financial condition of Seller as of the dates stated and the results of operations and cash flows of Seller for the periods then ended in accordance with such practices. The unaudited proforma balance sheet of the operating dental spa centers which will be transferred to the Company pursuant to the terms of the Contribution Agreement and the non-professional retail operations of Seller (collectively, the “Purchased Operations”) as of October 22, 2005 (the “Balance Sheet Date”) and a statement of operations of the Purchased Operations for the 10-month period ended October 22, 2005, are set forth in Section 4.6 of the Disclosure Schedule (the “Company Financial Statements”). The Company Financial Statements represent Seller’s best estimate of the financial position and results of operations of the Purchased Operations as of and for the period ended on the Balance Sheet Date, and were derived from the Annual Financial Statements and the Quarterly Financial Statements and are in accordance with the corrected books and records of Seller and its Subsidiaries. The pro-forma financial statement of operations represents the direct revenue, cost, expense, and contribution of the Purchased Operations. It excludes any allocation of corporate selling, general and administrative expenses. Seller agrees to update the above-described financial statements not less than two (2) days prior to Closing by delivering to Buyer (a) Seller’s Quarterly Financial Statements as of December 31, 2005, if available at the time of Closing; (b) Seller’s unaudited balance sheet, income statement and statement of changes in financial position, as of the most recent month-end preceding the Closing, if available at time of the Closing; and (c) the unaudited proforma balance sheet and statement of operations of the Purchased Operations as of December 31, 2005, if available at time of the Closing, and any month-end that may have occurred between January 1, 2006 and the Closing, if available at the time of the Closing.

4.7 Title to Assets; Encumbrances. Except as set forth in the Company Financial Statements, Seller owns, and at the Closing the Company will own, good and transferable title to all of the assets of the Spa Business, free and clear of any Encumbrances other than those set forth on Section 4.7 of the Disclosure Schedule and any Permitted Encumbrances. To Seller’s Knowledge, except as set forth on Section 4.7 of the Disclosure Schedule, each of the assets of the Spa Business is in good repair and good operating condition, ordinary wear and tear excepted, and is suitable for use in the Ordinary Course of Business.

4.8 Accounts Receivable. All Accounts Receivable that are reflected on the Company Financial Statements or on the accounting records of the Company as of the Closing Date represent or will represent valid obligations owed to Seller with respect to the Spa Business. To Seller’s Knowledge, except as set forth on Section 4.8 of the Disclosure Schedule or reflected in the Company Financial Statements, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller with respect to its conduct of the Spa Business, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

4.9 Inventories. All Inventories of products currently sold or used in the Ordinary Course of Business of the Spa Business, including the product and spare parts inventories of Seller with respect to the Spa Business, including those inventories stored at Oraceutical, LLC, consist of a quality and quantity usable and saleable in the Ordinary Course of Business of the Spa Business and are fit for the purpose for which they were procured or manufactured in all material respects. Inventories now on hand that were purchased after the Balance Sheet Date were purchased in the Ordinary Course of Business of the Company at a cost not materially exceeding market prices prevailing at the time of purchase. Section 4.9 of the Disclosure Schedules sets forth a list of all inventory owned by the Seller with respect to the Spa Business which will be transferred to the Company pursuant to the Contribution Agreement as well as a list of all inventory owned by Seller that is stored at Oraceutical, LLC, in each case, as of October 22, 2005.

4.10 Taxes. Seller has filed or caused to be filed all state, local and federal Tax Returns related to the Spa Business including, but not limited to, (a) those relating to P.C.s, and (b) all such Seller and P.C. tax returns reporting activity for the period ended December 25, 2004, and any interim periods in 2005 as required. All such Tax Returns were filed in timely manner and any Taxes owing pursuant to such returns have been fully paid. Neither Seller nor any P.C. is presently under audit with respect to any such returns. Seller and the P.C.s (with respect to the Spa Business prior to the Contribution) were, and the Company and the P.C.s (since the

Contribution) have been, current on all employee withholding tax and sales and use tax remittances, and all such remittances owing for the period ending on the Closing Date shall be paid prior to or at Closing, except as set forth in Section 4.10 of the Disclosure Schedule.

4.11 No Material Adverse Effect. Since the Balance Sheet Date, there has not been any event, violation, inaccuracy, circumstance or other matter that has had or is certain to have (a) a material adverse effect on the business, assets, properties, liabilities, results of operations, or financial condition of the Spa Business or the Company or (b) a material adverse effect on the ability of Seller to consummate the Contemplated Transactions or on the ability of Seller or the other Licensors (as that term is defined in the Spa License Agreement) to perform their respective obligations under this Agreement, the Spa License Agreement, the Contribution Agreement or the other agreements executed in connection with the Contemplated Transactions (each of which being described in this Agreement as a “Material Adverse Effect”); provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (x) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions affecting the industry in which the Spa Business operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, (v) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity or (vi) the mere completion of any of the Contemplated Transactions, (y) any existing, as opposed to future, event, occurrence, or circumstance with respect to which Buyer has Knowledge and (z) any adverse change in or effect on the Spa Business of the Company that is cured before the earlier of (1) the End Date and (2) the date on which this Agreement is terminated pursuant to ARTICLE VIII.

4.12 Employee Benefits. Except as set forth in Section 4.12 of the Disclosure Schedule, the Company, and Seller with respect to the Spa Business, have no “employee benefit plans” as defined by Section 3(3) of ERISA, specified fringe benefit plans as defined in Section 6039D of the Code, or any other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, or any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) or any trust, escrow or other agreement related thereto that are sponsored or maintained by the Company or Seller with respect to the Spa Business or any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) for any of their current or former employees, officers, non-employee directors or consultants (collectively the “Employee Plans”). Additionally, as of the Closing Date the Company shall have no accrued but unpaid liabilities regarding compensation or benefits to employees of the Company.

4.13 Proprietary Rights.

(a) “Proprietary Rights” shall mean all of the following proprietary rights that are owned by the Company upon the Closing: (i) all patents and patent applications (collectively, “Patents”), (ii) all copyrights and registrations and applications therefor (collectively, “Copyrights”), (iii) all trademarks, trade names and service marks (collectively, “Marks”), (iv) all trade secrets, processes, proprietary knowledge (collectively, “Trade Secrets”), (v) all computer programs and software (except for shrink-wrap, readily available commercial software), (collectively, “Software”), (vi) all Internet domain names, web sites or URL’s (collectively, “Domain Names”), and (vii) and licenses, sublicenses or agreements, other than the Spa License Agreement, in respect thereof (collectively “Licenses”). Section 4.13(a) of the Disclosure Schedule sets forth the following Proprietary Rights: (i) all Patents, (ii) all registered Copyrights and applications therefor, (iii) all registered Marks and applications therefor, (iv) all Trade Secrets material to the Spa Business, (v) all Software material to the Spa Business, (vi) all Domain Names, and (vii) all Licenses. All Proprietary Rights will be fully transferable, alienable and licensable by the Company and Buyer without restriction and without payment of any kind to any third party.

(b) Except as set forth on Section 4.13(b) of the Disclosure Schedule, the Proprietary Rights and the rights licensed by Seller and its affiliates to the Company pursuant to the Spa License Agreement (the “Licensed Rights”) together constitute all of the intellectual property rights necessary to the current operation of the Spa Business or used exclusively in the Spa Business.

(c) Except as set forth on Section 4.13(c) of the Disclosure Schedule, none of the Proprietary Rights or Licensed Rights is subject to any liens or has been hypothecated, sold, assigned or licensed by Seller, Company or their respective affiliates to any third party. Except as set forth on Section 4.13(c) of the Disclosure Schedule, to Seller’s Knowledge no Proprietary Right or Licensed Rights are subject to challenge, claims of infringement or claims of invalidity or unenforceability, and, to Seller’s Knowledge, no Proprietary Right or Licensed Right is being infringed upon, misappropriated or violated by any Person. All material registration, maintenance and renewal fees in connection with the Proprietary Rights and Licensed Rights have been paid, and all material documents, recordations and certificates required to be filed in connection with the Proprietary Rights and Licensed Rights have been filed with the relevant patent, trademark, copyright or other domestic or foreign authorities, as the case may be, for the purpose of prosecuting, establishing or perfecting ownership, and maintaining such Proprietary Rights.

(d) To the Seller’s Knowledge, the operation of the Spa Business, including the manufacture, sale and use of all products manufactured, sold or used by the Spa Business and the provision of all services provided by the Spa Business, as currently conducted by Seller, does not infringe or misappropriate, and nor will the consummation of the Contemplated Transactions or the Spa License directly cause the Spa Business or the Company to infringe or misappropriate, any proprietary or intellectual property rights of any Person or constitute unfair competition or trade practices under the laws of the United States or of any state thereof. Except as set forth on Section 4.13(d) of the Disclosure Schedule, neither Seller nor the Company nor any of their affiliates have received written notice from any Person claiming that such operation or any act by the Company or Seller or any affiliate conflicts with, infringes, or misappropriates any proprietary or intellectual property rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller or the Company have knowledge of any basis therefor).

(e) No right, license or permission to use any of the Marks (including the Marks included in the Licensed Rights) in connection with the Spa Business or any business substantially similar to or competitive with the Spa Business has been granted by Seller, the Company of any of their respective affiliates to any Person other than the Company, except as set forth in Section 9.5 and in connection with the sale of the Associated Centers Business. Except as set forth on Section 4.13(e) of the Disclosure Schedule, no Marks (including Marks included in the Licensed Rights) have been or are now involved in any opposition or cancellation proceedings, nor are any such proceedings threatened to the Knowledge of Seller.

(f) To Seller’s Knowledge, no Proprietary Right or Licensed Right is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use of such right by the Company.

(g) Seller, Company and their affiliates have taken reasonable steps to protect the confidential information and Trade Secrets associated with or related to the Spa Business.

(h) Except as set forth in Section 9.5 and Section 9.6, neither this Agreement nor the transactions contemplated by this Agreement, the Contribution Agreement or the Spa License Agreement (other than the sale of the Associated Center Business), including the assignment to Buyer or Company by operation of law or otherwise of any contracts or agreements to which Seller or any affiliate is a party, will effect: (i) either Buyer’s or the Company’s granting to any third party any right to or with respect to any intellectual property right owned by, or licensed to, either of Buyer or Company; or (ii) either Buyer or Company being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer or Company, respectively, prior to the Closing.

4.14 Legal Compliance. To Seller’s Knowledge, Seller with respect to its conduct of the Spa Business and the Company have complied in all material respects with all applicable Legal Requirements, including without limitation, those of the Federal Trade Commission and State consumer fraud laws relating to advertising in connection with the Spa Business. Except as set forth on Section 4.14 of the Disclosure Schedule, to Seller’s Knowledge, neither Seller nor the Company is under investigation with respect to, or has been charged with or given written notice of any material violation of, any of the Legal Requirements applicable to the Company or the Spa Business, including without limitation, those of the Federal Trade Commission and State consumer fraud laws relating to advertising in connection with the Spa Business. To Seller’s

Knowledge, no Proceeding is pending, and since January 1, 2005, no notice has been received by Seller or the Company, asserting a violation of the Federal Trade Commission or state consumer fraud laws relating to advertising in connection with the Spa Business. This Section 4.14. shall not constitute a representation regarding any Legal Requirements that are more specifically addressed by Section 4.19 or Section 4.26.

4.15 Dental Regulations. To Seller’s Knowledge, each P.C. has been operated in compliance with, and each P.C. Dentist is in compliance with, all applicable Legal Requirements, including but not limited to those of applicable local Governmental Bodies regulating the practices of dentistry, and each P.C. Dentist has all licenses required by applicable Legal Requirements to practice dentistry in the Spa(s) in which such P.C. Dentist practices. Except as set forth on Section 4.15 of the Disclosure Schedules, no P.C. nor any P.C. Dentist, to Seller’s Knowledge, is under investigation with respect to, or has been charged with, or since January 1, 2005 has given written notice of, any material violation of, any Legal Requirements applicable to the P.C., P.C. Dentist or the Spas.

4.16 Legal Proceedings. Except as set forth in Seller’s most recent Annual Report on Form 10-K filed with the Commission, as amended, and in Seller’s filings with the Commission since the filing of its most recent Annual Report on Form 10-K or in Section 4.16 of the Disclosure Schedule, (a) there is no Proceeding pending or, to Seller’s Knowledge, threatened against or materially adversely affecting the Company or Seller with respect to Spa Business, Seller’s right and ability to consummate the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect, and (b) to Seller’s Knowledge, there is no Proceeding pending or, to Seller’s Knowledge, threatened against or materially adversely affecting any of the P.C.s. Neither Seller, the Company nor, to Seller’s Knowledge, any of the P.C.s is the subject of any pending or, to Seller’s Knowledge, threatened claim for breach of warranty or product liability.

4.17 Contracts. Section 4.17 of the Disclosure Schedule sets forth a true and accurate list of each material supplier, manufacturer, customer, dental management or other Contract of Seller relating to the Spa Business or of the Company, true and correct copies of which have been made available to Buyer. Each material Contract of Seller relating to the Spa Business and of the Company is currently, and will be upon the Closing of the Contemplated Transactions, valid and enforceable in accordance with the terms thereof, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, except for such failures to be valid and enforceable as would have a Material Adverse Effect.

4.18 Absence of Certain Changes and Events. Since the Balance Sheet Date (a) there has not been any sale or other disposition, except in the Ordinary Course of Business, of any material assets of the Company or the Spas, or any material Encumbrance placed on any such material assets, (b) there has been no material change in Seller’s accounting methods, principles or practices with respect to the Spa Business except as has been required by GAAP or any governing body relating to accounting principles, (c) there has been no damage, destruction or loss (whether or not covered by insurance) to the Contributed Assets which has a Material

Adverse Effect, (d) Seller has, in all material respects, operated the Spa Business in the Ordinary Course of Business so as to preserve such business intact, to keep available to the Spa Business the services of its employees, and to preserve the goodwill of the suppliers, customers, distributors and others having business relations with the Spa Business, and (e) Seller has not taken any action and no event has occurred that would violate the covenants of Section 6.2 of this Agreement had such action or event have occurred after the date of this Agreement.

4.19 Environmental Matters. Except as set forth on Section 4.19 of the Disclosure Schedule:

(a) To Seller’s Knowledge, Seller (with respect to its operation of the Spa Business) and the Company have materially complied and been in material compliance with all Environmental, Health and Safety Requirements.

(b) Without limiting the generality of the foregoing, Seller (with respect to its operation of the Spa Business) and the Company have obtained, or will have obtained prior to the Closing, and materially complied with, and have been in material compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the operation of the Spas.

(c) Seller and the Company have not received any written notice or report regarding any violation of Environmental, Health and Safety Requirements, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Spas or the Company arising under Environmental, Health and Safety Requirements.

(d) This Section 4.19 contains the sole and exclusive representations and warranties of Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health and Safety Requirements.

4.20 Labor Matters. Neither Seller nor the Company is a party to any labor agreement with respect to the employees of the Spa Business with any labor organization, union, group or association, and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Neither Seller nor the Company has experienced any attempt by organized labor or its representatives to make Seller or the Company conform to demands of organized labor relating to the employees of the Spa Business or to enter into a binding agreement with organized labor that would cover the employees of the Spa Business. There is no labor strike or labor disturbance pending or, to the best of Seller’s Knowledge, threatened against Seller in its conduct of the Spa Business or the Company nor is any grievance currently being asserted, and neither Seller nor the Company have experienced a work stoppage or other labor difficulty. Except as set forth on Section 4.20 of the Disclosure Schedule, no discrimination, harassment and/or retaliation claim or claim relating to wages, hours and benefits is pending or, to Seller’s Knowledge, is threatened against any of Seller or the Company relating to the Spa Business under the 1866 or 1964 Civil Rights Acts, as amended, the

Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Occupational Safety and Health Act or any other federal law or any comparable state or local fair employment practices act or law regulating discrimination, terms and conditions of employment or working conditions, in the workplace with respect to Seller or the Company.

4.21 Leases, Premises. Section 4.21 of the Disclosure Schedule lists all real property leases, subleases, amendments, options, attornments and other leasehold interests to which the Company is a party (the “Leases”). All of the Leases are valid and binding, in full force and effect and enforceable against Seller, with respect to the Spa Business, or the Company and the other parties thereto in accordance with their terms, subject to general principles of equity and laws of general application relating to bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law, except for any failure to be in full force and effect which could reasonably be expected to result in a Material Adverse Effect and expirations after the date hereof in accordance with the terms thereof. Neither the Company nor, to Seller’s Knowledge, any other party thereto is in default under any Lease, and Seller will not be in default under any such Lease at the time it is assigned or otherwise transferred to the Company, in each case, which default could reasonably be expected to result in a Material Adverse Effect. Such leased properties are not subject to any Encumbrances (other than Permitted Encumbrances) that would interfere with or impair the present use thereof in the Ordinary Course of Business of the Company.

4.22 Suppliers. Section 4.22 of the Disclosure Schedule lists the top seven (7) suppliers of the Spa Business during Seller’s last full fiscal year and the products each such supplier provided during such fiscal year. Except as set forth on Section 4.22 of the Disclosure Schedule, no such supplier has indicated to Seller in writing within the past year that it will stop, or decrease the rate of supplying products or services, as applicable. Section 4.22 of the Disclosure Schedule sets forth a list at December 31, 2005 of all purchase orders with any supplier whose purchase orders for products used in the Spas exceeded $10,000 on such date.

4.23 Brokers or Finders. Neither Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

4.24 Powers of Attorney. There are no outstanding powers of attorney (a) executed on behalf of the Company or (b) executed on behalf of Seller and materially affecting the Spa Business.

4.25 Sale of Products. To Seller’s Knowledge, no Product manufactured or sold by or for Sellers has been the subject of any recall or other similar action, and no event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

4.26 FDA and Regulatory Matters.

(a) With respect to the teeth whitening products of Seller used in the operation of the Spa Business in the Ordinary Course of Business, including lighting devices and gel kits supplied to the Spas and tooth paste, mouth wash, whitening pens and other products supplied through the Spas and distributors to consumers (collectively, the “Products”), Seller and the other Licensors under the Spa License Agreement have obtained all Governmental Authorizations listed on Section 4.26 of the Disclosure Schedule (“Regulatory Licenses”) in connection with the design, development, labeling, sale, distribution and promotion of the Products. To Seller’s Knowledge Seller and the other Licensors under the Spa License Agreement are in compliance in all material respect with the terms and conditions of each Regulatory License.

(b) To Seller’s Knowledge, Seller and the other Licensors under the Spa License Agreement are in compliance in all material respects with all United States Food and Drug Administration (“FDA”) and similar state and local laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products other than any failure to be in compliance which would not have a Material Adverse Effect. Sellers have not received any applicable written adverse event reports related to the Products, including any Medical Device Reports (as defined in 21 CFR 803).

(c) Except as set forth on Section 4.26 of the Disclosure Schedule, neither Seller nor any other Licensors under the Spa License Agreement has received any written notice or other written communication from the FDA or any other Governmental Body (i) contesting the pre–market clearance or approval of, the uses of or the labeling and promotion of any of the Products or (ii) otherwise alleging any violation of any laws by Sellers.

(d) All written (including electronic) filings with and submissions to the FDA and any other Governmental Body made by Seller and the other Licensors under the Spa License Agreement with regard to the Products were true, accurate and complete in all material respects as of the date made.

(e) This Section 4.26 contains the sole and exclusive representations and warranties of Seller in this Agreement with respect to any regulatory compliance with any Regulatory Licenses or Legal Requirements imposed by the FDA or comparable international authorities.

4.27 Sufficiency of Assets. Except as set forth in Section 4.27 of the Disclosure Schedule, the Contributed Assets and Licensee’s rights under the Spa License Agreement constitute all of the assets, tangible and intangible, of any nature whatsoever, used exclusively in or necessary to operate the Spa Business, in each case, substantially in the manner currently operated by Seller.

4.28 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OR THIS

ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the representations and warranties set forth below to Seller as of the date hereof.

5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa, with full power and authority to conduct its business as it is now conducted.

5.2 Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject in each case to the effect of applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

5.3 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate in any material respect any Legal Requirement applicable to Buyer or to which Buyer is subject, (ii) violate any provision of either of Buyer’s Governing Documents or (iii) conflict in any material respect with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound or to which Buyer’s assets are subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

5.4 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions.

5.5 Legal Proceedings. There is no Proceeding pending that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

5.6 Brokers or Finders. Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

5.7 Investment.

Buyer (i) understands that the Membership Interests have not been registered under the Securities Act, or under any state securities laws, (ii) is acquiring the Membership Interests solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Seller and the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Membership Interests and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Membership Interests.

ARTICLE VI.

COVENANTS PRIOR TO CLOSING

6.1 Access and Investigation. Subject to Buyer’s obligations under ARTICLE XI, between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall, and Seller shall cause the Company to, afford Buyer and its Representatives reasonable access, during regular business hours, to the Company’s personnel, properties, Contracts, Governmental Authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company. In addition, Buyer shall have the right to inspect the Company’s assets and properties, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of such assets and properties. In the event that, as a result of any such investigation, Buyer has Knowledge of any fact that makes untrue any representation or warranty of Seller hereunder, Buyer shall promptly (but in no event later than the third (3rd) business day) provide to Seller written notice of such fact. Seller shall, and Seller shall cause the Company to, furnish to Buyer during such period all such information and copies of such documents concerning the Company that Buyer or its legal counsel may reasonably request and cause Seller’s Representatives to reasonably cooperate with Buyer’s Representatives in connection with such review and examination.

6.2 Operation of the Spa Business. Between the date of this Agreement and the Closing or the earlier termination of this Agreement pursuant to ARTICLE VIII, except as contemplated by this Agreement Seller shall, with respect to the Spa Business, and Seller shall cause the Company to:

(a) conduct the Spa Business in the Ordinary Course of Business;

(b) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents, the P.C.’s and others having business relationships with it with respect to the Spa Business;

(c) maintain the Contributed Assets and the assets subject to Company’s rights under the Spa License Agreement in a state of repair and condition that is consistent with the Ordinary Course of Business of the Spa Business and repair, restore or replace in the Ordinary Course of Business any such assets that are destroyed or damaged, except for damage in the Ordinary Course of Business;

(d) comply with all material Legal Requirements and material contractual obligations applicable to the operations of the Spa Business;

(e) not modify or amend any of the Governing Documents of the Company;

(f) not sell or transfer any Contributed Assets or assets subject to Licensee’s rights under the Spa License Agreement, other than sales of inventory in the Ordinary Course of Business or in connection with the sale of the Associated Centers Business;

(g) not enter into a material Contract relating to the Spa Business (for purposes of this provision, Contracts that are consistent with Contracts that Seller has entered into in the Ordinary Course of Business prior to the date of this Agreement, other than international distribution agreements, shall not be considered material), other than leases for real property replacing any Lease which, pursuant to its terms, is expected to expire on or prior to the Closing;

(h) except in compliance with the terms of this Agreement, not effect or become a party to any business combination transaction involving the Spa Business or the sale of the Contributed Assets;

(i) not enter into any transaction or take any other action with respect to the Spa Business or the Contributed Assets that would cause or constitute a breach of any representation or warranty made by Seller in this Agreement if (i) such representation or warranty had been made as of the time of such transaction or action or (ii) such representation or warranty had been made as of the Closing Date;

(j) cooperate with Buyer, as reasonably requested by Buyer, in identifying the Governmental Authorizations required by Buyer to operate the international retail aspects of the Spa Business;

(k) maintain all books and records of the Spa Business in the Ordinary Course of Business;

(l) continue marketing efforts and expenditures in relation to the Spa Business in the Ordinary Course of Business, except for the cessation of marketing efforts and expenditures in connection with the consummation of the sale of the Associated Center Business; and

(m) not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses (a) through (l) of this Section 6.2, provided, however, nothing in sections (a) through (l) shall preclude Seller from consummating the sale of the Associated Centers Business and the buyer thereof becoming the successor Licensor under the Spa License Agreement, provided the consummation of such transaction does not preclude Seller from consummating the Contemplated Transactions on the terms and conditions set forth in this Agreement.

6.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not and shall cause the Company not to, without the prior written consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events described in Sections 4.11 or 4.18 would be likely to occur, (b) make any material modification to any material Contract or Governmental Authorization relating to the Spa Business other than as contemplated by this Agreement or the Contribution Agreement or in the Ordinary Course of Business, or (c) allow the levels of Inventories to vary materially from the levels customarily maintained.

6.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller shall, and Seller shall cause the Company to, make all filings required by Legal Requirements to be made by it or the Company in order to consummate the Contemplated Transactions. Seller also shall, and Seller shall cause the Company to, use commercially reasonable efforts to cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller also shall, and Seller shall cause the Company to, use commercially reasonable efforts to cooperate with Buyer and its Representatives in obtaining all Consents.

6.5 Notification. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if Seller becomes aware of (a) any fact or condition that causes or constitutes a material breach of any of Seller’s representations and warranties made in this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule, Seller shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change. Such update shall be deemed to supplement and amend Seller’s representations and warranties and the Disclosure Schedule for all purposes under this Agreement, except that if such update is a material change to the Disclosure Schedule or Seller’s representations or warranties hereunder, such update shall not be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether the condition set forth in Section 7.2(a) has been satisfied or for the purpose of allowing Buyer to terminate this Agreement under ARTICLE VIII. During the same period, Seller also shall promptly notify Buyer of the occurrence of any material breach of any covenant of Seller in this ARTICLE VI or of the occurrence of any event that may make the satisfaction of the conditions in Section 7.1 impossible.

6.6 No Negotiation.

(a) From the date hereof until the earlier of termination of this Agreement or the Closing, Seller and its Representatives will not, and Seller shall cause the Company and its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage any inquiries or the making of any proposal with respect to or (ii) engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than Buyer relating to any Spa Business Combination; provided, however, that prior to the effective date of the required Seller shareholder vote to adopt and approve this Agreement, this Section 6.6(a) shall not prohibit Seller from furnishing nonpublic information regarding Seller or the Spa Business to, or entering into discussions with, any Person in response to a Superior Offer or an offer that is reasonably expected to lead to a Superior Offer that is submitted to Seller by such Person (and not withdrawn) if (A) the Board concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary obligations to Seller’s shareholders under applicable law, (B) Seller gives Buyer three (3) Business Days prior written notice of the identity of such Person and of Seller’s intention to furnish information to, or enter into discussions with, such Person, and (C) Seller receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such Person by or on behalf of Seller. Seller acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by any Representative of Seller shall be deemed to constitute a breach of this Section 6.6 by Seller.

(b) Seller shall be entitled to provide a summary of the provisions of this Section 6.6 to third parties who, on an unsolicited basis after the date hereof, contact Seller or its Representatives concerning a Spa Business Combination so long as Buyer is concurrently notified of such contact.

6.7 Shareholder Approval. Notwithstanding the provisions of Section 6.4, Seller will file an Information Statement pursuant to Regulation 14(C) of the Exchange Act (the “Information Statement”) with the Commission as soon as practicable following the execution of this Agreement and definitive documentation for the disposition of its Associated Center Business and will mail such Information Statement to its shareholders as promptly as possible thereafter. The Information Statement will describe in reasonable detail the Contemplated Transactions and contain similar information regarding the disposition of the Associated Center

Business. Seller shall grant Buyer and its Representatives reasonable opportunity to review and comment on the relevant portions Information Statement for a reasonable period prior to filing the Information Statement with the Commission.

6.8 Seller Efforts to Satisfy Conditions. Seller shall use its commercially reasonable efforts to cause the conditions in Section 7.1 to be satisfied.

6.9 Lease Cash Deposits. Buyer and Seller acknowledge that Seller has made cash deposits with landlords under certain of Seller’s Leases for the Spas and that, subject to and upon the Closing, Seller transfers all of its rights in and to such cash deposits, up to an aggregate of $846,000, to Buyer and disclaims any ownership in the same.

6.10 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Representatives to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make or which it elects to make and (b) in obtaining all consents, approvals or authorizations identified in Section 7.1(b); provided, however, that Buyer shall not be required to dispose of or make any material change to its business, expend any material funds or incur any other material burden in order to comply with this Section 6.10.

6.11 Replacement of Lease Security Instruments. Buyer shall enter into Lease Security Instruments in form and substance satisfactory to the landlords under any Lease requiring the same to replace all Lease Security Instruments made by Seller or any affiliate of Seller under such Leases so that all such Lease Security Instruments made by Seller or any affiliate of Seller shall have been released or terminated, at the option of Seller, on or prior to Closing. In the event any such landlord will not release Seller or any of its affiliates or terminate the Lease Security Instruments, Buyer shall indemnify Seller for all costs and expenses related to Seller’s obligations under the Lease Security Instruments from and after the Closing Date.

6.12 Buyer Efforts to Satisfy Conditions. Buyer shall use its commercially reasonable efforts to cause the conditions in Section 7.2 to be satisfied.

ARTICLE VII.

CONDITIONS TO CLOSING

7.1 Conditions to Seller’s Obligation to Close. Unless waived by Seller in writing, the obligation of Seller to consummate the transactions to be performed by it in connection with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that any such representation or warranty expressly relates or is limited to an earlier date and except for changes therein permitted or contemplated by this Agreement, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; and Buyer shall have delivered to Seller a certificate to such effect, dated as of the Closing Date, signed on behalf of Buyer by an authorized officer of Buyer;

(b) Each of the Consents shall have been obtained and shall be in full force and effect;

(c) Since the date of this Agreement, there shall not have been commenced or threatened against Buyer any Proceeding involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions;

(d) The approval of this Agreement and the sale of the Membership Interests by the shareholders of Seller shall have become effective in accordance with all Legal Requirements;

(e) There shall not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the consummation of the Contemplated Transactions and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement; and

(f) All Lease Security Instruments made by Seller or any affiliate of Seller under any Lease requiring the same shall have been replaced with Lease Security Instruments in form and substance satisfactory to the landlords under such Leases, and all such Lease Security Instruments made by Seller or any affiliate of Seller shall have been released or terminated, at the option of Seller.

(g) Buyer shall have caused the Purchase Price to be delivered to Seller in accordance with Section 2.4.

7.2 Conditions to Buyer’s Obligations to Close. Unless waived by Buyer in writing, the obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions.

(a) All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that any such representation or warranty expressly relates or is limited to an earlier date and except for changes therein permitted or contemplated by this Agreement, and Seller and the Company shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by them prior to or on the Closing Date; and Seller shall have delivered to Buyer a certificate to such effect, dated as of the Closing Date, signed on behalf of Seller by an authorized officer of Seller;

(b) (i) Each of the consents, authorizations or approvals identified in Section 7.2(a) of the Disclosure Schedule (the “Required Consents”) shall have been obtained and shall be in full force and effect, (ii) each of the consents, authorizations or approvals identified in Section 7.2(b) of the Disclosure Schedule (the “PC Consents”) shall have been obtained and shall be in full force and effect, except for the failure to obtain such consents with respect to up to any two (2) of such P.C.s, and (iii) each of the consents, authorizations or approvals identified in Section 7.2(c) of the Disclosure Schedule (the “Other Consents” and, together with the Required Consents and the PC Consents, the “Consents”) shall have been obtained and shall be in full force and effect, except for such Other Consents the failure of which to obtain would not have a Material Adverse Effect;

(c) The approval of this Agreement and the sale of the Membership Interests by the shareholders of Seller shall have become effective in accordance with all Legal Requirements;

(d) Since the date of this Agreement, there shall not have been commenced or threatened against Buyer any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise materially interfering with any of the Contemplated Transactions;

(e) Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer to suffer any adverse consequence under (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body;

(f) the Spa License Agreement shall be in full force and effect;

(g) Seller shall have delivered to Buyer a certificate of good standing of the Company dated as of a date no earlier than fifteen (15) days prior to the Closing Date;

(h) Seller shall have delivered to Buyer the formulas for those products used in the Spa Business that Seller is permitted to manufacture under the Spa License;

(i) Seller and the Company shall have consummated the Contribution Agreement, which agreement shall be in full force and effect, and Seller shall have completed the transfer of assets to the Company contemplated by the Contribution Agreement;

(j) The dissenting shareholders of Seller, if any, shall have been paid, and accepted, the fair market value of their shares as agreed with Seller, in accordance with the requirements of Utah law, or Seller shall have established a reserve for such payments that, in the good faith opinion of Seller, is adequate to cover payments to dissenting shareholders; and

(k) The Spa License Agreement shall be in full force and effect, and not breached in any material respect by either party thereto, as of the Closing Date.

ARTICLE VIII.

TERMINATION

8.1 Termination Events. By notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

(a) by mutual consent of Buyer and Seller;

(b) by Buyer if there is a material breach of any representation or warranty set forth in ARTICLE III or ARTICLE IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement, and Seller shall fail to cure such breach within thirty (30) days after receipt of notice from Buyer requesting such breach to be cured;

(c) by Seller if there is a material breach of any representation or warranty set forth in ARTICLE V hereof or any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement, and Buyer shall fail to cure such breach within thirty (30) days after receipt of notice from Seller requesting such breach to be cured;

(d) by Buyer if the satisfaction of any condition in Section 7.2 by the End Date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(e) by Seller if the satisfaction of any condition in Section 7.1 by the End Date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

(f) by Buyer or Seller if the Closing shall not have occurred by April 30, 2006, (the “End Date”); provided, however, that the End Date shall be automatically extended by the number of days in excess of ten (10) days from the filing of the preliminary Information Statement pursuant to Regulation 14(C) of the Exchange Act with the Commission to the receipt of clearance to mail such Information Statement in definitive form to the shareholders of Seller; provided further, that in all events and notwithstanding the preceding clause, Buyer or Seller may terminate this Agreement if the Closing has not occurred by May 31, 2006; and provided further, that the right to terminate this Agreement under this clause (f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(g) by Seller, if prior to the effective date of the Shareholder Consents, Seller receives a Superior Offer, resolves to accept such Superior Offer and shall have given Buyer five (5) days prior written notice of the intention to terminate pursuant to this provision (provided that during the five days, if Buyer decides to increase its offer in order to meet the Superior Offer, Seller shall engage in good faith negotiations with Buyer).

8.2 Effect of Termination.

(a) Each party’s right of termination under Section 8.1, is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 8.2 and ARTICLE XI and ARTICLE XII will survive, provided; however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

(b) If (x) this Agreement is terminated pursuant to Section 8.1(g) or (y) this Agreement is terminated pursuant to Sections 8.1(b), 8.1(d) or 8.1(f) on account of the failure to satisfy Section 7.2(c) due to (1) the revocation, termination, rescission or modification of the Shareholder Consents with the consent of any shareholder or beneficial owner of shares of Seller’s capital stock or (2) any other act of Seller that is intended to prevent the satisfaction of Section 7.2(c), then Buyer would incur expenses and may suffer direct and substantial damages, which damages cannot be determined with reasonable certainty and, in order to compensate Buyer for such damages, Seller shall pay Buyer one million, one hundred and forty-three thousand dollars ($1,143,000) as liquidated damages (the “Termination Fee”) by wire transfer in immediately available funds to an account designated in writing by Buyer. The Termination Fee will be payable within five (5) business days after such termination. Buyer shall be entitled to recover any costs and expenses incurred in order to collect such Termination Fee or enforce the covenants set forth in this subsection, with interest on the Termination Fee at two percentage points over the then current prime rate of Bank of America until paid in full.

ARTICLE IX.

ADDITIONAL COVENANTS

9.1 Assistance in Proceedings. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Company.

9.2 Customer and Other Business Relationships. For ninety (90) days after the Closing, Seller will, at Buyer’s sole expense, cooperate in all reasonable respects with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing relating to the Spa Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Buyer all inquiries relating to the Company.

9.3 Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with customary record-retention practices those records of Seller delivered to Buyer. Buyer also shall provide Seller and their Representatives reasonable access thereto, during normal business hours and on reasonable prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to records of the Company, during normal business hours and on reasonable prior written notice, for any reasonable business purpose specified by Buyer in such notice. Nothing set forth in this Section 9.3 shall alter or modify the record and data retention obligations of the Company pursuant to the Contribution Agreement.

9.4 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

9.5 Magic Mirror Product. Buyer acknowledges that Seller has used its Magic Mirror product in connection with the Associated Center Business operations, and therefore to facilitate the use by Seller (or any successor or assign of Seller’s Associated Center Business) in connection with its Associated Center Business after Closing in approximately the same way Seller has used the Magic Mirror product in connection with its Associated Center Business before Closing, Buyer agrees as follows: (i) Buyer hereby grants to Seller (or any successor or assign of Seller’s Associated Center Business) a right to access and use, wherever located, the manufacturing specifications and tooling used in the manufacturing of the Magic Mirror product, all upon reasonable notice and to the extent reasonably necessary to allow Seller (or any successor or assign of Seller’s Associated Center Business) to manufacture the Magic Mirror product in amounts generally consistent with Seller’s use of the Magic Mirror product in its Associated Center Business before Closing, (ii) Buyer hereby grants to Seller (or any successor or assign of Seller’s Associated Center Business) a royalty-free, fully paid up, non-exclusive license, with right to sub-license for manufacturing only, to (A) all Proprietary Rights associated with or embodied in the Magic Mirror product and the manufacturing specifications and tooling related to the Magic Mirror product (such Proprietary Rights, the “Magic Mirror Rights”), and (B) make, have made, use, sell, and have sold any product or service containing the Magic Mirror Rights in the professional dental channel; and (iii) Buyer shall use commercially reasonable efforts to assist Seller (or any successor or assign of Seller’s Associated Center Business) in any effort by Seller or its successor or assign to obtain manufacturing contracts with Buyer’s current manufacturer of the Magic Mirror product to enable Seller to manufacture the Magic Mirror product after Closing on the same terms and conditions, including pricing, as are applicable to Buyer.

9.6 Webscheduler. Buyer acknowledges that Seller has used the Webscheduler Products in connection with the Associated Center Business operations, and therefore to facilitate the use by Seller (or any successor or assign of Seller’s Associated Center Business) in connection with its Associated Center Business after Closing in approximately the same way Seller has used the Webscheduler Products in connection with its Associated Center Business before Closing, Buyer grants to Seller (or any successor or assign of Seller’s Associated Center Business) a royalty-free, fully paid up, non-exclusive license, with right to sub-license, to all Proprietary Rights associated with or embodied in the Webscheduler Products.

9.7 Non-Competition. For a period of two (2) years from the Closing Date, neither Seller nor any of its shareholders or beneficial owners of shares holding more than twenty percent of the voting interest in the Company as of the date of execution of this Agreement will for themselves or for any of their respective affiliates, engage in or manage a business (a “Restricted Business”) of providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers through third party retail establishments anywhere in the world; provided, however, that nothing herein shall prevent Seller and any successor or assign of Seller’s professional dentist business from continuing to operate the Associated Center Business, as such term is defined in the Contribution Agreement, or from acting as a supplier of products or services to a Restricted Business or from continuing to exploit any of the Excluded Assets, as defined in the Contribution Agreement. Seller shall cause any such shareholder or beneficial owner of shares holding more than twenty percent of the voting interest in the Company to deliver to the Buyer at or prior to the Closing a written instrument executed by such Person agreeing to be bound by the provisions of this Section 9.7.

9.8 Inventory. Buyer agrees to purchase from Seller from time to time in the Ordinary Course of Business all of Seller’s Inventory of gel procedure kits and retail products presently located at the warehouse of Oraceutical, LLC and to assume any outstanding purchase orders for additional gel procedure kits and retail products, in each case, for a purchase price no greater than Seller’s cost for such products, plus reasonable shipping and handling expenses, except for (a) such amounts which are used by Seller in the Ordinary Course of Business and (b) such amounts as are required for Seller’s Associated Center Business (or any successor or assign of Seller’s Associated Center Business).

9.9 Thai Spa. Buyer acknowledges and agrees that the equity owner of the Thai Spa other than Seller exercised its right to purchase Seller’s interest in the Thai Spa under circumstances described in the Shareholders Agreement Relating to BriteSmile Whitening Spa (Thailand) Limited, dated as of April 5, 2005, by and between Seller and Dental Spa Co., Ltd., a copy of which has been provided to Buyer (the “Thai Agreement”), and that the Contemplated Transactions shall not include any transfer of such interest. Buyer further acknowledges that the Contributed Liabilities set forth in the Contribution Agreement include an obligation of the Company to (a) supply to the Thai Spa gel procedure kits, retail products and BS3000PB Lighting Devices for the purchase prices set forth therein and (b) provide to the Thai Spa authorization codes for each BS3000PB Lighting Devices used in the Thai Spa at no charge. Buyer agrees to accept and to cause the Company to perform such obligations for eighteen (18) months, with an option to extend for an additional twelve (12) months.

9.10 International Spa Rights. Buyer acknowledges that certain rights and obligations of Seller with respect to the creation of dental spas in certain foreign jurisdictions arise under certain international distribution agreements of Seller and that the Company’s sole interest in such rights and obligations shall result from the assignment of such rights and obligations to the Company as provided in the Spa License Agreement. Seller shall use its reasonable efforts to obtain the consent to the assignment of such rights and obligations to the Company, or the waiver of such rights and obligations; provided that Seller shall be under no obligation to obtain any such consents or waivers. Seller shall promptly deliver to Buyer any such consents and waivers which it obtains.

9.11 Transitional Services. Prior to the Closing Date, Buyer and Seller shall engage in good faith discussions to determine what, if any, services Buyer will require from Seller for an interim period, including, without limitation, with respect to IT systems, settings and software supporting the flow and compilation of data between the Spas, Seller and Seller’s banks and merchant clearing houses and the transition of such functions to the Company and the Buyer, Sellers ability and willingness to provide any such services, the duration of any such services and the amount to be charged in respect of any such services, with the understanding that it may be appropriate for Buyer and Seller to enter into a transition services agreement to record the results of such discussions.

9.12 Tax Filings. Seller shall use its commercially reasonable efforts to make such filings (“Tax Filings”) with appropriate federal, state and local Governmental Bodies as are required or permitted by applicable law in the jurisdictions where the Spas are located to determine the liability, if any, of Seller or the P.C.s for federal, state and local income, sales, use, property or leasing tax attributable to the Spa Business for periods prior to the Closing. Seller shall pay all income, sales, use and leasing taxes (“Pre-Closing Taxes”) due from or payable by any Person as a result of the Tax Filings (except to the extent such Taxes are being contested in good faith), and such Pre-Closing Taxes shall not be deemed to be Contributed Liabilities for purposes of the Contribution Agreement. From and after the Closing, Buyer shall cause the Company to permit Seller to have reasonable access to the facilities, books and records of the Spa Business to permit it to prepare the Tax Filings and to defend against any claims that the Tax Filings were not correct. Seller agrees to promptly prepare and file its fiscal 2005 federal and state income tax returns and to promptly pay when due Taxes owed thereunder except to the extent such Taxes are being contested in good faith.

9.13 Repayment Obligations. To the extent the consummation of the Contemplated Transactions will give rise to any repayment obligation or acceleration of any such obligation under any Contract of Seller or its affiliates governing the terms of Seller’s or such affiliates’ indebtedness for borrowed money, Seller shall, or shall cause its affiliates to, satisfy such obligations in accordance with the terms thereof.

9.14 Sales and Other Taxes on the Contemplated Transactions. In view of the possibility that the tax returns of Seller for period up to and including the Closing Date may ignore the separate existence of the Company, (a) Seller shall be responsible to pay, and shall promptly report and pay, any and all sales and other taxes payable in any jurisdiction on the transfer of any taxable property or otherwise pursuant to or arising from the Contemplated Transactions (except to the extent such Taxes are being contested in good faith); and (b) Seller shall indemnify and hold harmless Buyer and the Company from and against any and all use taxes or successor liability for sales, property or other taxes, together with any and all interest and penalties thereon, arising from or on account of the Contemplated Transactions, but not arising from or on account of the operation of the Spa Business after the Closing.

ARTICLE X.

INDEMNIFICATION; REMEDIES

10.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule (as supplemented by any updates to the Disclosure Schedule delivered pursuant to Section 6.5) shall survive the Closing and the consummation of the Contemplated Transactions for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) twelve (12) months following the Closing.

10.2 Indemnification and Reimbursement by Seller. Seller will indemnify and hold harmless Buyer and its affiliates, officers, directors, members, agents and each of their respective heirs, successors, assigns and executors (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses but excluding any consequential, punitive or incidental damages) whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with (a) any breach of any representation or warranty made by Seller in this Agreement (as the same are modified by the Disclosure Schedule and any updates thereto delivered pursuant to Section 6.5), (b) any breach of any covenant or obligation of Seller in this Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, (d) any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions or (e) any Liabilities relating to or arising from the operation of Spa Business prior to the Closing Date other than Contributed Liabilities (as such term is defined in the Contribution Agreement).

10.3 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller and its affiliates, officers, directors, stockholders, agents and each of their respective heirs, successors, assigns and executors (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any Damages, arising from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) any breach of any covenant or obligation of Buyer in this Agreement, (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions, or (d) any Contributed Liabilities (as such term is defined in the Contribution Agreement) or Liabilities related to or arising from the operation of the Company or the Spa Business from and after the Closing Date.

10.4 Limitations on Amount.

(a) Except for any taxes payable by Seller (including taxes reported by Seller on a return consolidating Seller’s and the Company’s operations, sales or other activity on which taxes are due and payable) and sought to be imposed on Buyer or Company, and subject to Section 10.4(c), Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 10.2 until the total of all Damages with respect to such matters exceeds Two Hundred and Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed such amount.

(b) Subject to Section 10.4(c), Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 10.3 until the total of all Damages with respect to such matters exceeds Two Hundred and Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed such amount.

(c) In no event shall any party have liability (for indemnification or otherwise) for money damages in excess of Five Million Dollars ($5,000,000).

(d) Claims for indemnification with respect to (i) fraud, intentional misrepresentation, knowledge of a deliberate or willful breach of any representations, warranties or covenants under this Agreement, (ii) any Liability to a Third Party based on a misappropriation or infringement of the proprietary rights of persons other than Seller, Buyer, Company or Licensors or Licensee under the Spa License Agreement directly resulting from a breach of any representation and warranty of Seller in this Agreement, (iii) clause 10.2(e) or (iv) clause 10.3(d) shall not be subject to any of the limitations set forth in this Section 10.4.

(e) This Article X shall be the sole remedy at law of the parties with respect to monetary damages (except as provided in Section 8.2(b)); provided, however, nothing contained herein shall limit the ability of the parties to seek any equitable relief to which they may be entitled.

10.5 Third-Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Section 10.2 or 10.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE X for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (ii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If the Indemnified Person does not elect to assume the defense of such Third-Party Claim, the Indemnifying Person will have no indemnification obligations with respect to any compromise or settlement of a Third Party Claim effected by the Indemnified Person without its consent, which consent shall not be unreasonably withheld provided, that such consent may be withheld unless such settlement or compromise includes a complete, unconditional release with respect to such Third Party Claim.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent.

(d) Notwithstanding the provisions of Section 12.4, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a

Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world; provided, however, that such jurisdiction shall not have arisen solely out of such Buyer Indemnified Person’s consent thereto, or failure to object to jurisdiction over such Buyer Indemnified Person.

(e) With respect to any Third-Party Claim subject to indemnification under this ARTICLE X: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this ARTICLE X, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure) and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

10.6 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

10.7 Insurance Proceeds. To the extent that any Damage is covered by insurance held by any Indemnified Person, or for which any such party is a beneficiary, such Indemnified Person shall be entitled to indemnification pursuant to this ARTICLE X only with respect to the amount of Damages that are in excess of the proceeds received by such Indemnified Person pursuant to such insurance. If such Indemnified Person receives such insurance proceeds prior to the time a claim hereunder is paid, then the amount payable by the Indemnifying Person pursuant to such claim shall be reduced by the amount of such insurance proceeds. If such Indemnified Person receives such insurance proceeds after such claim is paid, then upon receipt by such Indemnified Person of any cash proceeds pursuant to such insurance up to the amount of the Damages incurred by such Indemnified Person with respect to such claim, such Indemnified Person shall repay to the applicable Indemnifying Person any portion of such amount which was previously paid to such Indemnified Person in satisfaction of such claim. In addition, any Damages incurred by any Indemnified Person under this ARTICLE X will be reduced by and shall be exclusive of any amounts recovered or recoverable by the Indemnified Person pursuant to any indemnification by, or indemnification agreement with, any third party. If the event that results in such Damages is or may be covered by insurance, then the party holding such insurance shall submit a claim for insurance coverage prior to asserting any claim for indemnification under this ARTICLE X; provided, however, no Indemnified Person shall be required to obtain a waiver of subrogation from the carrier of any such insurance, and no indemnification payment shall be reduced by any amount for which the respective carrier shall have the right to assert subrogation.

ARTICLE XI.

CONFIDENTIALITY

11.1 Definition of Confidential Information.

(a) As used in this ARTICLE XI, the term “Confidential Information” includes any and all of the following information of Seller, the Company or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and the Company on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware and computer software and database technologies, systems, structures and architectures;

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented) and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this ARTICLE XI, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this ARTICLE XI to the extent included within the definition. In the case of trade secrets, each of Buyer and Seller hereby waives any requirement that the other party submits, as a predicate to obtaining an injunction or similar equitable relief, proof of the economic value of any trade secret or post a bond or other security.

11.2 Restricted Use of Confidential Information.

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party, (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions or as otherwise provided herein and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or the Company (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this ARTICLE XI with respect to such information. Each of Buyer and Seller shall (1) enforce the terms of this ARTICLE XI as to its respective Representatives, (2) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this ARTICLE XI and (3) be responsible and liable for any breach of the provisions of this ARTICLE XI by it or its Representatives.

(b) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information of the Company or of Seller relating to the Company. Notwithstanding the preceding sentence, Seller may use any Confidential Information of the Company or of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 6.2.

(c) From and after the Closing, the provisions of Section 11.2(a) above shall not apply to or restrict in any manner Buyer’s use or disclosure of any Confidential Information of the Company or Seller relating to the Company.

11.3 Exceptions. Sections 11.2(a) and 11.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this ARTICLE XI by the Receiving Party or its Representatives, (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party,

or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to the Company in reliance on the exceptions in clauses (b) or (c) above.

11.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this ARTICLE XI, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that the Disclosing Party may, at its sole expense, seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this ARTICLE XI. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 11.4 do not apply to any Proceedings between the parties to this Agreement.

11.5 Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material, (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information and (c) certify all such destruction in writing to the Disclosing Party; provided, however, that (x) the Receiving Party may make use of the Confidential Information in the course of any litigation involving the Disclosing Party provided that confidential treatment for any such information is sought by the Receiving Party, and (y) the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

ARTICLE XII.

GENERAL PROVISIONS

12.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

12.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all,

at such time and in such manner as is jointly determined by Buyer and Seller, except as may be required by any Legal Requirement. Except with the prior consent of the other party or as required by Legal Requirement, none of Seller, Buyer any of any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller that any Confidential Information of Buyer has been disclosed to Seller or their Representatives or that Seller or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

12.3 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; provided, however, Buyer shall have the right in its sole discretion to assign its rights and delegate its obligations under this Agreement to a corporation that Buyer may form and having Buyer as its sole shareholder as of the effective date of such assignment and delegation provided, that no such assignment shall relieve Buyer of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.3, or with respect to Seller’s obligation to indemnify and hold the Company harmless pursuant to Section 10.8.

12.4 Jurisdiction. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of California, Contra Costa County, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.

12.5 Governing Law. This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts-of-laws principles that would require the application of any other law.

12.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by waiving or renouncing party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7 Entire Agreement and Modification. This Agreement and the License Agreement supersede all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitute (along with the Contribution Agreement, Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

12.8 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by e-mail with a read receipt or confirmation of receipt by the intended recipient or (c) received or rejected by the addressee, if delivered by personal service in accordance with the federal or California rules of civil procedure or sent by certified mail, return receipt requested, in each case to the following addresses, or e-mail addresses and marked to the attention of the person designated below (or to such other address, e-mail address or person as a party may designate by notice to the other parties):

If to Seller:	BriteSmile, Inc. 460 North Wiget Lane Walnut Creek, California 94598 Email: nngo@britesmile.com Attention: Nhat Ngo

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Email: sbanker@skadden.com Attention: Stephen M. Banker, Esq.

If to Buyer:	Dental Spas, LLC 108 East Monroe Fairfield, Iowa 52556 Email: phirschhorn@primesitesinc.com Attention: Philip L. Hirschhorn, Manager

with a copy to:	Thomas H. Makeig Thomas H. Makeig, P.C. 500 North Third Street, Suite 213 Fairfield, Iowa 52556 Email: tmakeig@makeiglaw.com

12.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.10 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

12.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.12 Execution of Agreement. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

“BUYER”		“SELLER”

DENTAL SPAS, LLC, an Iowa limited liability company		BRITESMILE, INC., a Utah corporation

By:	/s/ PHILIP L. HIRSCHHORN	By:	/s/ ANTHONY M. PILARO
Name:	Philip L. Hirschhorn	Name:	Anthony M. Pilaro
Its:	Manager	Its:	Chairman

ANNEX B

CONTRIBUTION AGREEMENT

BY AND BETWEEN

BRITESMILE, INC.

AND

BRITESMILE SPAS, LLC

DATED AS OF

JANUARY 13, 2006

i

4.2	Benefits	7
4.3	Severance	8
4.4	Paid Time Off	8

ARTICLE 5. MUTUAL RELEASE		8
5.1	Release of Claims	8

ARTICLE 6. MISCELLANEOUS		9
6.1	Further Assurances	9
6.2	Survival	10
6.3	Counterparts; Entire Agreement	10
6.4	Governing Law	10
6.5	Assignability	10
6.6	Notices	10
6.7	No Third Party Beneficiaries	11
6.8	Severability	11
6.9	Publicity	11
6.10	Headings	11
6.11	Survival of Covenants	11
6.12	Waivers of Default	11
6.13	Amendments	12
6.14	Interpretation	12

SCHEDULE INDEX
Schedule 1	Contributed Assets
Schedule 2	Excluded Assets
Schedule 3	Contributed Liabilities
Schedule 4	Contributed Employees
EXHIBIT INDEX
Exhibit A	Assignment of Contracts
Exhibit B	Assumption Agreement
Exhibit C	Instrument of Assignment
Exhibit D	Corporate Severance Policy

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all Exhibits and Schedules hereto, the “Agreement”), dated as of January 13, 2006, is by and between BriteSmile, Inc., a Utah corporation (“BSML”), and BRITESMILE SPAS, LLC, a Delaware limited liability company (“Spas”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article 1 hereof.

WHEREAS, BSML is currently engaged, among other things, in the business (1) of owning or operating dedicated centers (the “Spa Centers”), in retail locations, in which the dental services provided or authorized to be provided are limited to providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers and (2) selling in such dedicated centers and in other retail channels not including professional dental offices teeth whitening products, including its BriteSmile-to-Go pen, toothpaste, mouthwash and gum products, directly and through third party retail establishments ((1) and (2) being referred to collectively as, the “Spa Business”);

WHEREAS, BSML is also engaged in, among other things, offering teeth-whitening products and systems through existing independent dental offices worldwide, known as BriteSmile Professional Teeth Whitening Associated Centers (the “Associated Center Business”);

WHEREAS, Spas was formed in December 2005 to engage in and operate the Spa Business in connection with the transactions contemplated by the Limited Liability Company Membership Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between BSML and Dental Spas, LLC (the “Buyer”) and in contemplation thereof, has entered into a License Agreement, dated as of December 30, 2005, by and among BSML, certain of its Affiliates and Spas (the “Spa License”) pursuant to which BSML and such Affiliates have licensed certain intellectual property and related rights to Spas;

WHEREAS, in exchange for 100% of the membership interests of Spas (the “Securities”), the Board of Directors of BSML has determined that it is in the best interests of BSML to contribute certain assets to Spas that are used by BSML in the operation of the Spa Business and the Manager of Spas has determined that it is in the best interests of Spas to cause Spas to assume certain liabilities that are related to such assets and to the operation and continued operation of the Spa Business, all as more fully described in and, in each case, subject to the terms and conditions in this Agreement (collectively, the “Contribution”); and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Contribution and implement certain other agreements that will govern matters relating to the Contribution and the relationship of BSML and Spas following the Contribution;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:

ARTICLE 1.

DEFINITIONS

For the purpose of this Agreement the following terms shall have the following meanings:

1.1 “Action” means any demand, action, suit, counter suit, arbitration, inquiry, proceeding, or investigation by or before any federal, state, local, foreign, or international Governmental Authority or any arbitration or mediation tribunal.

1.2 “Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

1.3 “Agreement” shall have the meaning set forth in the Preamble.

1.4 “Associated Center Business” shall have the meaning set forth in the Recitals.

1.5 “Assignment of Contracts” means the Assignment of Contracts by and between Spas and BSML in the form attached hereto as Exhibit A.

1.6 “Assumption Agreement” means the Assumption Agreement by and between Spas and BSML in the form attached hereto as Exhibit B.

1.7 “BSML” shall have the meaning set forth in the Preamble.

1.8 “Consents” means any consents, waivers or approvals from, or notification requirements to, any third Person or Governmental Authority.

1.9 “Contribution” shall have the meaning set forth in the Recitals.

1.10 “Contribution Date” shall have the meaning set forth in Section 3.1.

1.11 “Contributed Assets” means the assets listed on Schedule 1 hereto; provided that the “Contributed Assets” shall not include any assets constituting an Excluded Asset.

1.12 “Contributed Employees” shall have the meaning set forth in Section 4.1.

1.13 “Contribution Liabilities” shall have the meaning set forth in Section 3.1.

1.14 “Excluded Assets” means the assets listed on Schedule 2 hereto and any and all assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules or Exhibits hereto or thereto) as assets to be retained by BSML.

1.15 “Governmental Authority” shall mean any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

1.16 “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but in no event shall be deemed to include any patents, trademarks, service marks, trade names, Internet domain names, copyrights, proprietary technology, trade secrets, know-how or other similar rights (or any applications and registrations relating to the foregoing) of BSML or its Affiliates which are not Contributed Assets.

1.17 “Instrument of Assignment” means the Instrument of Assignment by BSML in favor of Spas in the form attached hereto as Exhibit C.

1.18 “Liabilities” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

1.19 “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

1.20 “PTO” shall have the meaning set forth in Section 4.4.

1.21 “Securities” shall have the meaning set forth in the Recitals.

1.22 “Spa Centers” shall have the meaning set forth in the Recitals.

1.23 “Spas” shall have the meaning set forth in the Preamble.

1.24 “Spa Business” shall have the meaning set forth in the Recitals.

1.25 “Thai Spa” means BriteSmile Whitening Spa (Thailand) Limited in which BSML has an equity interest, subject to certain first refusal rights on the transfer of such interest.

ARTICLE 2.

THE CONTRIBUTION

2.1 Contribution of Assets and Assumption of Liabilities.

(a) Contribution by BSML. On and subject to the terms of this Agreement, BSML hereby agrees to, and to cause its applicable Affiliates to, on the Contribution Date, assign, contribute, transfer, sell, convey, and deliver to Spas, and Spas hereby agrees to accept from BSML and such Affiliates, all of BSML’s and such Affiliates’ respective right, title, and interest in and to the Contributed Assets, so that neither BSML nor its Affiliates retain any right, title or interest in or to the Contributed Assets.

(b) Assumption by Spas. On and subject to the terms of this Agreement, BSML hereby agrees to, and to cause its applicable Affiliates to, assign, transfer and delegate to Spas on the Contribution Date, and in partial consideration of BSML’s obligations under this Agreement, Spas hereby agrees to assume on the Contribution Date, and agrees to faithfully perform and fulfill, all of the following Liabilities (the “Contributed Liabilities”), in accordance with their respective terms:

(i) the Liabilities listed on Schedule 3 hereto;

(ii) all Liabilities relating to the operation of the Contributed Assets, including, but not limited to, any assumed contract included in the Contributed Assets other than Liabilities arising prior to the Contribution Date which have not been disclosed to the Buyer;

(iii) all Liabilities of the Spa Centers disclosed to the Buyer outstanding on the Contribution Date;

(iv) all Liabilities relating to the Contributed Employees arising from and after the Contribution Date;

(v) all liabilities relating to severance obligations of and PTO to be honored by Spas pursuant to Section 4.3 and Section 4.4, respectively; and

(vi) any and all other Liabilities that are expressly contemplated by this Agreement, the Assignment of Contracts, the Assumption Agreement or the Instrument of Assignment (the Assignment of Contracts, the Assumption Agreement and the Instrument of Assignment being referred to hereinafter collectively as, the “Ancillary Agreements”) (or the Schedules or Exhibits hereto or thereto) as Liabilities to be assumed by Spas.

Notwithstanding anything to the contrary herein, in no event shall Spas be liable for any incentive compensation or other similar payments owing to any P.C. Dentist (as such term is defined in the Purchase Agreement) arising prior to the Contribution Date.

2.2 Consideration for Contribution of Assets. Upon the terms and subject to the conditions contained herein, as additional consideration for the transfer of the Contributed Assets by BSML and its Affiliates to Spas, Spas shall issue to BSML the Securities, and Spas shall assume the Contributed Liabilities pursuant to Section 2.1(b) above.

2.3 Termination of Other Agreements. Except with respect to this Agreement, the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive by their terms) and the Spa License, BSML and Spas hereby terminate any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Contribution Date; and each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The parties acknowledge that nothing contained herein (including the schedules hereto) shall be deemed to contradict, supersede or otherwise affect, modify or alter the provisions, rights or obligations of BSML or its Affiliates or of Spas under the Spa License.

2.4 Contributions Not Effected On or Prior to the Contribution Date. In the event that at any time after the Contribution Date any party hereto shall receive or otherwise possess an asset that is allocated to the other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer or cause to be contributed, such asset to such Person so entitled hereunder. Prior to such transfer, the Person receiving or possessing such asset shall hold such asset in trust for such other Person (at the expense of the party entitled thereto). In the event that any assignment or assumption of Liabilities contemplated by this ARTICLE 2 has not been consummated effective as of the Contribution Date, the party retaining such Liabilities shall thereafter hold such Liabilities for the account of the party assuming such Liability or to whom such Liability is to be assigned pursuant hereto, and in each such case shall take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been contributed, or such Liability been assigned or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, assignable or assumable, as the case may be, such transfer, assignment, or assumption shall be effected forthwith.

2.5 Disclaimer of Representations and Warranties. Each of BSML and Spas understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement (with the exception of the Purchase Agreement, which contains certain representations, warranties and covenants of BSML and the Buyer, and the Spa License), any Ancillary Agreement or otherwise, is representing or warranting in any way as to the assets, businesses, technologies or Liabilities contributed or assumed as contemplated hereby or thereby, including, without limitation, any representations or warranties relating to (a) any Consents or approvals required in connection therewith, (b) the value of any of the foregoing, (c) the freedom from any liens, security interests, encumbrances or restrictions on transfer, (d) the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset, or (e) the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such assets are being contributed on an “as is,” “where is” basis (provided that the absence of the representations and warranties from the parties shall not negate the allocation of Liabilities under this Agreement and shall have no effect on any manufacturer’s, seller’s or other third party warranty that is intended to be contributed with such assets) and, subject to the parties’ obligations under Section 2.4, Spas shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any liens, security interests, encumbrances or restrictions on transfer.

2.6 Spa License Agreement.

(a) In this Section 2.6, Licensed Know-How, Licensed Products, LICENSORS and Retail Field shall all have the definitions given to them in the Spa License. For the avoidance of doubt, upon entering into the Spa License it was the mutual intent of BSML and Spas that:

(i)	Spas has the right to sell the BriteSmile-to-Go pen and the BriteSmile Whitening Toothpaste in Spas and in the Retail Field without any limitation on the ability of the purchasers of such products to use them and without triggering any right for BSML to terminate the Spa License;

(ii)	The deficiency correction procedure described in Section 3.2 of the Spa License is intended to apply to all patents, trademarks, copyrights or know-how owned by or licensed to LICENSORS as of the date of the Spa License; and

(iii)	The grant of the right to sell mouthwash in the Retail Field does not trigger any right of BSML to terminate the Spa License.

(b)	Nothing contained in this Section 2.6 shall constitute any representation or warranty of either party hereto or create any liability of any nature whatsoever of BSML or its Affiliates to Spas or its Affiliates, including the Buyer and its Affiliates.

ARTICLE 3.

CLOSING MATTERS

3.1 Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the Contribution and other transactions (the “Closing”) contemplated herein shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, Four Embarcadero Center, San Francisco, California, simultaneously with the closing of the transactions contemplated by the Purchase Agreement (the date on which Closing is effective, the “Contribution Date”), unless the parties hereto otherwise agree.

3.2 Execution of Instruments of Conveyance. In furtherance of the contribution, assignment and conveyance of the Contributed Assets and the assumption of the Contributed Liabilities set forth in Sections 2.1(a) and 2.1(b), at the Closing, (a) BSML shall execute and deliver, and shall cause any applicable Affiliate to execute and deliver, such Bills of Sale, certificates of title, Assignments of Contracts and other instruments of transfer, conveyance and assignment, if any, as and to the extent reasonably necessary to evidence the transfer, conveyance and assignment of all of BSML’s right, title and interest in and to the Contributed Assets to Spas and (b) Spas shall execute and deliver, to BSML and its Affiliates, such assumptions of contracts and other instruments of assumption, if any, as and to the extent reasonably necessary to evidence the valid and effective assumption of the Contributed Liabilities by Spas, including the Assumption Agreement.

3.3 Conditions Precedent to the Contribution. The parties’ obligations hereunder are subject to the following conditions that must be satisfied prior to consummation of the Contribution:

(a) Spas’ operating agreement shall reflect the issuance to and ownership of the Securities by BSML, and such operating agreement shall have been delivered to BSML.

(b) There shall be no actual or threatened Action before any court or other Governmental Agency seeking to restrain or invalidate this Agreement, the Contribution, or any other transaction contemplated by this Agreement.

ARTICLE 4.

EMPLOYEE MATTERS

4.1 Contributed Employees. Spas shall offer employment to the employees of BSML set forth on Schedule 4 hereto effective as of the Contribution Date. Such personnel who accept such employment (the “Contributed Employees”) will be employed by Spas with the same per annum salaries, or hourly rates of pay under which such Contributed Employees were employed by BSML immediately prior to the Contribution Date, but nothing herein shall be deemed to create an employment contract between Spas, the Buyer and/or any of their respective Affiliates and any such Contributed Employee. Contributed Employees shall be employees at will (unless a written employment agreement to the contrary has been entered into by Spas with such Contributed Employee or expressly assumed in writing by Spas) and nothing express or implied in this Agreement will obligate Spas to provide continued employment to any such Contributed Employee for any specific period of time following the Contribution Date.

4.2 Benefits. Subject to Sections 4.3 and 4.4, from and after the Contribution Date, the Contributed Employees shall be entitled to participate in all benefits and welfare plans and programs provided by Spas to its employees generally subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. From and after the Contribution Date, the Contributed Employees shall cease to participate in the benefits and welfare plans and programs of BSML, except as otherwise required by such plans or programs; provided that Spas shall honor the terms of BSML’s severance policy as provided in Section 4.3 below.

4.3 Severance. In the event that Spas determines that it is advisable to terminate the employment of any Contributed Employee, Spas shall pay the applicable severance benefits to such Contributed Employee consistent with BSML’s corporate severance policy in effect on the Contribution Date, a description of which is attached hereto as Exhibit D. All severance costs arising from the termination of any of Contributed Employees shall be the exclusive responsibility of Spas and shall be deemed to be an Assumed Liability hereunder; however, Spas shall in no case assume any liabilities of BSML or other previous employer under any retention agreements executed by such previous employer with any Contributed Employees. The execution of this Agreement and the consummation by the parties of the Contribution shall not, in and of itself, be deemed to be a termination of a Contributed Employee’s employment in a manner that would give rise to any severance obligation of BSML.

4.4 Paid Time Off. All “paid time off” balances (“PTO”) accrued on the books of BSML with respect to each Contributed Employee through the day prior to Contribution Date shall be honored by Spas from and after the Contribution Date.

ARTICLE 5.

MUTUAL RELEASE

5.1 Release of Claims.

(a) Except as provided in Section 5.1(c), to the extent permitted by law, effective as of the Contribution Date, Spas does hereby, for itself and its successors and assigns, release and forever discharge BSML and each of its Affiliates, their respective successors and assigns, and all Persons who at any time prior to the Contribution Date have been shareholders, directors, officers, agents or employees of BSML or any of its Affiliates (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Contribution Date, including in connection with the transactions and all other activities to implement the Contribution.

(b) Except as provided in Section 5.1(c), to the extent permitted by law, effective as of the Contribution Date, BSML does hereby, for itself and its successors and assigns, release and forever discharge Spas and each of its Affiliates (including the Buyer and its Affiliates), their respective successors and assigns, and all Persons who at any time prior to the Contribution Date have been directors, officers, agents or employees of Spas (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any facts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Contribution Date, including in connection with the transactions and all other activities to implement the Contribution.

(c) Nothing contained in Sections 5.1(a) or (b) shall negate the allocation of assets or Liabilities under this Agreement or otherwise impair any right of BSML (including, without limitation, on behalf of BSML’s Affiliates) or Spas (including, without limitation, on behalf of Spas’ Affiliates, including the Buyer) to enforce this Agreement or any Ancillary Agreement, in each case in accordance with its terms. Without limiting the generality of the preceding sentence, nothing contained in Sections 5.1(a) and (b) shall release BSML or Spas, as applicable, from (i) any Liability provided in or resulting from this Agreement or any Ancillary Agreement or (ii) any Liability, contingent or otherwise, assumed, contributed or assigned to such Person in accordance with, or any other Liability of any Person under, this Agreement or any Ancillary Agreement.

(d) Spas shall not make any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against BSML or any of its Affiliates or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a), except as permitted by Section 5.1(c). BSML shall not make any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against Spas or any of its Affiliates or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b), except as permitted by Section 5.1(c).

ARTICLE 6.

MISCELLANEOUS

6.1 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Contribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, prior to, on and after the Contribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Contributed Assets and the assignment and assumption of the Contributed Liabilities and the other transactions contemplated hereby and thereby.

6.2 Survival. The provisions hereof shall remain in full force and effect and shall survive the Contribution Date, except to the extent otherwise agreed by the parties in writing.

6.3 Counterparts; Entire Agreement.

(a) This Agreement and each Ancillary Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

6.4 Governing Law. This Agreement, except as expressly provided herein, and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

6.5 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

6.6 Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to BSML, to:

BriteSmile, Inc. 460

North Wiget Lane

Walnut Creek, California 94598

Fax: (925) 941-6266

Attention: Nhat Ngo

If to Spas, to:

BriteSmile Spas, LLC

460 North Wiget Lane

Walnut Creek, California 94598

Fax: (925) 941-6266

Attention: Nhat Ngo

Either party may, by notice to the other party, change the address to which such notices are to be given.

6.7 No Third Party Beneficiaries. The provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including, without limitation, any Contributed Employee) except the parties any rights or remedies hereunder, and there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

6.8 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

6.9 Publicity. Each of Spas and BSML shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Contribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

6.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

6.11 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Contribution.

6.12 Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

6.13 Amendments. This Agreement and all Ancillary Agreements, except to the extent as may otherwise be set forth therein, may be amended by the written agreement of BSML and Spas. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

6.14 Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

IN WITNESS WHEREOF, the patties have caused this CONTRIBUTION AGREEMENT to be executed by their duty authorized representatives on the date first written above.

BRITESMILE, INC.

By:	/s/ ANTHONY M. PILARO
Name:	Anthony M. Pilaro
Title:	Chairman

BRITESMILE SPAS, LLC

By:	BriteSmile, Inc., its Manager

By:	/s/ NHAT H. NGO
Name:	Nhat H. Ngo
Title:	Executive Vice President

ANNEX C

January 24, 2006

Personal and Confidential

The Board of Directors

BriteSmile, Inc.

460 North Wiget Lane

Walnut Creek, CA 94598

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the proposed consideration to be paid to BriteSmile, Inc., a Utah corporation (the “Company”), by Dental Spas, LLC, an Iowa limited liability company (“Buyer”), pursuant to the Limited Liability Company Membership Interest Purchase Agreement (the “Agreement”), dated as of January 13, 2005, by and among the Company and Buyer. The Agreement provides, among other things, for the acquisition by Buyer of all of the outstanding membership interests (the “Membership Interests”) in BriteSmile Spas, LLC, a Delaware limited liability company (“BriteSmile Spas”). Prior to the consummation of the transactions contemplated by the Agreement, the Company has agreed, pursuant to the Contribution Agreement, dated as of January 13, 2006, by and between the Company and BriteSmile Spas, to contribute to BriteSmile Spas certain assets and liabilities related to the Company’s Spa Business (as defined in the Agreement) in exchange for the Membership Interests. The consideration to be paid by Buyer to the Company for the Membership Interests pursuant to the Agreement will be Twenty Million Dollars ($20,000,000) less the sum of (i) the Accrued Vacation Amount (as defined in the Agreement), and (ii) the Thai Spa Proceeds (as defined in the Agreement) (collectively the “Purchase Price”). The purchase of the Membership Interests by Buyer from the Company pursuant to the Agreement is referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have been engaged to act as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company, a substantial portion of which is contingent upon the consummation of the Transaction. We will also receive a fee from the Company for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the accounts of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have also provided investment banking services to the Company and received fees in connection with the proposed sale of the Company’s associated center business, for which we will receive an additional fee if such sale is completed.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We have reviewed: (i) the financial terms of the Agreement; (ii) certain publicly available financial, business and operating information related to the Company; (iii) certain internal financial projections for the Company that were prepared for financial planning purposes and furnished to us by the management of the Company; (iv) certain publicly available market and securities data of the Company; (v) certain financial, market performance and other data of certain other public companies that we deemed relevant; (vi) the financial terms, to the extent publicly available, of certain transactions that we deemed relevant; and (vii) other information, financial studies, analyses and investigations and other factors that we deemed relevant for purposes of our opinion. We have also conducted discussions with members of the senior management of the Company and members of the Board of Directors of the Company concerning the financial condition, historical and current operating results, business and prospects for the Company and the Spa Business.

We have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility independently to verify such information. The Company has advised us that they do not publicly disclose internal financial planning information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have further relied upon the assurances of the management of the Company that the information provided has been prepared on a reasonable basis, in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflects the best currently available estimates and judgments of the management of the Company, is based on reasonable assumptions and that there is not (and the management of the Company is not aware of) any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company and Buyer are not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, or sale, divestiture or spin-off other than the Transaction.

We have assumed the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waiver by any party of any material obligations thereunder. In arriving at our opinion, we have assumed that all necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Company or alter the terms of the Transaction. We express no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (contingent or otherwise) of the Company, and we have not been furnished with any such appraisals or valuations, nor have we evaluated the solvency or fair value of the Company, BriteSmile Spas or any of their respective assets (including without limitation the assets of the Spa Business) under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, BriteSmile Spas or any of their respective assets (including without limitation the assets of the Spa Business). Without limiting the generality of the foregoing, we have undertaken no independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company or any of its respective affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We express no opinion as to the use or uses to which the Company will put the proceeds from the Transaction.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion as to the price at which shares of the Company’s common stock have traded or may trade following the announcement of the Transaction or at any other time. We have not agreed or undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is for the benefit and use of the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on any proposal relating to the Transaction or how such stockholder should otherwise act with respect to the Transaction, and should not be relied upon by any stockholder as such.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the proposed Purchase Price set forth in the Agreement and does not address any other terms or agreement relating to the Transaction.

We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction or any other matter contemplated by the Agreement, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to the Company, or Buyer’s ability to fund the Purchase Price. We express no opinion as to whether any alternative transaction might produce consideration for the Company in excess of the amount contemplated in the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without prior written approval.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Purchase Price proposed to be paid in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

/s/ PIPER JAFFRAY & CO.

ANNEX D

Execution Copy

LICENSE AGREEMENT

THIS AGREEMENT, entered into and effective as of the 30th day of December, 2005 (the “Effective Date”) by and between BRITESMILE, INC., a Utah corporation having its principal place of business at 460 North Wiget Lane, Walnut Creek, California 95498 (“BRITESMILE”), BRITESMILE DEVELOPMENT, INC., a Delaware corporation having its principal place of business at 460 North Wiget Lane, Walnut Creek, California 95498 (“DEVELOPMENT”) and BRITESMILE INTERNATIONAL, LTD., a corporation of the Republic of Ireland (“INTERNATIONAL”) having its principal place of business at 36 Fitzwilliam Place, Dublin 2, Republic of Ireland (together with BRITESMILE and DEVELOPMENT hereinafter collectively referred to as “LICENSORS”), and BRITESMILE SPAS, LLC, a Delaware limited liability company having a principal place of business at 460 North Wiget Lane, Walnut Creek, California 95498 (hereinafter referred to as “LICENSEE”).

RECITALS

WHEREAS, LICENSEE is a wholly owned subsidiary of BRITESMILE and desires to sell tooth whitening and other products and services by acquiring LICENSORS’ spa business pursuant to a separate Contribution Agreement between LICENSORS and LICENSEE to be executed in connection with this Agreement (the “Contribution Agreement”).

WHEREAS, LICENSORS desire to grant to LICENSEE the exclusive license to engage in the Spa (as hereinafter defined) business using certain of LICENSORS’ technology and trademarks, as further described below.

WHEREAS, it is the intent of the Parties that LICENSEE be granted the rights necessary to use and sell certain products in the Spas and retail channels, including all existing products and services sold in the Spas and any new products, except new tooth whitening products, as further described below.

WHEREAS, LICENSEE therefore desires to obtain from LICENSORS a license to make, have made, use, import, offer for sale and/or sell Licensed Products and Licensed Retail Products (both as hereinafter defined) in the Territory (as hereinafter defined); and

WHEREAS, subject to, and upon, all of the terms and conditions of this Agreement, LICENSORS are willing to grant to LICENSEE a license to make, have made, use, import, offer for sale and sell the Licensed Products under the Licensed Patent Rights and the Licensed Retail Products in certain channels of trade in the Territory, as further described herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, promises and agreements set forth herein, LICENSORS and LICENSEE, intending to be legally bound, hereby mutually agree as follows:

ARTICLE I—GENERAL

1.1 All capitalized terms used in this Agreement (other than the names of parties and Article headings) shall have the meanings established for such terms herein.

ARTICLE II—DEFINITIONS

2.1 “Code Generation Rights” means all information; source code; object code; proprietary software and copyrights; concepts; methods; specifications; designs; processes; drawings; trade secrets or know-how used in the creation of software for generating access codes for teeth whitening devices as they exist on the Effective Date.

2.2 “Contribution Agreement” shall have the meaning given that term in the Recitals.

2.3 “Confidential Information” shall mean the (i) Licensed Know-How, (ii) LICENSORS’ trade secrets, and (iii) any and all information, whether oral or written, in whatever form, communicated to LICENSEE which is either designated at the time of disclosure as confidential or proprietary or would, under all of the circumstances, be reasonably understood by a recipient of such information to be confidential or proprietary. Confidential Information shall not include information that is: (x) publicly available at the time of disclosure, or which becomes publicly available thereafter through no fault or action or omission of LICENSEE; (y) already known to or in the possession of LICENSEE unless it has been provided previously by LICENSORS under confidential terms, or subsequently received by LICENSEE from a third party, without similar restrictions and without breach of this Agreement; or (z) developed by employees or agents of LICENSEE independently of and without reference to any Confidential Information (LICENSEE shall bear the burden of proving such independent development).

2.4 “Distribution Agreements” shall mean the agreements described in Schedule C attached hereto between INTERNATIONAL and certain distributors to own and operate Spas.

2.5 “Improvements” shall mean all improvements to, or enhancements, modifications or derivatives of, any devices, methods, procedures or compositions covered by or described in any of the Licensed Patents which are created, conceived, invented or made by or for LICENSEE or LICENSORS.

2.6 “Improvement Patent Rights” shall mean all patent claims covering all or part of any Improvements.

2.7 “Indemnified Parties” shall have the meaning given that term in Section 9.1.

2.8 “Licensed Know-How” shall mean all information, data and content; compositions; ingredient lists; concepts; formulations; methods; specifications; designs;

processes; drawings; and other know-how and trade secrets owned or otherwise licensable by LICENSORS or any of their Affiliates as of the Effective Date, including LICENSORS’ in vivo and in vitro clinical studies (including the rights to publish and reference same); LICENSORS’ marketing graphics and marketing files (including the rights to publish and reference same and the copyrights thereto, as well as the copyrights listed in Schedule B hereto together with the right to modify all such copyrighted material and to make derivative works thereof) previously used in relation to the promotion and sale of Licensed Products and Licensed Retail Products in the Spas and Retail Field and to dental professionals; LICENSORS’ tooling and molds to build the BS3000 PB, cheek retractor and fiber optic positioner devices; and know-how relating to the manufacture and use of the Licensed Patent Rights, Licensed Products and/or Licensed Retail Products, including, but not limited to, such know-how to make and use the BS3000 PB device, the gel compositions, masking cream, barrier cream and accelerator.

2.9 “Licensed Marks” shall mean the trademarks and service marks identified in Schedule B hereto.

2.10 “Licensed Patent Rights” shall mean (a) the claims of the United States Patents, United States Patent applications, foreign patent applications, foreign patents and applications set forth in Schedule A hereto and all patents issuing from such applications, and all issued divisions, continuations, continuations-in-part, reexaminations, reissues and extensions thereof, and (b) all Improvement Patent Rights.

2.11 “Licensed Products” shall mean (a) any procedure to whiten teeth that would infringe a Licensed Patent Right but for this Agreement, and (b) any products intended for use in any procedure to whiten teeth that would infringe a Licensed Patent Right but for this

Agreement, and (c) any mouthwash product with teeth whitening characteristics that would infringe a Licensed Patent Right but for this Agreement.

2.12 “Licensed Retail Products” shall mean toothpaste, gum, toothbrushes, and other human oral care products sold under the Licensed Marks, but excluding any and all tooth whitening products except the current “BriteSmile-to-Go” pen product and the current “BriteSmile Whitening Toothpaste,” including any modifications thereto that employ the Improvements specific to such pen and toothpaste products.

2.13 “Licensed Rights” means Licensed Know-How and Licensed Patent Rights.

2.14 “Magic Mirror Rights” means all (a) all information; materials lists; concepts; formulations; methods; specifications; designs; processes; drawings; trade secrets or know-how used in the manufacturing of the product known commercially as the “Magic Mirror” as it exists on the Effective Date; (b) all proprietary software and copyrights owned by LICENSEE, as it exists on the Effective Date, used in the product commercially known as the “Magic Mirror;” and (c) the trademarks listed on Schedule D attached hereto.

2.15 “Retail Field” shall mean: (i) food and grocery stores (e.g., Safeway, Tesco, etc.); (ii) drugstores and pharmacies (e.g., CVS, Walgreens, Boots, etc.); (iii) mass merchandisers (e.g., Wal-Mart, Target, K-Mart, Marks and Spencer, etc.); (iv) club stores (e.g., Sam’s Club, BJ’s, etc.); (v) military commissaries; (vi) Internet sites; (vii) specialty mass retail stores (e.g., Bed, Bath & Beyond, etc.); (viii) department stores and/or high-end/premium retail stores (e.g., Lord & Taylor, Macy’s, Bloomingdale’s, Marshall Field’s, Saks, Neiman Marcus, Nordstrom, Selfridges, Harrods, etc.); (ix) door-to-door and other direct sales (e.g., Avon, Amway, etc.); (x) direct response channels (e.g., QVC TV, radio, Internet, catalog, direct mail, etc.); (xi) convenience stores (e.g. 7-11, etc.); (xii) kiosks or similar locations in shopping malls, specialty retail stores, etc.; (xiii) brokers and distributors to the above, but only where such brokers and distributors agree not to sell to dental professionals; and (xiv) any other retail store or retail channel for selling products directly to consumers, but not to dental professionals.

2.16 “Spas” shall mean dedicated centers in retail locations which are currently or in the future owned, acquired or operated by LICENSEE or an Affiliate (or in countries outside of the United States retail locations which are owned or operated by a single sublicensee of LICENSEE per country, which sublicensee may be a single franchise), and in which the dental services provided are limited to providing tooth whitening, orthodontics, veneers, x-rays, cleaning and prophys to consumers (and not to dental professionals); provided, however, that nothing herein shall preclude LICENSEE from offering any non-dental services. Spas shall not include traditional dental office locations (e.g., medical buildings and office buildings).

2.17 “Territory” shall mean the World (except Thailand in respect of the ownership or operation of Spas).

2.18 An “Affiliate” of LICENSEE at any given time shall mean any person, corporation, partnership or other entity which currently, directly or indirectly, controls, is controlled by, or is under common control with LICENSEE. Control, for purposes of Sections 2.18 and 2.19, shall mean control of the right to vote a majority of the stock, memberships, partnership interests or other ownership rights of the controlled entity.

2.19 An “Affiliate” of LICENSORS at any given time shall mean any person, corporation, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with LICENSORS.

ARTICLE III—LICENSE GRANTS

3.1 Subject to all of the terms and conditions of this Agreement and the separate Contribution Agreement, LICENSORS grant to LICENSEE and Affiliates of LICENSEE under the Licensed Rights: (i) a royalty-free, non-exclusive license, with right to sublicense for manufacturing only, to make, have made and import Licensed Products in the Territory, whether or not under the Licensed Marks, but only for use (or purchase and use) in the Spas in the Territory; (ii) a royalty-free, exclusive (even as to LICENSORS) license to use, offer for sale, sell and provide Licensed Products in the Spas in the Territory to consumers, provided that the sale and promotion of Licensed Products which are procedures or services to be performed in Spas can occur in the Retail Field; (iii) a royalty-free, non-exclusive license, with right to sublicense for manufacturing only, to use the Licensed Know-How to make, have made, import, use, offer for sale, sell and provide products, procedures and services but only for use (or purchase and use) in the Spas to consumers and in the Retail Field (and only under the Licensed Marks subject to Section 3.7 below); and (iv) a royalty-free, exclusive (even as to LICENSORS) license to make, have made, import, use, offer for sale and sell in the Territory mouthwash, whether or not bearing the Licensed Marks, and the pen-based, teeth-whitening product known as “BriteSmile-to-Go,” whether or not bearing the Licensed Marks, in the Retail Field. No rights are granted hereunder by LICENSORS to LICENSEE or to any Affiliate of LICENSEE to make, have made, use, import, offer for sale or sell any Licensed Products or any Licensed Retail Products other than expressly set forth above.

3.2 If the licenses granted herein to LICENSEE pursuant to this Article III are deficient in providing LICENSEE with the rights to patents, trademarks or know-how owned by LICENSORS as of the Effective Date of this Agreement that are necessary to reasonably operate the Spas consistent with how the Spas are operating as of the Effective Date of this Agreement, including the promotion, offer for sale, and sales of the Licensed Products and Licensed Retail Products as conducted as of the Effective Date, then the Parties shall modify this Agreement to reasonably cure any such deficiency; provided, however, that notwithstanding any grant provided herein, LICENSEE shall not be authorized to perform any procedure to whiten teeth except in Spas. LICENSORS shall not be obligated under this Section 3.2 or any other provision of this Agreement to obtain any rights to any patents, trademarks, know-how, copyrights or other intellectual property or other tangible or intangible property from any third party, unless BriteSmile, Development or International owned or were licensed under such rights prior to the Effective Date and LICENSORS then possess such rights, even if such rights are necessary to reasonably operate the Spas consistent with how the Spas are operating as of the Effective Date of this Agreement.

3.3 As a condition to receive the license under the Licensed Rights hereunder, LICENSEE hereby unconditionally guarantees the compliance and performance by each Affiliate and permitted sublicensee of LICENSEE with all of the provisions of this Agreement. Affiliates of LICENSEE shall have rights under this Agreement only for the period of time that they meet the definition of Affiliate as set forth herein with respect to LICENSEE.

3.4 The term of the license under the Licensed Patent Rights granted hereunder shall commence as of the Effective Date and shall expire or terminate upon the expiration of the last to expire of the Licensed Patent Rights or, if applicable, upon the earlier termination of this Agreement pursuant to any of the provisions of Article VI of this Agreement.

3.5 LICENSORS specifically reserve the right to make or have made or import Licensed Products in the Territory on such terms as LICENSORS may deem appropriate, and to grant licenses to others to make or have made Licensed Products on such terms as LICENSORS may deem appropriate.

3.6 LICENSORS specifically reserve the right to use, offer for sale, sell or otherwise dispose of Licensed Products and to grant licenses to others to use, offer for sale, sell or otherwise dispose of Licensed Products on such terms as LICENSORS may deem appropriate in any manner which is not expressly exclusive to LICENSEE under the grant of license in Section 3.1.

3.7 Subject to all of the terms and provisions of this Agreement, LICENSORS grant to LICENSEE and Affiliates of LICENSEE a royalty-free, exclusive (even as to LICENSORS) license to use the Licensed Marks in: (a) signage, marketing materials, product packaging and other marketing and sales-related uses and activities for Spas and (b) in connection with the promotion, marketing, offer for sale and sale (i) to consumers (and not dental professionals) of the Licensed Products solely in (or for sale in or to be provided in) the Spas in the Territory, (ii) to consumers in the Retail Field of Licensed Products consisting of procedures to be performed solely in Spas in the Territory, and (iii) of the Licensed Retail Products, mouthwash and the product known as “BriteSmile-to-Go” in the Retail Field in the Territory and the Licensed Retail Products to consumers in (or for sale in or to be provided in) the Spas in the Territory. Such exclusive trademark license shall further include, for use solely in (or for sale in or to be provided in) the Spas in the Territory, the marketing, promotion, offer for sale and sale to consumers (and not to dental professionals) of (x) procedures and products currently marketed, promoted, offered for sale and sold to consumers at the Spas under the name “BriteSmile,” (y) other high-quality, health, beauty or appearance-related non-dental services (and ancillary products) performed by licensed professionals in the Spas and (z) any product, service or procedure consistent with the definition of “Spa” in the Spas (including, but not limited to, the use of the telephone number “1-800-BRITESMILE” and “BriteSmile” as part of a URL; provided, however, that LICENSEE shall have access to and control of “BriteSmile.com” which website shall have a prominent link which shall direct dental professionals to LICENSORS, and LICENSEE may host and maintain such website, or have it maintained by an independent third party, the cost of which shall be borne by LICENSEE. Nothing herein shall preclude LICENSEE from using the Licensed Marks in connection with the marketing, promotion, offer for sale and sale to consumers of any product, service or procedure consistent with the definition of “Spa” in the Spas in the Territory using teeth whitening systems or products other than the Licensed Products.

3.8 Subject to all of the terms and provisions of the Agreement, LICENSORS grant to LICENSEES and its Affiliates a royalty-free, non-exclusive license to use the Licensed Marks: (i) to make, have made or import the Licensed Products and Licensed Retail Products for use only in the manner set forth above in the Territory; and (ii) to make, have made, import, market, offer for sale, sell and provide products, procedures and services employing the Licensed Know-How for use only in the Spas in the Territory to consumers, and in the Retail Field in the Territory.

3.9 Notwithstanding the foregoing, no license is granted under the Licensed Marks to LICENSEE, or any other party, to use the Licensed Marks in its company name or corporate name unless it is a majority-owned subsidiary of BRITESMILE, and if LICENSEE ceases to be a majority-owned subsidiary of BRITESMILE, then LICENSEE shall change its corporate name within 30 days of the Effective Date to cease such use.

3.10 The term of the foregoing trademark licenses shall commence as of the Effective Date and shall terminate (i) as to the Licensed Products in the Spa channel, at any time that LICENSEE is not actively operating at least one Spa in the Territory, (ii) as to the Licensed Products and Licensed Retail Products in the Retail Field, if LICENSEE abandons the use of the Licensed Marks in respect of the marketing, promotion and sale of the Licensed Products and Licensed Retail Products in the Retail Field or, (iii) upon the earlier termination of this Agreement pursuant to any of the provisions of Article VI of this Agreement. All use of the Licensed Marks and all goodwill and benefit arising from such use shall inure to the sole and exclusive benefit of LICENSORS. Notwithstanding the foregoing or the terms of Article XII, any dispute between LICENSORS and LICENSEE concerning the website “BriteSmile.com” or any shared or allocated Internet resources including but not limited to Internet uses of key words or marks shall be arbitrated in Los Angeles, California, before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association. Each party shall be responsible for its own attorney’s fees and costs. The fees for arbitration and fees for an arbitrator shall be apportioned 50% to LICENSORS and 50% to LICENSEE. The findings of the arbitrator will be final, binding, and enforceable as between the parties, and any judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof in accordance with the Federal Arbitration Act, 9 U.S.C. Sec. 1 et seq. The Parties agree to submit to the jurisdiction of the state or federal courts of the State of California and Iowa for purposes of implementing, without limitation, the arbitration provisions set forth in this Section 3.10.

3.11 The quality of all products and services offered and sold by LICENSEE under the Licensed Marks shall be of a high standard consistent with the prestige and reputation which the Licensed Marks have developed, and shall otherwise conform to the quality standards of

LICENSORS as they exist as of the Effective Date. LICENSEE shall ensure that all products and services sold under the Licensed Marks are manufactured, labeled, distributed, provided, marketed, advertised, promoted, and sold in accordance with all applicable national, state and local laws and regulations.

3.12 No license, express or implied, is granted hereunder to any other trademark rights, patent rights or under any other patent or technology owned, used, or otherwise controlled by LICENSORS or any Affiliate of LICENSORS.

3.13 LICENSEE shall not use the Licensed Products or the Licensed Marks in any way or do or permit there to be done any act which is materially detrimental to or inconsistent with the good name, goodwill, reputation and image of LICENSORS. LICENSEE shall also cause to appear on all goods and materials which display the Licensed Marks a notice that the Licensed Marks are owned by LICENSORS, and such other legends, markings, and notices as may be required by any law or regulation as LICENSORS may reasonably request.

3.14 LICENSEE shall not use the word “BriteSmile” in connection with any other marks or seek ownership in any mark that incorporates the Licensed Marks or any portion thereof unless LICENSEE gets the written consent of LICENSORS (which consent shall not be unreasonably withheld) in which case LICENSEE hereby assigns any ownership rights in such marks to LICENSORS and agrees to take any action necessary to convey such rights to LICENSORS. Furthermore, if LICENSEE acquires any rights in any Licensed Marks as a result of its use or registration of the Licensed Marks in any part of the Territory, LICENSEE hereby assigns all such rights to LICENSORS, and agrees to take commercially reasonable action to convey such rights to LICENSORS.

3.15 LICENSEE shall not use the Licensed Marks for any other purpose except as expressly permitted herein. Both during and after the term of this Agreement, LICENSEE shall not, and shall cause its Affiliates to not, use any name, trademark, service mark, trade name, trade dress, or logo, which is confusingly similar or identical to the Licensed Marks.

3.16 LICENSORS shall own all Improvements and Improvement Patent Rights made by LICENSORS and LICENSEE shall own all Improvements and Improvement Patent Rights made by LICENSEE. LICENSEE grants to LICENSORS and their AFFILIATES under all Improvement Patent Rights of LICENSEE a royalty-free, non-exclusive license, with right to sublicense for manufacturing only, to make, have made, use, practice, provide, offer to sell, sell and import any products or services anywhere in the world but only for use (or purchase and use) outside of the Spa channel. LICENSEE shall own all improvements, enhancements, modifications or derivatives made by LICENSEE of the marketing graphics and marketing files (including the rights to publish and reference same) previously used in relation to the promotion and sale of Licensed Products and Licensed Retail Products in the Spas and Retail Field and to dental professionals.

3.17 Notwithstanding any provision of this Agreement, LICENSEE shall not use as a trademark any Licensed Marks in combination with the words “dental,” “professional,” “dentist,” or “associated center” (or variants thereof), except (i) as required by law or (ii) for those Licensed Marks included in Schedule B which contain such words. For the term of exclusivity of the LICENSEE’S trademark license rights hereunder with respect to Licensed Products, LICENSORS shall not use the “BriteSmile” mark in combination with the words “spa” or “center” (or variants thereof) in the Territory.

3.18 LICENSORS hereby assign to LICENSEE any and all rights and obligations that LICENSORS may have under the following provision of each Distribution Agreement, which reads as follows:

“Distribution Centers. Notwithstanding Section 12 (b) [or such other section wherein such rights are set forth], in the event that either Distribution Co. or BriteSmile wishes to develop and establish in the Territory one or more centers which are similar in their method and operation and services to the BriteSmile Centers now located in the United States, it shall notify the other of its plans whereupon both parties shall negotiate in good faith towards developing and establishing the center as a joint venture between them. If no agreement can be reached, or if the other party declines to participate, the party which proposed the venture shall be free to pursue it for its own account. If BriteSmile pursues such a center for its own account in accordance with the Section 12(c) [or such other section wherein such rights are set forth], it shall be permitted to supply such center with BriteSmile Systems, BS Gel, BriteSmile Materials and Authorization Codes.”

if such assignment can be made without the assignment of the Distribution Agreement itself and under applicable law without impairing any rights of LICENSORS under the remaining provisions of such Distribution Agreement.

3.19 LICENSEE and Affiliates of LICENSEE grant to LICENSORS under the Magic Mirror Rights and the Code Generation Rights: a royalty-free, non-exclusive, worldwide, perpetual license to make, have made, import, use, offer for sale, reproduce, modify, adapt, create works derivative of, perform, display, distribute and promote Magic Mirror products and Code Generation software and modifications and enhancements thereof, which rights shall include the right to sublicense the right to use such products to end users.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES; LIMITATIONS

4.1 LICENSORS represent that as of the Effective Date to the best of their knowledge, other than the Licensed Patent Rights, neither they nor their Affiliates own or control any patent rights that cover or would be infringed by the activities of the Spas as currently conducted. LICENSORS represent that they have the full authority to grant to LICENSEE the rights with respect to the Licensed Rights in accordance with the provisions of this License Agreement.

4.2 EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 4.1 AND 4.6, LICENSORS MAKE NO REPRESENTATIONS TO LICENSEE, EXTEND NO WARRANTIES OF ANY NATURE, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTY OF NON-INFRINGEMENT AND NON-INTERFERENCE AND HEREBY DISCLAIM ANY AND ALL WARRANTIES, AND LICENSORS ASSUME NO LIABILITIES OR RESPONSIBILITIES OF ANY NATURE WHATSOEVER WITH RESPECT TO THE MANUFACTURE, DISTRIBUTION, SALE, USE OR OTHER DISPOSITION BY LICENSEE OR ANY AFFILIATE OF LICENSEE, OR ANY VENDEE OR OTHER TRANSFEREE OR USER OF ANY OF THE LICENSED PRODUCTS OR OTHER PRODUCTS WHICH INCORPORATE, OR ARE FORMULATED OR MANUFACTURED BY USE OF, ANY OF THE LICENSED PATENT RIGHTS OR ANY OTHER INFORMATION FURNISHED BY OR IN CONNECTION WITH THIS AGREEMENT.

4.3 EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 4.1 AND 4.6, LICENSORS MAKE NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR LICENSED RETAIL PRODUCTS HEREIN AND IN NO EVENT SHALL LICENSORS OR ANY AFFILIATE OF LICENSORS BE LIABLE OR RESPONSIBLE TO LICENSEE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

4.4 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.6, LICENSEE MAKES NO REPRESENTATIONS TO LICENSORS, EXTENDS NO WARRANTIES OF ANY NATURE, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES, AND LICENSEE ASSUMES NO LIABILITIES OR RESPONSIBILITIES OF ANY NATURE ON BEHALF OF LICENSORS WITH RESPECT TO LICENSED PRODUCTS AND LICENSED RETAIL PRODUCTS, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

4.5 Without limiting the disclaimers set forth in Sections 4.2, 4.3, and 4.4, nothing in this Agreement shall be construed as:

(a) a warranty or representation by LICENSORS as to the validity or scope of any patent right included within the Licensed Patent Rights;

(b) a warranty or representation by LICENSORS that anything made, used or sold or otherwise disposed of by LICENSEE under this Agreement is or will be free from infringement of patents of third persons;

(c) a representation or warranty by LICENSORS as to the usefulness, fitness, merchantability or suitability of any product to be manufactured, sold or otherwise distributed by LICENSEE or any Affiliate of LICENSEE; or

(d) a representation or warranty by LICENSORS that LICENSEE’S exercise of the rights granted to it hereunder under the Licensed Marks will not infringe upon any third party rights.

4.6 Each of LICENSORS and LICENSEE represent that they have respectively obtained all necessary corporate or manager resolutions, as applicable, and have full authority to enter into this Agreement.

ARTICLE V—TRANSFERABILITY OR SUBLICENSE

OF RIGHTS AND OBLIGATIONS

5.1 LICENSORS may assign any of their rights and obligations hereunder, in whole or in part, without the prior written consent of LICENSEE. LICENSEE may assign all of its rights and obligations hereunder as part of the sale of all or substantially all of the business, or stock or assets of its business that relates to this Agreement, without the prior written consent of the LICENSORS. All other assignments by LICENSEE shall require the prior written consent of the LICENSORS. Any purported assignment in contravention of the foregoing shall be void and of no effect.

5.2 LICENSEE may sublicense (but without the right to make modifications or improvements) the rights described in Sections 3.1 (ii)–(iv) and 3.7 (i) and (ii) to any person which will own, lease or otherwise exercise control over a Spa in accordance with the limitations in Section 2.16; provided that (a) LICENSEE causes each such sublicensee to be bound by a written agreement to all of the same restrictions, limitations and obligations to which LICENSEE is bound hereunder; (b) LICENSEE grants to each such sublicensee rights which are no broader than the rights granted to LICENSEE in this Agreement; (c) LICENSEE causes each such sublicense agreement and the rights granted therein to be expressly co-terminuous with this Agreement, and (d) at least ten (10) days prior to the effective date of any sublicense, LICENSEE has provided to LICENSORS a copy of such sublicense. LICENSORS may provide comments to LICENSEE regarding the terms of the sublicense which LICENSEE shall reasonably consider.

5.3 The provisions of this Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of the parties hereto.

ARTICLE VI—TERMINATION OR EXPIRATION

6.1 Unless otherwise terminated, the term of this Agreement shall be until any time that LICENSEE is not actively (i) operating at least one Spa in the Territory, or (ii) selling Licensed Retail Products or Licensed Products.

6.2 Prior to the expiration of the term of this Agreement, LICENSORS may, at their option, terminate this Agreement (i) for a material breach of Section 3.11 of this Agreement; (ii) if LICENSEE should market, offer for sale or sell Licensed Products (excluding mouthwash) except in Spas consistent with the limitations set forth in Article III; (iii) if LICENSEE should market, offer for sale or sell Licensed Retail Products except in the Retail Field or the Spas consistent with the limitations set forth in Article III; or (iv) for a material breach of Section 5.2 of this Agreement, and in each case if LICENSEE fails to cure such breach within sixty (60) days of written notice of such breach.

6.3 The relevant sections of this Agreement shall terminate upon the declaration of invalidity or unenforceability of all of the Licensed Patent Rights covering the Licensed Products by a court of competent jurisdiction from which there is no right of further appeal or for which the right of appeal has expired.

6.4 Except as otherwise specifically provided herein, expiration or termination of this Agreement and of the licenses granted hereby for any reason shall be without prejudice to any other rights, remedies or obligations which LICENSORS may then or thereafter have under this Agreement or otherwise.

6.5 Upon any termination of this Agreement by LICENSORS, LICENSEE shall cease, and shall cause its affiliates and sublicensees to cease, all use of the Licensed Patent Rights.

6.6 The provisions of Articles IX and XIII and Sections 4.2, 4.3, 4.4, 6.4 and 6.5 shall survive any termination or expiration of this Agreement.

ARTICLE VII—MARKINGS AND INFRINGEMENT

7.1 LICENSEE agrees to, and to cause its Affiliates and sublicensees to, mark in a conspicuous location on the product label, package inserts, containers or packaging for any Licensed Product sold by LICENSEE or any Affiliate of LICENSEE with the word “Patent” or “Patents” and the number or numbers of the Licensed Patent Rights applicable thereto (if any) and with such additional legends, markings and notices as may be required by any law or regulation of any jurisdiction in the Territory. LICENSEE shall, and shall cause its Affiliates and sublicensees to, mark on the product label, packaging or package inserts of any Licensed Product using a process covered by any patent included in the Licensed Patent Rights with the number of each such patent and, with respect to Licensed Patent Rights, to respond to any request for disclosure under 35 U.S.C. § 287(b)(4)(B) by only notifying LICENSORS of the request for disclosure and the identity of the person or entity making such request for disclosure.

7.2 Infringement of Third Party Rights-Notice. If the development, manufacture, use or sale of Licensed Products or Licensed Retail Products results in a claim for patent or trademark infringement by a third party against a Party, the Party sued will promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail. The defense of such claim will be controlled by the Party sued using counsel of its choice at its cost. In any event, the Parties will provide reasonable assistance to one another and will reasonably cooperate in any such litigation at the other’s request without expense to the requesting Party. No settlement, consent judgment or other voluntary final disposition of a suit may be entered into without the consent of the other Party if such settlement would subject the other Party to an injunction or if such settlement or judgment would materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the other Party (which consent shall not be withheld unreasonably).

7.3 Infringement By Third Parties-Notice. In the event that a Party becomes aware that any of the Licensed Products or Licensed Retail Products in the Spas or Retail Field is infringed or misappropriated by a Third Party, such Party will promptly notify the other Party in writing. The notice shall set forth the facts of such infringement in reasonable detail. The prosecution of such claim will be as set forth below.

7.4 Prosecution of Actions. LICENSEE will have the first right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any claim of infringement of any of the Licensed Rights or Licensed Marks in the exclusive fields of use licensed to LICENSEE under this Agreement (but not under any non-exclusive license grants), using counsel of its choice and at its cost. If LICENSEE does not institute, prosecute and control any such action or proceeding within ninety (90) days after giving or receiving notice (as set forth in Section 7.3 above), then LICENSORS, after notifying LICENSEE in writing, will be entitled but will have no obligation to institute, prosecute and control any such action or proceeding with respect to any claim of infringement of any of the Licensed Rights or Licensed Marks, using counsel of its choice and at its cost. In any event, the Parties will provide reasonable assistance to one another and will reasonably cooperate in any such litigation at the other’s request without expense to the requesting Party. No settlement, consent judgment or other voluntary final disposition of a suit may be entered into without the consent of the other Party if such settlement would subject the other Party to an injunction or if such settlement or judgment would materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the other Party (which consent shall not be withheld unreasonably).

7.5 Awards. The Parties will recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof in the Spas and Retail Field from any recovery made by any Party pursuant to Section 7.4. Any excess amount attributable to infringement of the Licensed Rights and Licensed Marks in the Spas and Retail Field will be paid to LICENSEE.

ARTICLE VIII—INTEGRATION; AMENDMENT

8.1 This Agreement represents the entire understanding between the parties, and supersedes all prior or contemporaneous discussions, proposals, negotiations, understandings and other agreements, express or implied, between LICENSORS and LICENSEE with respect to the subject matter of this Agreement, and there are no representations, promises, conditions, provisions or terms, whether written or oral, with respect thereto, other than those specifically set forth in this Agreement.

8.2 No provision in this Agreement may be amended, altered, modified, discharged or terminated, except by a writing signed by a duly authorized representative of LICENSORS and LICENSEE.

ARTICLE IX—INDEMNIFICATION

9.1 LICENSEE shall defend, indemnify and hold harmless LICENSORS and the Affiliates of LICENSORS, and the officers, agents and employees of LICENSORS and their Affiliates, and the inventors named in any Licensed Patents (collectively the “Licensee Indemnified Parties”) from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to, or are alleged to arise out of or relate to: (i) any personal injury, death or property damage which arise out of or relate to or are alleged to arise out of or relate to the manufacture, distribution, sale or use of Licensed Products or Licensed Retail Products by LICENSEE or any Affiliate or sublicensee of LICENSEE, not the fault of LICENSORS; (ii) the use by LICENSEE of the Licensed Marks or (iii) any breach by LICENSEE or any Affiliate of LICENSEE of any representation, warranty or covenant set forth in this Agreement.

9.2 BriteSmile, Development and International shall defend, indemnify and hold harmless LICENSEE and the Affiliates of LICENSEE, and the officers, agents and employees of LICENSEE and their Affiliates (collectively the “BriteSmile Indemnified Parties”) from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to, or are alleged to arise out of or relate to any breach by BriteSmile, Development and International or any Affiliate of BriteSmile, Development and International of any representation, warranty or covenant set forth in this Agreement.

9.3 The indemnity obligations of the parties under this Agreement shall survive the termination or expiration of this Agreement and of the licenses granted pursuant to this Agreement in order to indemnify and hold harmless the Licensee Indemnified Parties or BriteSmile Indemnified Parties, as applicable, with respect to any claims for which the respective Licensee Indemnified Parties or BriteSmile Indemnified Parties are entitled to indemnification, irrespective of whether any such claim arose prior or subsequent to the effective date of termination or expiration.

ARTICLE X—PRESS RELEASES AND PUBLICITY

10.1 LICENSEE may disclose this Agreement only to its outside accountants and lawyers, and to potential investors, business partners, financing sources, potential sublicensees and their professional advisors who sign non-disclosure agreements of a type usual and customary in such circumstances. Neither LICENSORS nor LICENSEE shall issue a press release or public announcement concerning, or otherwise disclose, the financial terms of this Agreement without the prior specific written consent of the other party. Notwithstanding the preceding sentence, LICENSORS and/or LICENSEE may disclose, in a press release, to potential licensees, or otherwise, the fact that this Agreement has been executed and entered into on mutually agreeable terms without disclosing any of the specific financial terms of this Agreement. Notwithstanding the preceding paragraph, LICENSORS or LICENSEE may disclose the terms of this Agreement in response to: (a) an order from a court or governmental agency; (b) in response to a request by a party in litigation, provided attempt has been made to have an appropriate protective order entered; (c) to a potential licensee of the Licensed Rights hereunder, provided an appropriate confidentiality agreement or protective order is entered into; or (d) if such disclosure is necessary to comply with any other laws or regulations applicable to LICENSORS or LICENSEE.

ARTICLE XI—NOTICES

11.1 It will be a sufficient giving of any notice, request, report, statement, disclosure or other communication hereunder, to LICENSORS or to LICENSEE, if the party giving it deposits a copy thereof in a post office in a registered or certified envelope, postage prepaid, or with overnight courier, prepaid, receipt requested, addressed to the other party at its address set forth below or at any other address the other party may hereafter designate in writing in accordance with the provisions hereof.

The respective addresses for the parties are:

If to LICENSEE:	BriteSmile Spas, LLC
460 North Wiget Lane
Walnut Creek, California 95498
Attn: Nhat Ngo

With a copy to:	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attn: Joseph A. Mahoney, Esq.

and

Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Attn: Jeffrey M. Jones, Esq.

If to LICENSORS:	BriteSmile, Inc.
460 North Wiget Lane
Walnut Creek, California 95498
Attn: Nhat Ngo

BriteSmile Development, Inc.
460 North Wiget Lane
Walnut Creek, California 95498
Attn: Nhat Ngo

BriteSmile International, Ltd.
36 Fitzwilliam Place
Dublin 2
Republic of Ireland
Attn: Brian Delaney

With a copy to:	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attn: Joseph A. Mahoney, Esq.

and

Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Attn: Jeffrey M. Jones, Esq.

Notice to LICENSEE shall be deemed notice to each Affiliate of LICENSEE for all purposes, and LICENSORS shall not be required to give any separate notice to any Affiliate of LICENSEE.

ARTICLE XII—APPLICABLE LAW AND JURISDICTION

12.1 Except as otherwise expressly set forth herein, all matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflict of law principles.

12.2 Except as otherwise expressly set forth herein, the United States District Court for the District of California, if a basis for Federal court jurisdiction is present, and otherwise a state court of the State of California, shall have exclusive jurisdiction and venue over any dispute arising under or relating to this Agreement, and LICENSORS and LICENSEE consent to the jurisdiction and venue of such courts. Each of the LICENSORS and LICENSEE submits to personal jurisdiction and venue in the State of California in any action or proceeding arising under or relating to this Agreement and hereby agrees not to assert by way of pleading, motion or otherwise in any such suit, action or proceeding that venue is improper, that personal jurisdiction is lacking or that this Agreement may not be enforced in or by such court. In furtherance of such submission to jurisdiction, each of LICENSORS and LICENSEE hereby agrees that, without in any manner limiting or restricting other methods of obtaining personal jurisdiction over such party, personal jurisdiction over LICENSORS or LICENSEE in any action or proceeding arising out of or relating to this Agreement may be obtained over such party within or without the jurisdiction of any court located in the State of California (including a United States Federal

District Court in such state) and that any process, notice of motion, or other application to any court in connection with any such action or proceeding may be served upon such party by registered or certified mail to, or by personal service upon such party at the last address of such party as specified in, or in accordance with the provisions of, Article XI of this Agreement.

12.3 In any action (including any arbitration proceeding) commenced to enforce this Agreement or as a result of a breach of this Agreement, the prevailing party in such action shall be entitled to recover the costs of such action, including attorneys’ fees, incurred as a result of the action to enforce and/or remedy the breach of this Agreement.

ARTICLE XIII—CONFIDENTIALITY

13.1 LICENSEE shall use the Confidential Information solely in connection with the production, use and sale of Licensed Products and Licensed Retail Products and other exercise of its rights under this Agreement. LICENSEE shall not disclose the Confidential Information to any third party without the prior written consent of LICENSORS, except to the extent necessary to comply with its obligations and exercise its rights under this Agreement, and shall safeguard the confidentiality of the Confidential Information with the same degree of care with which it protects its own information of a similar nature, but in no event with less than a reasonable degree of care.

13.2 LICENSEE may disclose Confidential Information to the extent it is required to do so by law, but to the extent practicable LICENSEE must give LICENSORS written notice sufficiently in advance to allow LICENSORS a reasonable opportunity to take appropriate action in response. This provision shall survive any expiration or termination of this Agreement.

ARTICLE XIV—MISCELLANEOUS

14.1 (a) If any provision of this Agreement or the application of any provision of this agreement to any person or under any circumstance shall be held to be invalid, unenforceable or in conflict with the law of any jurisdiction, the validity and enforceability of the remaining provisions and the application thereof to another person or under any other circumstance shall not be affected by such holding, and this Agreement shall be amended, to the extent legally allowed and enforceable, to implement the intent of such provision as completely as possible.

(b) Any provision of this Agreement which is held to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability.

14.2 The waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default by the other party, shall not be construed to be a continuing waiver of such provision or of any succeeding breach of default, or a waiver of any other provision of this Agreement.

14.3 Nothing contained in this Agreement shall be construed to constitute or imply a joint venture, partnership, or principal-agent relationship between LICENSORS and LICENSEE. Neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party. Neither LICENSEE, nor any Affiliate of LICENSEE, nor any of the employees of LICENSEE or of any Affiliate of LICENSEE shall in any manner be deemed an employee or an agent of LICENSORS for any purpose whatsoever. Neither LICENSORS, nor any Affiliate of LICENSORS, nor any of the employees of LICENSORS or of any Affiliate of LICENSORS shall in any manner be deemed an employee or an agent of LICENSEE for any purpose whatsoever.

14.4 The provisions of this Agreement are solely for the benefit of LICENSORS and LICENSEE, their authorized Affiliates, and their permitted successors and assigns (as defined herein), and no such provision shall be construed or applied to confer any rights or benefits on any other person.

14.5 This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Both parties hereto may sign the same counterpart or each party hereto may sign a separate counterpart of this Agreement.

14.6 Article, section and paragraph headings in this Agreement are for reference purposes only and shall not in any way affect the construction or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the respective parties, intending to be legally bound, specifically acknowledge that they have obtained any and all necessary corporate resolutions and authority to enter into this Agreement, and have duly executed this Agreement as of the date first written above.

BRITESMILE, INC.

By:	/s/ Anthony M. Pilaro
Title: Chairman Dated: 12/30/2005

BRITESMILE DEVELOPMENT, INC.

By:	/s/ Anthony M. Pilaro
Title: Director Dated: 12/30/2005

BRITESMILE INTERNATIONAL LTD.

By:	/s/ Anthony M. Pilaro
Title: Authorized Officer Dated: 12/30/2005

BRITESMILE SPAS, LLC

By:	/s/ Nhat Ngo
Title: EVP of BriteSmile, Inc., Manager Dated: 12/29/2005

ANNEX E

UTAH CORPORATION LAW CHAPER 10a – DISSENTERS’ RIGHTS

Part 13. Dissenters’ Rights

16-10a-1301 Definitions.

For purposes of Part 13:

(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4)	“Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

16-10a-1302 Right to dissent.

(1)	A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair vale of shares held by him in the event of, any of the following corporate actions:

(a)	consummation of a plan of merger to which the corporation is a party if:

i.	shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

ii.	the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b)	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c)	consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202 (1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d)	consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202 (2).

(1)	A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(2)	Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a)	the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b)	the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c)	the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4)	The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a)	shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b)

shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers

Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c)	cash in lieu of fractional shares; or

(d)	any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5)	A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

16-10a-1303 Dissent by nominees and beneficial owners.

(1)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a)	the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)	the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3)	The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement must be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

16-10a-1320 Notice of dissenters’ rights.

(1)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

16-10a-1321 Demand for payment – Eligibility and notice of intent.

(1)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a)	must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b)	may not vote any of his shares in favor of the proposed action.

(2)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3)	In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4)	A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

16-10a-1322 Dissenters’ notice.

(1)	If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this part.

(2)	The dissenters’ notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:

(a)	state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b)	state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

(c)	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d)	supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e)	set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f)	state the requirement contemplated by Subsection 16-10a-1303 (3), if the requirement is imposed; and

(g)	be accompanied by a copy of this part.

16-10a-1323 Procedure to demand payment.

(1)	A shareholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights must, in accordance with the terms of the dissenters’ notice:

(a)	cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322 (2)(d), duly completed, or may be stated in another writing;

(b)	deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and

(c)	if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2)	A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3)	A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

16-10a-1324 Uncertificated shares.

(1)	Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2)	In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

16-10a-1325 Payment.

(1)	Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2)	Each payment made pursuant to Subsection (1) must be accompanied by:

(a)	(i) (A) the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment; (B) an income statement for that year; (C) a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and (D) the latest available interim financial statements, if any; (ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

(b)	a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c)	a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d)	a copy of this part.

16-10a-1326 Failure to take action.

(1)	If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2)	If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

16-10a-1327 Special provisions relating to shares acquired after announcement of proposed corporate action.

(1)	A corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2)	An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325 (2).

16-10a-1328 Procedure for shareholder dissatisfied with payment or offer.

(1)	A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a)	the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b)	the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c)	the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2)	A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

16-10a-1330 Judicial appraisal of shares—Court action.

(1)	If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2)	The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

(3)	The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4)	The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)	Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a)	for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b)	for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

16-10a-1331 Court costs and counsel fees.

(1)	The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b)	against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX F

BRITESMILE, INC.

460 North Wiget Lane

Walnut Creek, CA 94598

DISSENTERS’ NOTICE

January     , 2006

To the Shareholders of BriteSmile, Inc. Who Dissented from the Sale of the Center Business to Dental Spas, LLC:

Pursuant to Section 16-10a-1322 of the Utah Business Corporation Act (the “Act”), notice is hereby given that BriteSmile, Inc., a Utah corporation (the “Company”), has entered into an agreement to sell certain assets relating to its Center Business to Dental Spas, LLC, an Iowa limited liability company. The sale is proposed to close and be effective as soon as possible after 20 days from the date an Information Statement describing the transaction is first sent to shareholders of the Company, and upon satisfaction of certain other conditions to the sale. The sale was duly authorized by the Company.

Please be advised that Payment Demands from dissenting shareholders, in the form attached to this Notice, together with stock certificates representing all shares of the Company held by the dissenting shareholder, must be delivered to the Company, at the address shown above, by no later than [                             (no sooner than 30 nor more than 70 days after date of this notice)].

For your information, a copy of Part 13 of the Act regarding dissenters’ rights is attached to this Notice.

By the order of the Board of Directors

Kenneth Czaja, Chief Financial Officer

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DISSENTER’S PAYMENT DEMAND

Board of Directors

BriteSmile, Inc.

460 North Wiget Lane

Walnut Creek, CA 94598

Gentlemen:

Pursuant to Section 16-10a-1323 of the Utah Business Corporation Act, the undersigned, the holder of record of                      shares of Common Stock (the “Shares”) of BriteSmile, Inc., a Utah corporation, hereby requests payment of the fair value of the Shares.

Enclosed with this Payment Demand are stock certificates                                  (insert certificate numbers) representing ownership of the Shares.

I hereby instruct BriteSmile, Inc. to send payment for the Shares to the following address:

Signature	Signature (if held jointly)

Signature of Stockholder	Signature of Stockholder

Print Name:	Print Name:

Date:	Date:

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